                                              Filed pursuant to Rule 424(b)(5)
                                              under the Securities Act of 1933.
                                              Registration No. 333-28081

                          [THE FIRST CORPORATION LOGO]



                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

         The First Corporation has entered into a merger agreement with BancorpSouth, Inc. which provides that, subject to shareholder and regulatory approval and other conditions, The First Corporation will merge into BancorpSouth, Inc. In connection with that transaction, The First National Bank of Opelika, a subsidiary of The First Corporation, will merge into BancorpSouth Bank, a subsidiary of BancorpSouth, Inc. The combined company will have banking operations in Mississippi, Tennessee and Alabama, and, based upon the companies' September 30, 1998 balance sheets, total assets of about $4.51 billion, deposits of about $3.81 billion and shareholders' equity of about $405.1 million.

         If the merger is completed, shareholders of The First Corporation will receive shares of BancorpSouth, Inc. common stock in exchange for their shares of common stock of The First Corporation. However, rather than receiving any fractional shares of BancorpSouth common stock, you will receive cash in lieu of any fraction of a share of BancorpSouth common stock to which you otherwise would be entitled. BancorpSouth, Inc. common stock is listed on the New York Stock Exchange under the symbol "BXS." On November 30, 1998, the closing price per share of BancorpSouth, Inc. common stock reported on the New York Stock Exchange was $19.125.

         The merger cannot be completed without the approval of The First Corporation's shareholders. The First Corporation has scheduled a special meeting for its shareholders to vote on the merger agreement. In order for the merger to be approved, at least two-thirds of the outstanding shares of common stock of The First Corporation must be voted in favor of the merger agreement. The date, time and place of the special meeting is as follows:

                               December 30, 1998
                             3:00 p.m. (local time)
                       The First National Bank of Opelika
                            414 South Seventh Street
                             Opelika, Alabama 36801.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your special shareholders meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If you don't return your card, the effect will be a vote against the merger agreement.

         The attached Prospectus Supplement/Proxy Statement provides you with detailed information about the proposed merger and the companies involved. We encourage you to read this entire document carefully. You can also obtain information about BancorpSouth, Inc. from documents it has filed with the Securities and Exchange Commission.

         The Board of Directors of The First Corporation unanimously recommends that shareholders vote "FOR" approval of the merger agreement.

                                          Very truly yours,



                                          William C. Kent
                                          President

                          [THE FIRST CORPORATION LOGO]



                     NOTICE OF SPECIAL SHAREHOLDERS MEETING
                        TO BE HELD ON DECEMBER 30, 1998

TO THE SHAREHOLDERS OF THE FIRST CORPORATION:

         This serves as notice to you that a special meeting of shareholders of The First Corporation will be held on December 30, 1998 at 3:00 p.m., local time, at The First National Bank of Opelika, 414 South Seventh Street, Opelika, Alabama, for the purpose of considering and voting upon the following matters:

         1. Merger. Approval and adoption of the Agreement and Plan of Merger, dated as of August 12, 1998, between The First Corporation and BancorpSouth, Inc., which provides for the merger of The First Corporation with and into BancorpSouth, Inc.

         2. Other Matters. To consider and vote on other matters that properly come before the special meeting or any adjournments or postponements of the special meeting.

         Only holders of record of The First Corporation common stock at the close of business on November 25, 1998 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

         Under Article 13 of the Alabama Business Corporation Act (the "ABCA"), holders of The First Corporation common stock who comply with the requirements of Article 13 of the ABCA will have the right to dissent from the merger and to obtain payment of the fair value of their shares. A copy of Article 13 of the ABCA is attached as Annex B to the attached Prospectus Supplement/Proxy Statement. In addition, please see the section entitled "THE MERGER -- Dissenters' Rights" in the attached Prospectus Supplement/Proxy Statement for a discussion of the procedures to be followed in asserting these dissenters' rights.

         PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail the enclosed proxy in the enclosed return envelope. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Prospectus Supplement/Proxy Statement accompanying this notice for more complete information regarding the merger and the special meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         William C. Kent
                                         President
December 1, 1998

THE BOARD OF DIRECTORS OF THE FIRST CORPORATION UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 24, 1998)
AND PROXY STATEMENT

                                2,468,472 SHARES

                               [BANCORPSOUTH LOGO]

                                  COMMON STOCK

         This Prospectus Supplement/Proxy Statement provides you with detailed information about a proposed merger between BancorpSouth, Inc. and The First Corporation. This document also contains information about BancorpSouth and The First Corporation. If the merger is completed, The First Corporation will merge into BancorpSouth and shareholders of The First Corporation will be issued shares of BancorpSouth common stock in exchange for their shares of The First Corporation common stock. In connection with that transaction, The First National Bank of Opelika, a subsidiary of The First Corporation, will merge into BancorpSouth Bank, a subsidiary of BancorpSouth.

         You can obtain additional information about BancorpSouth from documents that it has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 81 of this document for information on how to obtain copies of these documents.

         The merger cannot be completed unless the merger agreement between The First Corporation and BancorpSouth is approved by shareholders of The First Corporation. The First Corporation has scheduled a special meeting of its shareholders to vote on the merger agreement, to be held as follows:

                               December 30, 1998
                             3:00 p.m. (local time)
                       The First National Bank of Opelika
                            414 South Seventh Street
                               Opelika, Alabama.

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS." On November 30, 1998, the closing price per share of BancorpSouth common stock reported on the New York Stock Exchange was $19.125.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF BANCORPSOUTH
COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT/PROXY STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                                 ---------------

  The date of this Prospectus Supplement/Proxy Statement is December 1, 1998.

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER...........................................................4

SUMMARY..........................................................................................5

SELECTED FINANCIAL DATA.........................................................................16

THE SPECIAL MEETING.............................................................................23
         GENERAL................................................................................23
         PROXIES................................................................................23
         SOLICITATION OF PROXIES................................................................24
         RECORD DATE AND VOTING RIGHTS..........................................................24
         RECOMMENDATION OF THE BOARD OF DIRECTORS...............................................25
         DISSENTERS' RIGHTS.....................................................................25

THE MERGER......................................................................................30
         DESCRIPTION OF THE MERGER..............................................................30
         BACKGROUND OF THE MERGER...............................................................32
         REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS.......................34
         FAIRNESS OPINION.......................................................................36
         REGULATORY APPROVAL....................................................................39
         ACCOUNTING TREATMENT...................................................................40
         CERTAIN FEDERAL INCOME TAX CONSEQUENCES................................................40
         INTERESTS OF CERTAIN PERSONS IN THE MERGER.............................................42
         COMPARISON OF RIGHTS OF SHAREHOLDERS...................................................42
         RESTRICTIONS ON RESALES BY AFFILIATES..................................................42

THE MERGER AGREEMENT............................................................................44
         EXCHANGE OF CERTIFICATES...............................................................44
         CONDITIONS TO THE MERGER...............................................................45
         TERMINATION OF THE MERGER AGREEMENT....................................................46
         CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS............................47
         AMENDMENT OF THE MERGER AGREEMENT; WAIVER; EXPENSES....................................49
         STOCK OPTION AGREEMENT.................................................................49

PRICE RANGE OF COMMON STOCK AND DIVIDENDS.......................................................52
         MARKET PRICES..........................................................................52
         DIVIDENDS..............................................................................53

THE FIRST CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.............................................................54
         RESULTS OF OPERATIONS FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998 AS
                COMPARED TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997......................54
         FINANCIAL CONDITION FOR THE PERIOD ENDED SEPTEMBER 30, 1998 AS COMPARED
                TO THE PERIOD ENDED SEPTEMBER 30, 1997..........................................58
         RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995......59
         FINANCIAL CONDITION FOR THE FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996..............65
         CENTURY DATE CHANGE (YEAR 2000)........................................................69

INFORMATION ABOUT THE FIRST CORPORATION..........................................................72
         GENERAL.................................................................................72
         EMPLOYEES...............................................................................73
         SUPERVISION AND REGULATION..............................................................73
         CERTAIN RELATED PARTY TRANSACTIONS......................................................76
         LEGAL PROCEEDINGS.......................................................................77
         PRINCIPAL SHAREHOLDERS AND MANAGEMENT...................................................77

COMPARISON OF RIGHTS OF SHAREHOLDERS.............................................................78
         VOTING RIGHTS; CUMULATIVE VOTING........................................................78
         PREEMPTIVE RIGHTS.......................................................................78
         CHANGE OF CONTROL.......................................................................78
         BOARD OF DIRECTORS......................................................................79
         REMOVAL OF DIRECTORS....................................................................80
         AUTHORIZED CAPITAL STOCK................................................................80
         RIGHTS OF SHAREHOLDERS TO CALL SPECIAL MEETINGS.........................................80

WHERE YOU CAN FIND MORE INFORMATION..............................................................81

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION......................................82

LEGAL MATTERS....................................................................................83

EXPERTS..........................................................................................84

THE FIRST CORPORATION CONSOLIDATED FINANCIAL STATEMENTS.........................................F-1

PROSPECTUS, DATED SEPTEMBER 24, 1998............................................................P-1


ANNEX A      -  AGREEMENT AND PLAN OF MERGER....................................................A-1

ANNEX B      -  PROVISIONS OF ARTICLE 13 OF THE ALABAMA BUSINESS
                CORPORATION ACT, RELATING TO DISSENTERS' RIGHTS.................................B-1

ANNEX C      -  FAIRNESS OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING....................C-1

ANNEX D      -  STOCK OPTION AGREEMENT..........................................................D-1

                              QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:       WHAT DO I NEED TO DO NOW?

A: Whether or not you plan to attend the special meeting of The First Corporation shareholders, please indicate on the enclosed proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special shareholders meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement between The First Corporation and BancorpSouth. If you don't vote on the merger agreement or if you abstain, the effect will be a vote against the merger agreement.

         You are invited to the special shareholders meeting to vote your shares in person. If you do sign your proxy card, you can take back your proxy at any time until the special shareholders meeting and either change your vote or attend the special shareholders meeting and vote in person.

         Regardless of whether you plan to attend the special meeting in person, we encourage you to complete and return your signed proxy using the enclosed reply envelope. This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

         THE BOARD OF DIRECTORS OF THE FIRST CORPORATION UNANIMOUSLY RECOMMENDS VOTING "FOR" APPROVAL OF THE MERGER AGREEMENT.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Only if you provide instructions to your broker on how to vote by following the directions your broker provides. Without instructions from you to your broker, your shares will not be voted and this will effectively be a vote against the merger agreement.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will be sent written instructions on how to exchange your shares of common stock of The First Corporation for shares of BancorpSouth common stock.

Q.       WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE MERGER?

A:       If you have more questions about the merger, you should contact:

                              The First Corporation
                                  P.O. Box 970
                           Opelika, Alabama 36803-0970
                           Attention: William C. Kent
                          Phone Number: (334) 749-2041.

                                     SUMMARY


         This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which it refers you in order to understand fully the merger and to obtain a more complete description of the companies and the legal terms of the merger. See "WHERE YOU CAN FIND MORE INFORMATION." Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.


THE COMPANIES (PAGE 72)

BANCORPSOUTH, INC.
One Mississippi Plaza
Tupelo, Mississippi 38801
(601) 680-2000

         BancorpSouth is incorporated in the State of Mississippi and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Through its wholly-owned bank subsidiary, BancorpSouth Bank, and its banking-related subsidiaries, BancorpSouth serves customers primarily in Mississippi, west Tennessee and portions of Alabama. BancorpSouth Bank conducts a commercial banking and trust business through 148 offices in 71 municipalities or communities in 47 counties throughout Mississippi, west Tennessee and portions of Alabama. BancorpSouth Bank has operated under the trade names "Bank of Mississippi" in Mississippi and "Volunteer Bank" in Tennessee. BancorpSouth's principal assets are the stock of its subsidiaries. As of September 30, 1998, BancorpSouth had total assets of about $4.36 billion, deposits of about $3.69 billion and shareholders' equity of about $389.1 million.

         On October 30, 1998, Alabama Bancorp., Inc., a bank holding company based in Birmingham, Alabama, merged into BancorpSouth. In connection with that merger, Highland Bank and First Community Bank of The South (which were subsidiaries of Alabama Bancorp., Inc.) merged into BancorpSouth Bank. Highland Bank operated seven banking locations in the metropolitan Birmingham, Alabama area and First Community Bank operated four banking locations in the Fort Deposit, Alabama area. As of September 30, 1998, Alabama Bancorp., Inc. and its subsidiaries had total assets of about $275.4 million and total deposits of about $243.3 million.

         On May 2, 1998, BancorpSouth entered into a merger agreement with Merchants Capital Corporation, a bank holding company based in Vicksburg, Mississippi. The merger agreement provides for the merger of Merchants Capital Corporation into BancorpSouth, and the merger of Merchants Bank (a wholly-owned subsidiary of Merchants Capital Corporation) into BancorpSouth Bank. Merchants Bank operates six banking locations in the Vicksburg, Mississippi area and a loan production office in Jackson, Mississippi. As of September 30, 1998, Merchants Capital Corporation and its subsidiaries had total assets of about $211.4 million and total deposits of about $173.5 million. This merger, which is subject to regulatory approval and other conditions described in the merger agreement, is expected to be completed during December 1998. The parties have structured the merger as a tax-free exchange of common stock and intend to account for the merger as a pooling of interests.

         On November 4, 1998, BancorpSouth entered into a merger agreement with HomeBanc Corporation, a bank holding company based in Guntersville, Alabama. The merger agreement provides for the merger of HomeBanc Corporation into BancorpSouth, and the merger of The Home Bank (a wholly-owned subsidiary of HomeBanc Corporation) into BancorpSouth Bank. The Home Bank operates one banking location in Guntersville, Alabama, two banking locations in Albertville, Alabama, one banking location in Arab, Alabama and one banking location in Boaz, Alabama. As of September 30, 1998, HomeBanc Corporation and its subsidiary had total assets of about $161.5 million and total deposits of about $138.9 million. This merger, which is subject to regulatory approval and other conditions described in the merger agreement, is expected to be completed during February 1999. The parties have structured the merger as a tax-free exchange of common stock and intend to account for the merger as a pooling of interests.

THE FIRST CORPORATION
414 South Seventh Street
Opelika Alabama 36801
(334) 749-2041

         The First Corporation is incorporated in the State of Alabama and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. It is based in Opelika, Alabama and is the sole shareholder of The First National Bank of Opelika, which is a national banking association with two banking locations in Opelika, Alabama and one banking location in Auburn, Alabama. The First Corporation's principal asset is the stock of its subsidiary. As of September 30, 1998, The First Corporation and its subsidiary had total assets of about $143.4 million, deposits of about $121.5 million and shareholders' equity of about $15.95 million.

THE MERGER (PAGE 30)

         BancorpSouth and The First Corporation entered into a merger agreement whereby The First Corporation will merge into BancorpSouth, subject to shareholder and regulatory approval and other conditions. The merger agreement is attached to this Prospectus Supplement/Proxy Statement as Annex A. You should read it carefully.

         If this merger is completed, the businesses and operations of BancorpSouth and The First Corporation will be combined into a single, larger company and The First National Bank of Opelika will combine with BancorpSouth Bank into a single, larger bank. The parties hope to complete the merger by the end of December 1998, after obtaining approvals from the shareholders of The First Corporation, the Federal Deposit Insurance Corporation and Mississippi and Alabama banking authorities.

         If the merger is completed, The First Corporation shareholders will receive a maximum of 10.4235 shares and a minimum of 7.7043 shares of BancorpSouth common stock for each share of The First Corporation common stock they own. BancorpSouth will not issue any fractional shares of BancorpSouth common stock. Instead, you will receive cash equal to the product of (1) the average closing price of BancorpSouth common stock as reported on the New York Stock Exchange during the ten consecutive trading days ending on the third business day before the date on which the merger is completed, times (2) the fraction of a share of BancorpSouth common stock to which you otherwise would be entitled.

         The number of shares of BancorpSouth common stock to be exchanged for each share of common stock of The First Corporation (which is referred to as the "exchange ratio") will be determined by dividing $174.8178 by the average closing price of BancorpSouth common stock as reported on the New York Stock Exchange during the ten consecutive trading days ending on the third business day before the date on which the merger is completed. For example, if the average closing price of BancorpSouth common stock is equal to $22.50, the exchange ratio for The First Corporation common stock would be 7.7697 (or $174.8178 / $22.50), and 7.7697 shares of BancorpSouth common stock would be issued for each share of The First Corporation common stock. If the average closing price is equal to $17.00, the exchange ratio for each share of The First Corporation common stock would be 10.2834 (or $174.8178 / $17.00), and 10.2834 shares of BancorpSouth common stock would be issued for each share of The First Corporation common stock.

         The range of the exchange ratio is designed to reduce the impact of fluctuations in the market price of BancorpSouth common stock prior to completion of the merger. The following table shows the implied market value of the consideration that shareholders of The First Corporation will receive in the merger for each share of The First Corporation common stock (assuming that the exchange ratio formula results in a number that is equal to or between the minimum and maximum exchange ratio amounts). The market price of BancorpSouth common stock will vary prior to and after the merger, and could decrease.

                                                                               Implied Market
                                                                              Value of Shares
                                                           Exchange Ratio      Received(1)(2)
                                                           --------------     ---------------
          Minimum......................................        7.7043             $174.8178

          Maximum......................................       10.4235             $174.8178

--------------------
(1) Based upon the average closing price per share of BancorpSouth common stock during the ten consecutive trading days ending on the third business day prior to the date on which the merger is completed.
(2) Assumes that the average closing price per share of BancorpSouth common stock for purposes of computing the exchange ratio is not less than about $16.7715 or more than about $22.6909, which would result in the minimum and maximum exchange ratios.

         The exchange ratio is limited by a minimum and maximum amount, even if the exchange ratio formula results in a number outside of that range. That is, the exchange ratio cannot be more than 10.4235 or less than 7.7043. For example, if the average closing price of BancorpSouth common stock was equal to $16.00, then the exchange ratio would be the maximum amount of 10.4235, even though the exchange ratio formula would result in a calculated amount of about 10.9261 (or $174.8178 / $16.00).

         However, the merger agreement could be terminated if the calculated amount of the exchange ratio is greater than 11.8132 or less than 7.0879. BancorpSouth can elect to terminate the merger agreement if the calculated amount of the exchange ratio is less than 7.0879 (which would occur if the average closing price of BancorpSouth common stock used to compute the exchange ratio was more than about $24.6643) unless The First Corporation agreed to lower the minimum amount of the exchange ratio to an amount that is not less than the calculated amount of the exchange ratio. Likewise, The First Corporation can terminate the merger agreement if the calculated amount of the exchange ratio is greater than 11.8132 (which would occur if the average closing price of BancorpSouth common stock used to compute the exchange ratio was less than about $14.7985) unless BancorpSouth agreed to increase the maximum amount of the exchange ratio amount to an amount that is not more than the calculated amount of the exchange ratio. There can be no assurance that either party would agree to such an increase or decrease, or that either party would exercise its rights to terminate the merger agreement in such event. The parties could elect to proceed with the merger without adjusting the minimum or maximum amount of the exchange ratio.

         The exchange ratio will be fixed on the third business day before the date on which the merger is completed, based on the average closing price as reported on the New York Stock Exchange during the ten trading day period ending on that date. Therefore, until that date the actual amount of the exchange ratio can't be determined, and we are not able to predict whether or not the computed amount of the exchange ratio will be within the range of the minimum and maximum exchange ratios. Until that time, fluctuations in the market price of BancorpSouth common stock will cause the exchange ratio to increase or decrease, depending upon whether the market price decreases or increases. After the exchange ratio becomes fixed on the third business day prior to the merger, the market value of the BancorpSouth common stock received in the merger may increase or decrease.

         A common stock purchase right attaches to, and trades with, each share of BancorpSouth common stock, including the shares of BancorpSouth common stock that shareholders of The First Corporation will receive in the merger. Upon the occurrence of certain events (including the acquisition of, or tender offer for, 20% or more of the outstanding shares of BancorpSouth common stock by any person or entity), each of these common stock purchase rights (other than those held by the person acquiring the shares or making the tender offer) will entitle the holder of the right to purchase one share of BancorpSouth common stock for a price per share equal to 50% of the then market price. These rights, which are issued under BancorpSouth's shareholder rights plan (which is commonly referred to as a "poison pill"), may make it more difficult for any person or entity to acquire control of BancorpSouth without the approval of BancorpSouth's Board of Directors.

SPECIAL SHAREHOLDERS MEETING (PAGE 23)

         A special meeting of the shareholders of The First Corporation will be held on December 30, 1998 at the following time and place. At the special meeting, shareholders of The First Corporation will be asked to approve the merger agreement between The First Corporation and BancorpSouth.

                               December 30, 1998
                             3:00 p.m. (local time)
                       The First National Bank of Opelika
                            414 South Seventh Street
                                Opelika, Alabama

RECOMMENDATION TO SHAREHOLDERS (PAGE 34)

         The Board of Directors of The First Corporation believes that the merger between The First Corporation and BancorpSouth is in the best interests of the shareholders of The First Corporation, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement. The conclusion of the Board of Directors of The First Corporation with respect to the merger is based on a number of factors described in this document, including the receipt of a fairness opinion from its financial advisor.

RECORD DATE; VOTING POWER (PAGE 24)

         You can vote at the special meeting of shareholders of The First Corporation if you owned common stock of The First Corporation as of the close of business on November 25, 1998, the record date set by the Board of Directors of The First Corporation. Each share of common stock of The First Corporation is entitled to one vote. On November 25, 1998, there were 232,321 shares of common stock of The First Corporation outstanding and entitled to vote on the merger agreement.

VOTE REQUIRED (PAGE 24)

         In order for the merger to be approved, at least two-thirds of the outstanding shares of common stock of The First Corporation must be voted in favor of the merger agreement. The First Corporation expects that its executive officers and directors will vote all of their shares in favor of the merger agreement.

         The following chart describes the voting requirements for the merger agreement:


             Number of shares of common stock of The First Corporation
             outstanding on November 25, 1998.............................       232,321

             Number of votes necessary to approve the merger agreement....       154,881

             Number of votes that executive officers and directors of The
             First Corporation can cast (1)...............................        55,885.41

             Percentage of votes that executive officers and directors of
             The First Corporation can cast (1)...........................        24.06%

         ---------------
         (1) Does not include 3,200 shares of common stock of The First Corporation subject to stock options exercisable on December 13, 1998. Includes 1,360.41 shares of common stock of The First Corporation held by such persons as trustees of The First Corporation Employee Stock Ownership Plan and which shares have not been allocated to the participants in such plan. Pursuant to the terms of this plan, the trustees may vote such unallocated shares in their discretion.

BACKGROUND OF THE MERGER (PAGE 32)

         In June 1998, management of The First Corporation met separately with representatives of two financial institutions that had expressed unsolicited interest in pursuing a possible business combination with The First Corporation. On June 18, 1998, the Board of Directors of The First Corporation engaged Alex Sheshunoff & Co. Investment Banking, an independent investment advisory firm, to assist the Board of Directors of The First Corporation in establishing a reasonable value of the company and assisting in soliciting additional expressions of interest regarding a potential business combination with The First Corporation.

         Alex Sheshunoff & Co. Investment Banking contacted six additional financial institutions to solicit expressions of interest in acquiring The First Corporation. BancorpSouth was contacted on June 30, 1998 by Alex Sheshunoff & Co. Investment Banking to determine BancorpSouth's interest in acquiring The First Corporation. Of these six additional financial institutions, three (including BancorpSouth) expressed an interest in a business combination with The First Corporation. On July 6, 1998, BancorpSouth presented information about BancorpSouth to management of The First Corporation.

         After reviewing these expressions of interest, the Board of Directors of The First Corporation determined that offers from three of the five institutions were not financially attractive enough to warrant further consideration. The remaining two financial institutions, one of which was BancorpSouth, were allowed to conduct a due diligence review of The First Corporation. On July 14, 1998, BancorpSouth proposed to Alex Sheshunoff & Co. Investment Banking an acquisition value of about 2.72 times the net book value of The First Corporation, or an aggregate value of about $40.8 million. Upon completion of its due diligence review, BancorpSouth increased its offer to an aggregate value of about $41.4 million.

         After considering each financial institution's final offers, the Board of Directors of The First Corporation determined that BancorpSouth's offer was the most attractive to The First Corporation and its shareholders. Between July 29, 1998 and August 11, 1998, representatives of BancorpSouth and The First Corporation negotiated the merger agreement and the stock option agreement. On August 12, 1998, the Board of Directors of The First Corporation approved the merger and the merger agreement and stock option agreement. BancorpSouth and The First Corporation each executed the merger agreement and the stock option agreement later in the day on August 12, 1998. The Board of Directors of BancorpSouth approved the merger and the merger agreement on August 26, 1998.

REASONS FOR THE MERGER (PAGE 34)

         The merger will combine the strengths of BancorpSouth and The First Corporation, and that of their subsidiary banks. The combined company resulting from the merger should be able to achieve superior financial performance compared to each company operating independently. One reason for this is that the combined company should be able to reduce costs substantially by eliminating overlap in the companies' operations and by applying BancorpSouth's investments in technology to The First Corporation's operations. Another reason is that the combined company should have opportunities to increase revenue by bringing a larger universe of customers in contact with a broader range of products and services. The competitiveness of the financial services industry is increasing continually, and the greater strength realized through combining the companies should enable them to provide superior products and services to their customers and substantial benefits to their shareholders.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 40)

         The parties have structured the merger with the intent that The First Corporation, its shareholders, BancorpSouth and its shareholders will not recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with cash received instead of fractional shares by shareholders of The First Corporation, or with respect to shareholders of The First Corporation who dissent from the merger under Alabama law. The merger is conditioned on receipt of legal opinions that this will be the case, but these opinions won't bind the Internal Revenue Service, which could take a different view. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and many variables not within the companies' control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

ACCOUNTING TREATMENT (PAGE 40)

         The parties expect that the merger of The First Corporation into BancorpSouth will qualify as a pooling of interests, which means that, for accounting and financial reporting purposes, BancorpSouth will treat the combined companies as if they had always been one company.

FAIRNESS OPINION (PAGE 36)

         Alex Sheshunoff & Co. Investment Banking rendered an opinion to the Board of Directors of The First Corporation that, as of the date of the opinion, the exchange ratio was fair from a financial point of view to the shareholders of The First Corporation. This opinion is attached as Annex C to this document. You should read it carefully.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 42)

         Directors and executive officers of The First Corporation will be issued shares of BancorpSouth common stock in the merger on the same basis as other shareholders of The First Corporation. The following chart shows the number of shares of BancorpSouth common stock that may be issued to directors and executive officers of The First Corporation in the merger:

                Shares of common stock of The First Corporation
                beneficially owned by its executive officers and
                directors on November 25, 1998 (1).............      55,885.41

                Maximum number of shares of BancorpSouth common
                stock that may be received by executive officers
                and directors based upon this beneficial
                ownership......................................        582,521

                Minimum number of shares of BancorpSouth common
                stock that may be received by executive officers
                and directors based upon this beneficial
                ownership......................................        430,557

         -------------------------
         (1) Does not include 3,200 shares of common stock of The First Corporation subject to stock options exercisable on December 13, 1998. Includes 1,360.41 shares of common stock of The First Corporation held by such persons as trustees of The First Corporation Employee Stock Ownership Plan and which shares have not been allocated to the participants in such plan. Pursuant to the terms of this plan, the trustees may vote such unallocated shares in their discretion.

        In addition, there are currently options outstanding to purchase up to 3,200 shares of The First Corporation common stock, many of which are held by directors and executive officers of The First Corporation. These options will be replaced in the merger with options to purchase a number of shares of BancorpSouth common stock equal to the product of (1) the number of shares of The

First Corporation common stock which the options entitle the holder to acquire, times (2) the exchange ratio in the merger.

         Mr. William C. Kent, who is currently President of The First Corporation, will become community bank president of the branch locations of BancorpSouth Bank in the Opelika, Alabama area after the merger. Mr. Kent has entered into an employment agreement with BancorpSouth Bank that is effective upon completion of the merger. The employment agreement provides that Mr. Kent will receive an annual salary of $118,368. In his employment agreement, Mr. Kent has agreed that he will not compete with BancorpSouth Bank within a specified area.

DISSENTERS' RIGHTS (PAGE 25)

         Alabama law permits you to dissent from the merger and to have the fair value of your shares of common stock of The First Corporation paid to you in cash. To do this, you must follow certain procedures, including filing certain notices with The First Corporation and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of The First Corporation common stock will not be exchanged for shares of BancorpSouth common stock in the merger, and your only right will be to receive the appraised fair value of your shares of common stock of The First Corporation in cash.

REGULATORY APPROVAL (PAGE 40)

         The companies could not complete the merger unless they obtained the approval of the Federal Deposit Insurance Corporation. BancorpSouth obtained approval from the FDIC on November 9, 1998. The U.S. Department of Justice has input into the FDIC's approval process. Once the FDIC approved the merger, federal law required the companies to wait for up to 30 days to complete the merger, in order to give the Department of Justice the opportunity to review and object to the merger. Pursuant to the specific terms of the FDIC approval, the waiting period expired on November 24, 1998, 15 days after receipt of such FDIC approval.

         In addition, the merger is subject to the approval of the Mississippi Department of Banking and Consumer Finance and the Alabama Banking Department. The companies have filed all of the required notices with these state regulatory authorities, and approval of the merger is expected to be received following an affirmative vote of the shareholders of The First Corporation in favor of the merger agreement.

         While the companies are not aware of any reason why they should not obtain the remaining regulatory approvals in a timely manner, they cannot be certain when they will obtain the approvals or that the companies will obtain them.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 45)

         The completion of the merger depends on a number of conditions being met, including the following:

         1.       Shareholders of The First Corporation approving the merger;

         2. The New York Stock Exchange having authorized for listing the shares of BancorpSouth common stock to be issued to shareholders of The First Corporation;

         3. Receipt of all required regulatory approvals, including that of the FDIC, and the expiration of any regulatory waiting periods;

         4. The absence of any governmental order blocking completion of the merger, or of any proceedings by a government body trying to block it;

         5. Receipt of opinions of legal counsel to each company that the U.S. federal income tax treatment in the merger will generally be as described in this document; and

         6. BancorpSouth being satisfied that the merger will qualify for pooling of interests accounting treatment under applicable accounting standards.

         In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. The companies cannot be certain whether or when any of these conditions will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 46)

         The companies can agree at any time to terminate the merger agreement without completing the merger, even if the shareholders of The First Corporation have already voted to approve it. Also, BancorpSouth can terminate the merger agreement if the Board of Directors of The First Corporation withdraws, or modifies in any way adverse to BancorpSouth, its recommendation that its shareholders approve the merger, or if BancorpSouth's independent certified public accountants advise BancorpSouth that the merger does not qualify for pooling of interests accounting treatment.

         Moreover, either company can terminate the merger agreement in the following circumstances:

         1. After a final decision by a governmental authority to prohibit the merger, or (subject to a 60 day waiting period) after the rejection of an application for a governmental approval required to complete the merger;

         2.       If the mergers aren't completed by June 30, 1999;

         3. If the shareholders of The First Corporation do not approve the merger; or

         4. If the other party violates, in a significant way, any of its representations, warranties, covenants or obligations contained in the merger agreement.

Generally, a party can only terminate the merger agreement in one of the preceding four situations if that party is not in violation of the merger agreement or if its violations of the merger agreement are not the cause of the event permitting termination.

         In addition, if the computed amount of the exchange ratio for shares of common stock of The First Corporation is less than 7.0879, BancorpSouth can elect to terminate the merger agreement unless The First Corporation agrees to lower the minimum exchange ratio amount of 7.7043 to an amount not less than the computed exchange ratio. This would occur if the average closing price per share of BancorpSouth common stock used to compute the exchange ratio was more than about $24.6643. Similarly, if the computed exchange ratio is more than 11.8132, The First Corporation can elect to terminate the merger agreement unless BancorpSouth agrees to increase the maximum exchange ratio amount of 10.4235 to an amount not greater than the computed exchange ratio. This would occur if the average closing price per share of BancorpSouth common stock used to compute the exchange ratio was less than about $14.7985. There can be no assurance that BancorpSouth or The First Corporation would exercise, or refrain from exercising, their right to terminate the merger agreement under the circumstances described in this paragraph. BancorpSouth and The First Corporation could also elect to complete the merger without adjusting the minimum or maximum exchange ratios.

         For example, if the average closing price of BancorpSouth common stock was equal to $24.75, the exchange ratio applied to each share of BancorpSouth common stock would be about 7.06. Since that amount is less than 7.0879, BancorpSouth would have the right to terminate the merger agreement unless The First Corporation agrees to decrease the minimum exchange ratio of 7.7043 to an amount proposed by BancorpSouth that is not less than
7.06. BancorpSouth could elect to waive its right to terminate and complete the mergers without adjusting the exchange ratio. If the average closing price of BancorpSouth common stock was equal to $14.50, the exchange ratio applied to each share of The First Corporation common stock would be about 12.06. Since that amount is more than 11.8132, The First Corporation would have the right to terminate the merger agreement unless BancorpSouth agrees to increase the maximum exchange ratio of 10.4235 to an amount proposed by The First Corporation that is not greater than 12.06. The First Corporation could elect to waive its right to terminate and complete the merger without adjusting the exchange ratio.

         The computed exchange ratio amount below which BancorpSouth can elect to terminate the merger agreement, 7.0879, is less than the minimum exchange ratio of 7.7043. Therefore, if the computed exchange ratio is less than 7.7043 but not less than 7.0879, then the applicable exchange ratio would be limited to the minimum exchange ratio of 7.7043 and BancorpSouth would not have the right to terminate the merger agreement as a result. Similarly, the computed exchange ratio amount above which The First Corporation can elect to terminate the merger agreement, 11.8132, is more than the maximum exchange ratio of 10.4235. Therefore, if the computed exchange ratio is more than 10.4235 but not more than 11.8132, then the applicable exchange ratio would be limited to the maximum exchange ratio of 10.4235 and The First Corporation would not have the right to terminate the merger agreement as a result. If the average closing price of BancorpSouth common stock is viewed as an implied value, this paragraph demonstrates that shareholders of The First Corporation could actually receive shares of BancorpSouth common stock with an implied value of less than $174.8178 in exchange for each share of The First Corporation common stock.

BANCORPSOUTH'S OPTION TO PURCHASE THE FIRST CORPORATION COMMON STOCK (PAGE 49)

         To induce BancorpSouth to enter into the merger agreement, The First Corporation granted a stock option to BancorpSouth to purchase up to 47,822 shares of The First Corporation common stock at a price of $125.00 per share. The number of shares of The First Corporation common stock that may be acquired upon exercise of the stock option may not exceed 19.9% of the issued and outstanding shares of The First Corporation common stock (without counting shares that are exercisable under the stock option).

         BancorpSouth cannot exercise the stock option unless certain specific events take place. These events are generally related to a competing transaction involving a merger, business combination or other acquisition of The First Corporation or its stock or assets. As of the date of this Prospectus Supplement/Proxy Statement, the companies are not aware that any event of that kind has occurred. The stock option could have the effect of discouraging other companies that might want to combine with or acquire The First Corporation from doing so. The stock option agreement is attached as Annex D to this Prospectus Supplement/Proxy Statement.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 52)

         Shares of BancorpSouth common stock are listed on the New York Stock Exchange. On August 26, 1998, the last full trading day prior to the public announcement of the merger, BancorpSouth common stock closed at $18.8125 per share. On November 30, 1998, the latest practicable date on which stock price information was available prior to mailing of this document, BancorpSouth common stock closed at $19.125 per share. Of course, the market price of BancorpSouth common stock will fluctuate prior to and after completion of the merger, while the exchange ratio will be fixed prior to the completion of the merger. You should obtain current stock price quotations for BancorpSouth common stock.

         There is no established trading market for shares of The First Corporation common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of The First Corporation common stock have been bought and sold.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 83)

         This document, and other documents to which you are referred in this document, contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the companies' operations or the performance of the combined companies after the merger. Forward-looking statements generally include any of the words "believes," "expects," "anticipates" or similar expressions. Many possible events or factors could affect the future financial results and performance of each of the companies and the combined company after the merger and could cause those results or performance to differ materially from those expressed in forward-looking statements. These possible events or factors include the following:

         1. Problems or delays in bringing the companies together, either before or after the merger is consummated;

         2.       Legal and regulatory risks and uncertainties;

         3. Economic, political and competitive forces affecting the companies' businesses, markets, constituencies or securities; and

         4. Inaccuracies in the companies' analyses of these risks and forces, and lack of success of strategies developed to deal with them.

COMPARATIVE UNAUDITED PER SHARE DATA

         The following table shows information, for the periods indicated, about BancorpSouth's and The First Corporation's historical net income per share, dividends per share and book value per share. The table also provides similar information that reflects the merger of BancorpSouth and The First Corporation (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, it is assumed that The First Corporation and BancorpSouth had been merged throughout those periods for accounting and financial reporting purposes (a method which is referred to as the "pooling of interests" method of accounting). In addition, the table provides "pro forma equivalent" information for The First Corporation, which was obtained by multiplying the BancorpSouth and The First Corporation pro forma amounts by an assumed exchange ratio equal to the midpoint of the range of the exchange ratio. It is intended to reflect the fact that shareholders will be receiving more than one share of BancorpSouth common stock for each share of The First Corporation common stock exchanged in the merger.

BOOK VALUE PER SHARE:                                  DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                                       -----------------    ------------------
BancorpSouth historical(1).........................        $   8.09             $   8.71
The First Corporation historical...................           63.08                63.45
BancorpSouth and The First Corporation pro
     forma (2).....................................            8.06                 8.66
The First Corporation pro forma equivalent (3).....           73.04                78.51



                                                                                             NINE-MONTHS
NET INCOME PER SHARE:                                      YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                           -----------------------         -------------------
                                                        1995         1996        1997             1998
                                                        ----         ----        ----             ----
BancorpSouth historical(1).........................   $  0.84      $  1.01     $  1.01          $  0.89
The First Corporation historical...................      3.70         5.85        5.79             4.34
BancorpSouth and The First Corporation pro
     forma (2).....................................      0.82         1.00        1.00             0.88
The First Corporation pro forma equivalent (3).....      7.46         9.03        9.02             7.98

                                                                                              NINE-MONTHS
CASH DIVIDENDS PER SHARE:                                  YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                           -----------------------         -------------------
                                                        1995         1996        1997             1998
                                                        ----         ----        ----             ----
BancorpSouth historical(1).........................   $  0.31      $  0.35     $ 0.395          $  0.33
The First Corporation historical...................      1.75         2.00       2.150               --
BancorpSouth and The First Corporation pro
     forma (2).....................................      0.31         0.35       0.395             0.33
The First Corporation pro forma equivalent (3).....      2.81         3.17       3.580             2.99

--------------------
(1) Adjusted to reflect two two-for-one stock splits of BancorpSouth common stock, each effected in the form of a 100% stock dividend as of November 20, 1995 and May 15, 1998, respectively.
(2) Presented as if the merger of The First Corporation into BancorpSouth had been effective throughout the periods presented.
(3) Calculated by multiplying the BancorpSouth and The First Corporation pro forma amount by 9.0639, the midpoint of the range of the exchange ratio.

                             SELECTED FINANCIAL DATA

         The following tables show summarized unaudited historical consolidated financial data for BancorpSouth and for The First Corporation and also show similar pro forma information reflecting the merger of the two companies. The pro forma information reflects the pooling of interests method of accounting for the merger of The First Corporation into BancorpSouth. The pro forma information does not reflect BancorpSouth's pending merger with Merchants Capital Corporation or the merger of Alabama Bancorp., Inc. into BancorpSouth on October 30, 1998. See "SUMMARY -- The Companies" and "WHERE YOU CAN FIND MORE INFORMATION."

         BancorpSouth and The First Corporation expect to incur merger-related expenses as a result of combining the companies. The companies also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits have been factored into the pro forma income statement information. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information set forth for the nine-month period ended September 30, 1998 does not indicate what the results will be for the full 1998 fiscal year.

         The information in the following tables is based on the historical financial information of BancorpSouth that has been presented in its prior filings with the Securities and Exchange Commission (and which has been incorporated by reference into this Prospectus Supplement/Proxy Statement) and on the historical financial information of The First Corporation included in this Prospectus Supplement/Proxy Statement. All of the summary financial information provided in the following tables should be read in connection with this historical financial information. See "WHERE YOU CAN FIND MORE INFORMATION." The financial information as of and for the interim periods ended September 30, 1998 and 1997 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                               BancorpSouth, Inc.
                 Selected Historical Consolidated Financial Data
                (Dollars in thousands, except per share amounts)

                                                                                                           For the Nine
                                                                                                           Months Ended
                                                                                                           September 30,
                                                        For the Years Ended December 31,                    (Unaudited)
                                         --------------------------------------------------------      -----------------------
EARNINGS SUMMARY:                        1993           1994       1995         1996         1997         1997         1998
                                         ----           ----       ----         ----         ----         ----         ----
    Interest revenue ...............  $  193,869   $  207,895   $  252,427   $  277,919   $  307,094   $  225,082   $  250,706
    Interest expense ...............      78,715       85,029      114,457      126,505      144,055      106,431      122,890
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Net interest revenue .........     115,154      122,866      137,970      151,414      163,039      118,651      127,816
    Provision for credit losses ....       9,032        5,946        6,206        8,804        9,008        6,125        9,784
    Other revenue ..................      26,776       26,012       31,240       40,745       43,667       32,211       35,268
    Other expense ..................      93,176       99,372      111,750      118,472      131,988       92,483       92,752
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Income before income tax and
         accounting change .........      39,722       43,560       51,254       64,883       65,710       52,244       60,548
    Applicable income taxes ........      10,216       12,832       15,750       22,000       20,360       16,756       20,230
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Income before accounting
         change ....................      29,506       30,728       35,504       42,883       45,350       35,488       40,318
    Accounting change, net of tax ..       3,429           --           --           --           --           --           --
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income .....................  $   32,935   $   30,728   $   35,504   $   42,883   $   45,350   $   35,488   $   40,318
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

PER SHARE DATA:
    Basic earnings .................  $     0.83   $   0.7500   $     0.85   $     1.02   $    1.020   $    0.800   $     0.90
    Diluted earnings ...............        0.82       0.7500         0.84         1.01        1.010        0.790         0.89
    Cash dividends .................        0.27       0.2775         0.31         0.35        0.395        0.285         0.33
    Book value .....................        5.91       6.2200         6.86         7.51        8.090        7.980         8.71

BALANCE SHEET DATA (PERIOD END):
    Total assets ...................  $2,802,044   $3,019,118   $3,306,159   $3,617,239   $4,180,143   $3,955,525   $4,363,014
    Loans, net of unearned income ..   1,785,933    2,025,614    2,295,166    2,469,334    2,759,027    2,673,644    3,020,278
    Allowance for credit losses ....      27,468       30,830       34,636       37,272       39,877       39,187       43,600
    Securities .....................     664,741      746,861      679,058      760,805      939,631      899,247      967,119
    Deposits .......................   2,466,285    2,598,669    2,863,612    3,161,379    3,540,255    3,466,119    3,685,171
    Long-term debt
      Parent .......................      24,508       24,508       24,508           --           --           --           --
      Subsidiaries .................          --       23,520       49,116       55,778       47,539       48,121      170,123
    Total stockholders' equity .....     233,168      252,852      288,095      315,324      360,422      354,702      389,120

BALANCE SHEET DATA (AVERAGES):
    Total assets ...................  $2,659,785   $2,884,539   $3,151,297   $3,452,921   $3,853,818   $3,807,088   $4,346,616
    Total stockholders' equity .....  $  218,504   $  240,929   $  268,395   $  299,749   $  344,166   $  354,702   $  372,122
    Average number of diluted shares
      outstanding ..................      40,103       40,780       42,031       42,259       44,789       44,745       45,058

SELECTED RATIOS (ANNUALIZED):
    Return on average assets .......        1.24%        1.07%        1.13%        1.24%        1.18%        1.24%        1.24%
    Return on average stockholders'
      equity .......................       15.07        12.75        13.23        14.31        13.18        13.92        14.45
    Net interest margin ............        4.89         4.76         4.86         4.81         4.64         4.56         4.30
    Net charge-offs to average loans        0.34         0.14         0.15         0.26         0.27         0.25         0.28
    Tier 1 capital to risk-weighted
      assets .......................       11.00        11.31        12.11        12.14        12.49        12.69        12.23
    Total capital to risk-weighted
      assets .......................       13.70        13.49        13.97        13.39        13.74        13.95        13.48
    Leverage ratio .................        8.30         8.33         8.56         8.56         8.82         8.88         8.65

                              The First Corporation
                 Selected Historical Consolidated Financial Data
                (Dollars in thousands, except per share amounts)

                                                                                                    For the Nine
                                                                                                    Months Ended
                                                                                                   September 30,
                                                 For the Years Ended December 31,                   (Unaudited)
                                        --------------------------------------------------        ----------------
                                        1993       1994       1995        1996        1997        1997        1998
                                        ----       ----       ----        ----        ----        ----        ----
EARNINGS SUMMARY:
    Interest revenue ...............  $  7,550   $  7,720   $  8,693   $   9,908    $ 10,380   $   7,773   $   8,013
    Interest expense ...............     3,882      3,923      4,939       5,432       5,501       4,120       4,269
                                      --------   --------   --------   ---------    --------   ---------   ---------
      Net interest revenue .........     3,668      3,797      3,754       4,476       4,879       3,653       3,744
    Provision for credit losses ....       130        140        131         212         195         145          70
    Other revenue ..................       520        374        540         734         587         426         501
    Other expense ..................     2,929      2,974      3,123       3,343       3,519       2,521       2,750
                                      --------   --------   --------   ---------    --------   ---------   ---------
      Income before income tax .....     1,129      1,057      1,040       1,655       1,752       1,413       1,425
    Applicable income taxes ........       151        206        209         334         422         352         416
                                      --------   --------   --------   ---------    --------   ---------   ---------
    Net income .....................  $    978   $    851   $    831   $   1,321    $  1,330   $   1,061   $   1,009
                                      ========   ========   ========   =========    ========   =========   =========

PER SHARE DATA:
    Basic earnings .................  $   4.37   $   3.64   $   3.70   $    5.85    $   5.79   $    4.63   $    4.34
    Diluted earnings ...............      4.37       3.64       3.70        5.85        5.79        4.63        4.34
    Cash dividends .................      1.60       1.60       1.75        2.00        2.15          --          --
    Book value .....................     50.07      47.40      55.34       57.71       63.08       63.45       68.65

BALANCE SHEET DATA (PERIOD END):
    Total assets ...................  $121,333   $121,029   $130,813   $ 136,508    $145,475   $ 139,532   $ 143,391
    Loans, net of unearned income ..    43,065     50,141     60,522      70,803      82,032      76,362      84,127
    Allowance for credit losses ....       786        839        864       1,087       1,153       1,172       1,193
    Securities .....................    70,064     61,223     60,413      55,792      48,570      48,731      44,524
    Deposits .......................   103,990    105,097    114,922     117,153     123,853     118,513     121,539
    Long-term debt .................     4,826      2,918      1,010       3,935       5,000       5,000       5,000
    Total stockholders' equity .....    11,202     10,606     12,536      13,233      14,579      14,648      15,950

BALANCE SHEET DATA (AVERAGES):
    Total assets ...................  $117,939   $121,170   $125,884   $ 137,103    $140,111   $ 139,277   $ 144,271
    Total stockholders' equity .....  $ 10,790   $ 10,867   $ 11,541   $  12,584    $ 13,907   $  13,684   $  15,185
    Average number of diluted shares
      outstanding ..................       224        224        225         227         229         229         232

SELECTED RATIOS (ANNUALIZED):
    Return on average assets .......      0.79%      0.71%      0.67%       0.96%       0.94%       1.02%       0.93%
    Return on average stockholders'
      equity .......................      8.68       7.88       7.26       10.43        9.51       10.34        8.86
    Net interest margin ............      3.53       3.58       3.45        3.66        3.92        3.88        3.88
    Net charge-offs to average loans      0.19       0.19       0.19       (0.01)       0.17        0.08        0.04
    Tier 1 capital to risk-weighted
      assets .......................     21.37      20.18      18.43       16.95       15.36       16.57       15.81
    Total capital to risk-weighted
      assets .......................     22.62      21.43      19.68       18.20       16.60       17.82       17.03
    Leverage ratio .................      9.45       9.81       9.73        9.75       10.29       10.33       10.68

                 Pro Forma Condensed Consolidated Balance Sheet
                                December 31, 1997
                                   (Unaudited)

                                                           Historical
                                              ----------------------------------
                                                                    The First
                                               BancorpSouth        Corporation        Adjustments             Pro Forma
                                              -------------     ----------------      -----------           -------------
                                                                             (In thousands)
ASSETS
                                              $     292,772     $          5,117                            $     297,889
Held-to-maturity securities.............            533,419                  629                                  534,048
Available-for-sale securities...........            406,212               47,941                                  454,153
Federal funds sold......................                 --                4,010                                    4,010
Loans and leases........................          2,852,885               82,032                                2,934,917
Less:   Unearned discount...............             93,858                   --                                   93,858
        Allowance for credit losses.....             39,877                1,153                                   41,030
                                              -------------     ----------------                            -------------
  Net loans and leases..................          2,719,150               80,879                                2,800,029
Mortgages held for sale.................             39,134                   --                                   39,134
Premises and equipment, net.............            101,373                4,596                                  105,969
Other assets............................             88,083                2,303                                   90,386
                                              -------------     ----------------           ------           -------------
  Total assets..........................      $   4,180,143     $        145,475               --           $   4,325,618
                                              =============     ================           ======           =============


LIABILITIES
Deposits
  Non-interest bearing..................      $     467,962     $         12,425                            $     480,387
  Interest bearing......................          3,072,293              111,428                                3,183,721
                                              -------------     ----------------                            -------------
  Total deposits........................          3,540,255              123,853                                3,664,108
Short-term borrowings...................            177,450                  507                                  177,957
Long-term debt..........................             47,539                5,000                                   52,539
Other liabilities.......................             54,477                1,536                                   56,013
                                              -------------     ----------------                            -------------
  Total liabilities.....................          3,819,721              130,896                                3,950,617
                                              -------------     ----------------                            -------------


SHAREHOLDERS' EQUITY
Common stock............................            111,980                   11           $5,226     (1)         117,217

Capital surplus.........................             95,699                1,033           (5,226)    (1)          91,506

Unrealized gain on available-for-sale
    securities..........................              4,482                  176                                    4,658
Retained earnings.......................            150,580               13,359                                  163,939
Less cost of treasury stock.............             (2,319)                  --                                   (2,319)
                                              -------------     ----------------           ------           -------------
  Total shareholders' equity............            360,422               14,579               --                 375,001
                                              -------------     ----------------           ------           -------------
  Total liabilities and shareholders'
     equity.............................      $   4,180,143     $        145,475               --           $   4,325,618
                                              =============     ================           ======           =============

----------------------
(1) Reclassification of capital accounts to reflect the exchange of The First Corporation common stock for BancorpSouth common stock.

                 Pro Forma Condensed Consolidated Balance Sheet
                               September 30, 1998
                                   (Unaudited)

                                                           Historical
                                              ---------------------------------
                                                                   The First
                                                BancorpSouth      Corporation        Adjustments             Pro Forma
                                              ---------------   ---------------      -----------             ---------
                                                                             (In thousands)
Cash and due from banks.................      $       143,246   $         3,593                             $     146,839
Held-to-maturity securities.............              601,048               629                                   601,677
Available-for-sale securities...........              366,071            43,895                                   409,966
Federal funds sold......................               28,000             5,720                                    33,720
Loans and leases........................            3,116,956            84,127                                 3,201,083
Less:   Unearned discount...............               96,678                --                                    96,678
        Allowance for credit losses.....               43,600             1,193                                    44,793
                                              ---------------   ---------------                             -------------
  Net loans and leases..................            2,976,678            82,934                                 3,059,612
Mortgages held for sale.................               41,327                --                                    41,327
Premises and equipment, net.............              105,563             4,404                                   109,967
Other assets............................              101,081             2,216                                   103,297
                                              ---------------   ---------------      ------------           -------------
  Total assets..........................      $     4,363,014   $       143,391                --           $   4,506,405
                                              ===============   ===============      ============           =============

LIABILITIES
Deposits
  Non-interest bearing..................      $       481,692   $        12,049                             $     493,741
  Interest bearing......................            3,203,479           109,490                                 3,312,969
                                              ---------------   ---------------                             -------------
  Total deposits........................            3,685,171           121,539                                 3,806,710
Short-term borrowings...................               55,525               126                                    55,651
Long-term debt..........................              170,123             5,000                                   175,123
Other liabilities.......................               63,075               776                                    63,851
                                              ---------------   ---------------                             -------------
  Total liabilities.....................            3,973,894           127,441                                 4,101,335
                                              ---------------   ---------------                             -------------


SHAREHOLDERS' EQUITY
Common stock............................              111,980                12              5,252    (1)         117,244

Capital surplus.........................               96,099             1,117             (5,252)   (1)          91,964

Unrealized gain on available-for-sale
    securities..........................                7,854               453                                     8,307
Retained earnings.......................              174,670            14,368                                   189,038
Less cost of treasury stock.............               (1,483)               --                                    (1,483)
                                              ---------------   ---------------       ------------          -------------
  Total shareholders' equity............              389,120            15,950                 --                405,070
                                              ---------------   ---------------       ------------          -------------
  Total liabilities and shareholders'
      equity............................      $     4,363,014   $       143,391                 --          $   4,506,405
                                              ===============   ===============       ============          =============

-------------------------
(1) Reclassification of capital accounts to reflect the exchange of The First Corporation common stock for BancorpSouth common stock.

              Pro Forma Condensed Consolidated Statements of Income
                                   (Unaudited)

                                                                  For the years ended December 31,
                              -----------------------------------------------------------------------------------------------------
                                                     1995                                                 1996
                              ---------------------------------------------------  ------------------------------------------------
                                             The First                                            The First
                              BancorpSouth  Corporation                            BancorpSouth  Corporation
                               Historical   Historical   Adjustments    Pro Forma   Historical    Historical  Adjustments Pro Forma
                              ------------  -----------  -----------    ---------  ------------  -----------  ----------- ---------
                                                                 (In thousands except per share amounts)
Interest revenue ..........      $252,427      $8,693                    $261,120      $277,919      $ 9,908               $287,827
Interest expense ..........       114,457       4,939                     119,396       126,505        5,432                131,937
                                 --------      ------                    --------      --------      -------               --------
Net interest revenue ......       137,970       3,754                     141,724       151,414        4,476                155,890
Provision for credit losses         6,206         131                       6,337         8,804          212                  9,016
                                 --------      ------                    --------      --------      -------               --------
Net interest revenue, after
  provision for credit
  losses ..................       131,764       3,623                     135,387       142,610        4,264                146,874
Other revenue .............        31,240         540                      31,780        40,745          734                 41,479
Other expense .............       111,750       3,123                     114,873       118,472        3,343                121,815
                                 --------      ------      --------      --------      --------      -------    ----       --------

Income before income tax ..        51,254       1,040                      52,294        64,883        1,655                 66,538
Applicable income taxes ...        15,750         209                      15,959        22,000          334                 22,334
                                 --------      ------      --------      --------      --------      -------    ----       --------
Net income ................      $ 35,504      $  831            --      $ 36,335      $ 42,883      $ 1,321      --        $44,204
                                 ========      ======      ========      ========      ========      =======    ====       ========

EARNINGS PER SHARE
  Basic ...................      $   0.85      $ 3.70            --      $   0.83      $   1.02      $  5.85      --        $  1.00
  Diluted .................      $   0.84      $ 3.70            --      $   0.82      $   1.02      $  5.85      --        $  1.00

AVERAGE SHARES
  Basic ...................        41,749         225            --        43,788        41,991          227      --         44,049
  Diluted .................        42,031         225            --        44,070        42,259          227      --         44,317



                                       For the year ended December 31, 1997
                               ----------------------------------------------------
                                             The First
                               BancorpSouth  Corporation
                                Historical   Historical    Adjustments    Pro Forma
                               ------------  -----------   -----------    ---------
Interest revenue.........         $307,094      $10,380                     $317,474
Interest expense.........          144,055        5,501                      149,556
                                  --------      -------                     --------
Net interest revenue.....          163,039        4,879                      167,918
Provision for credit losses          9,008          195                        9,203
                                  --------      -------                     --------
Net interest revenue, after
    provision for credit
    losses...............          154,031        4,684                      158,715
Other revenue............           43,667          587                       44,254
Other expense............          131,988        3,519                      135,507
                                  --------      -------        --------     --------
Income before income tax.           65,710        1,752                       67,462
Applicable income taxes..           20,360          422                       20,782
                                  --------      -------        --------     --------

Net income...............         $ 45,350      $ 1,330             --      $ 46,680
                                  ========      =======        ========     ========

EARNINGS PER SHARE
  Basic..................         $   1.02      $  5.79             --      $   1.00
  Diluted................         $   1.01      $  5.79             --      $   1.00

AVERAGE SHARES
  Basic..................           44,427          229             --        46,503
  Diluted................           44,789          229             --        46,865

              Pro Forma Condensed Consolidated Statements of Income
                                   (Unaudited)


                                                               For the nine months ended September 30,
                              ------------------------------------------------------------------------------------------------------
                                                       1997                                                  1998
                              ------------------------------------------------    --------------------------------------------------
                                             The First                                            The First
                              BancorpSouth  Corporation                           BancorpSouth   Corporation
                               Historical   Historical  Adjustments  Pro Forma     Historical    Historical   Adjustments  Pro Forma
                              ------------  ----------- -----------  ---------    ------------   -----------  -----------  ---------
                                                             (In thousands except per share amounts)
Interest revenue............    $225,082      $7,773                  $232,855      $250,706       $8,013                   $258,719
Interest expense.............    106,431       4,120                   110,551       122,890        4,269                    127,159
                                --------      ------                  --------      --------       ------                   --------
Net interest revenue.........    118,651       3,653                   122,304       127,816        3,744                    131,560
Provision for credit losses..      6,125         145                     6,270         9,784           70                      9,854
                                --------      ------                  --------      --------       ------                   --------
Net interest revenue, after
    provision for credit
    losses...................    112,526       3,508                   116,034       118,032        3,674                    121,706
Other revenue................     32,211         426                    32,637        35,268          501                     35,769
Other expense................     92,493       2,521                    95,014        92,752        2,750                     95,502
                                --------      ------                  --------      --------       ------                   --------
Income before income tax.....     52,244       1,413                    53,657        60,548        1,425                     61,973
Applicable income taxes......     16,756         352                    17,108        20,230          416                     20,646
                                --------      ------    ------        --------      --------       ------     -----         --------
Net income...................   $ 35,488      $1,061       --         $ 36,549      $ 40,318       $1,009       --          $ 41,327
                                ========      ======    ======        ========      ========       ======     =====         ========
EARNINGS PER SHARE
  Basic......................   $   0.80      $ 4.63       --         $   0.79      $   0.90       $ 4.34       --          $   0.89
  Diluted....................   $   0.79      $ 4.63       --         $   0.78      $   0.89       $ 4.34       --          $   0.88


AVERAGE SHARES
  Basic......................     44,413         229       --           46,489        44,558          232       --            46,661
  Diluted....................     44,745         229       --           46,821        45,058          232       --            47,161



                               THE SPECIAL MEETING


GENERAL

         This Prospectus Supplement/Proxy Statement is first being mailed, on or about December 1, 1998, to the holders (the "First Corporation Shareholders") of shares of common stock, $0.05 par value per share (the "First Corporation Common Stock"), of The First Corporation, an Alabama corporation ("The First Corporation").

         This Prospectus Supplement/Proxy Statement is accompanied by a Notice of Special Meeting from, and form of proxy that is solicited by, the Board of Directors of The First Corporation (the "First Corporation Board") for use at the special meeting of First Corporation Shareholders and at any adjournments or postponements thereof.

         A special meeting of First Corporation Shareholders (the "First Corporation Special Meeting") is to be held as follows:

                               December 30, 1998
                             3:00 p.m. (local time)
                       The First National Bank of Opelika
                            414 South Seventh Street
                               Opelika, Alabama.

         At the First Corporation Special Meeting, First Corporation Shareholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 12, 1998 (the "Merger Agreement"), between The First Corporation and BancorpSouth, Inc., a Mississippi corporation ("BancorpSouth"), which provides for the merger of The First Corporation with and into BancorpSouth (the "Merger").

PROXIES

         First Corporation Shareholders may use the accompanying proxy solicited by the First Corporation Board if any such shareholder is unable to attend the First Corporation Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. First Corporation Shareholders may revoke any proxy given pursuant to this solicitation by:

         1. Delivering to the corporate Secretary of The First Corporation a written notice revoking the proxy prior to the taking of the vote at the First Corporation Special Meeting;

         2. Delivering a duly executed proxy relating to the same shares bearing a later date; or

         3. Attending the meeting and voting in person (attendance at the First Corporation Special Meeting will not in and of itself constitute a revocation of a proxy).

         All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to the following:

                           The First Corporation
                           P.O. Box 970
                           Opelika, Alabama 36803-0970
                           Attention:  Secretary.

         For a notice of revocation or later proxy to be valid, however, it must actually be received by The First Corporation prior to the vote of the First Corporation Shareholders at the First Corporation Special Meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Merger Agreement.

         The First Corporation is currently unaware of any other matters that may be presented for action at the First Corporation Special Meeting. If other matters do properly come before the First Corporation Special Meeting, then shares represented by proxies will be voted (or not voted) by the persons named in the proxies in their discretion.

SOLICITATION OF PROXIES

         The cost of soliciting proxies from First Corporation Shareholders will be borne by the parties to the Merger Agreement. In addition to the solicitation of proxies by mail, The First Corporation will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The First Corporation will reimburse such record holders for their reasonable expenses in so doing. If necessary, The First Corporation may also use several of its regular employees, who will not be specially compensated, to solicit proxies from First Corporation Shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

         The First Corporation Board has fixed November 25, 1998 as the record date (the "First Corporation Record Date") for the determination of the First Corporation Shareholders entitled to receive notice of and to vote at the First Corporation Special Meeting. Accordingly, only First Corporation Shareholders of record at the close of business on the First Corporation Record Date will be entitled to notice of and to vote at the First Corporation Special Meeting. At the close of business on the First Corporation Record Date, there were 232,321 shares of First Corporation Common Stock entitled to vote at the First Corporation Special Meeting held by approximately 214 holders of record.

         As of the First Corporation Record Date, there were 7,515 shares of First Corporation Common Stock held of record by trustees of The First Corporation Employee Stock Ownership Plan (the "First Corporation ESOP"). Pursuant to the terms of the First Corporation ESOP, each participant in the First Corporation ESOP may direct the trustees of the First Corporation ESOP to vote his or her allocated shares for or against a transaction such as the Merger. Unless so directed, such allocated shares are not to be voted. The trustees may vote unallocated shares in their discretion. There were 1,360.41 of these unallocated shares of First Corporation Common Stock as of the First Corporation Record Date.

         The presence, in person or by proxy, of shares of First Corporation Common Stock representing a majority of the votes entitled to be cast at the First Corporation Special Meeting is necessary to constitute a quorum. Each share of First Corporation Common Stock outstanding on the First Corporation Record Date entitles its holder to one vote as to the approval of (1) the Merger Agreement, and (2) any other proposal that may properly come before the First Corporation Special Meeting.

         For purposes of determining the presence or absence of a quorum for the transaction of business, The First Corporation will count shares of First Corporation Common Stock present in person at the First Corporation Special Meeting but not voting, and shares of First Corporation Common Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the First Corporation Special Meeting. Abstentions are counted as present at the First Corporation Special Meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called "broker non-votes") will be counted as present at the First Corporation Special

Meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any proposal as to which instructions on how to vote were not provided.

         Under the Alabama Business Corporation Act (the "ABCA"), approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of all votes entitled to be cast on the Merger Agreement at the First Corporation Special Meeting. Because approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of First Corporation Common Stock, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the First Corporation Board urges First Corporation Shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

        As of the First Corporation Record Date, about 55,885.41 shares of First Corporation Common Stock, or about 24.06% of the shares entitled to vote at the First Corporation Special Meeting, were beneficially owned by directors and executive officers of The First Corporation. This beneficial ownership does not include 3,200 shares of common stock of The First Corporation subject to stock options exercisable on December 13, 1998, but does include 1,360.41 shares of First Corporation Common Stock held by such persons as trustees of the First Corporation ESOP and which shares have not been allocated to the participants in the First Corporation ESOP. Pursuant to the terms of the First Corporation ESOP, the trustees may vote such unallocated shares in their discretion. It is expected that each director and executive officer of The First Corporation will vote the shares of First Corporation Common Stock beneficially owned by him or her for approval of the Merger Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The First Corporation Board has unanimously approved the Merger Agreement. The First Corporation Board believes that the Merger is in the best interests of The First Corporation and First Corporation Shareholders and unanimously recommends that First Corporation Shareholders vote "FOR" approval and adoption of the Merger Agreement. The conclusion of the First Corporation Board with respect to the Merger is based on a number of factors, including the receipt of a fairness opinion from its financial advisor. See "THE MERGER -- Reasons for the Merger; Recommendation of the Board of Directors."

DISSENTERS' RIGHTS

         Any holder of First Corporation Common Stock is entitled to dissenters' rights under Article 13 of the ABCA as a result of the Merger. All references in
Article 13 and in this summary to a "First Corporation Shareholder" are to the record holders of First Corporation Common Stock who have asserted their dissenters' rights. A person having a beneficial interest in shares of First Corporation Common Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have.

         The following discussion is not a complete statement of the law pertaining to dissenters' rights under the ABCA. Any First Corporation Shareholder who wishes to exercise such dissenters' rights, or who wishes to preserve his or her right to do so, should review Article 13 of the ABCA, a copy of which is attached as Annex B to this Prospectus Supplement/Proxy Statement, and the following discussion carefully. Failure to timely and properly comply with the procedures specified will result in the complete loss of dissenters' rights under the ABCA.

         The availability of dissenters' rights is conditioned upon compliance with applicable law. Accordingly, any First Corporation Shareholder who wishes to dissent from the Merger and receive the value of his or her First Corporation Common Stock in cash should consult with his or her counsel.

         A First Corporation Shareholder's failure to vote against the Merger Agreement will not constitute a waiver of his or her appraisal or similar rights. A vote against the Merger Agreement will not be deemed to satisfy all of the notice requirements under Alabama law with respect to appraisal rights.

         In order to be eligible to exercise the right to dissent, a First Corporation Shareholder must:

         1. Give notice in writing to The First Corporation prior to the vote on the Merger Agreement that such First Corporation Shareholder intends to demand payment for his or her shares of First Corporation Common Stock if the Merger is consummated; and

         2. Not vote such shares of First Corporation Common Stock in favor of the Merger Agreement.

         If the Merger is approved at the First Corporation Special Meeting, BancorpSouth must deliver a written notice (the "Dissenters' Notice") to all First Corporation Shareholders who satisfied the requirements referred to in the preceding paragraph. BancorpSouth must deliver the Dissenters' Notice within ten days after the Effective Date. This notice must:

         1. State where the payment demand ("Payment Demand") must be sent and where First Corporation Common Stock certificates must be deposited;

         2. Inform holders of shares of First Corporation Common Stock to what extent transfer of the shares will be restricted after the Payment Demand is received;

         3. Supply a form for demanding payment that includes the date of the first announcement to the news media or to First Corporation Shareholders of the terms of the Merger, and the First Corporation Shareholder asserting dissenters' rights must certify whether he or she acquired beneficial ownership of the shares of First Corporation Common Stock before that date;

         4. Set a date by which BancorpSouth must receive the Payment Demand, which date may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered; and

         5.       Be accompanied by a copy of Article 13 of the ABCA.

         A shareholder who is sent a Dissenters' Notice must demand payment in accordance with the terms of the Dissenters' Notice and certify that he or she acquired beneficial ownership of the shares of First Corporation Common Stock before the date required to be set forth in the Dissenters' Notice. The dissenting shareholder must, within 20 days of making such demand for payment, submit his or her stock certificates to BancorpSouth. BancorpSouth shall make a notation on the shareholder's stock certificates indicating that a demand for payment has been made and shall return such certificates to the shareholder. Failure to submit First Corporation Common Stock certificates to BancorpSouth for notation will result in the forfeiture by such shareholder of the right to receive payment for such shares, unless a court of competent jurisdiction otherwise directs for good and sufficient cause.

         A First Corporation Shareholder who demands payment and deposits his or her stock certificates in accordance with the previous paragraph retains all other rights of a First Corporation Shareholder until those rights are canceled or modified by the consummation of the Merger.

         A shareholder who does not demand payment or deposit his or her stock certificates where required, in each case by the date set forth in the Dissenters' Notice, is not entitled to payment for his or her shares of First Corporation Common Stock.

         As soon as the Merger is effective, or upon receipt of a Payment Demand, BancorpSouth must offer to pay each dissenting First Corporation Shareholder who has complied with his or her obligations under Section 10-2B-13.23 of the ABCA the amount BancorpSouth estimates to be the fair value of such First Corporation Shareholder's shares of First Corporation Common Stock, plus accrued interest. This offer of payment must be accompanied by the following:

         1. The First Corporation's consolidated balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer of payment, an income statement for that year and the latest available interim financial statements, if any;

         2. A statement of BancorpSouth's estimate of the fair value of the shares of First Corporation Common Stock;

         3.       An explanation of how the interest was calculated;

         4. A statement of the dissenting shareholder's right to demand payment under ABCA Section 10-2B-13.28; and

         5.       A copy of Article 13 of the ABCA.

         Each dissenter who agrees to accept BancorpSouth's offer of payment in full satisfaction of his or her demand must surrender to BancorpSouth his or her certificate or certificates in accordance with the terms of the Dissenters' Notice. Upon receipt of the certificate or certificates, BancorpSouth will pay the dissenter the fair value of his or her shares, plus accrued interest.

         BancorpSouth may elect to withhold an offer of payment from a dissenter who was not the beneficial owner of the shares of First Corporation Common Stock on the date set forth in the Dissenters' Notice as the date of the first announcement to news media or to First Corporation Shareholders of the terms of the Merger. To the extent BancorpSouth does elect to withhold payment under those circumstances, BancorpSouth must estimate, after consummation of the Merger, the fair value of the shares of First Corporation Common Stock, plus accrued interest, and pay this amount to each dissenting First Corporation Shareholder who agrees to accept it in full satisfaction of such shareholder's demand. BancorpSouth must send with its offer:

         1. A statement of BancorpSouth's estimate of the fair value of the shares of First Corporation Common Stock;

         2.       An explanation of how the interest was calculated; and

         3. A statement of the dissenting First Corporation Shareholder's right to demand payment pursuant to ABCA Section 10-2B-13.28.

         A dissenting shareholder may notify BancorpSouth in writing of such shareholder's own estimate of the fair value of his or her shares of First Corporation Common Stock and amount of interest due. The dissenting shareholder may demand payment of such estimate (less any payments previously made) or reject BancorpSouth's offer and demand payment of the fair value of such shares and interest due, if:

         1. The dissenting shareholder believes that the amount offered to be paid by BancorpSouth is less than the fair value of such shares or that the interest due is incorrectly calculated;

         2. BancorpSouth fails to make an offer of payment within 60 days after the date set forth demanding payment; or

         3. BancorpSouth, having failed to take the proposed corporate action, does not release the transfer restrictions imposed on the shares of First Corporation Common Stock within 60 days after the date set for demanding payment.

However, a dissenting shareholder waives the right to demand such payment unless the shareholder notifies BancorpSouth of such demand in writing within 30 days after BancorpSouth offered payment for the shareholder's shares of First Corporation Common Stock.

         If BancorpSouth does not take the proposed corporate action within 60 days after the date set for demanding payment of such dissenting shareholder's shares of First Corporation Common Stock, BancorpSouth must release the transfer restrictions imposed on such shares of First Corporation Common Stock. If BancorpSouth, after releasing the transfer restrictions imposed upon the shareholder's shares of First Corporation Common Stock, takes the proposed corporate action, a new Dissenters' Notice must be delivered to the shareholder and the Payment Demand procedure discussed above must be repeated.

         If a demand for payment under Section 10-2B-13.28 of the ABCA remains unsettled, BancorpSouth must commence a proceeding within 60 days after receiving the Payment Demand and petition the court to determine the fair value of the shares of First Corporation Common Stock and accrued interest. If BancorpSouth does not commence this proceeding within this 60-day period, it must pay each dissenting First Corporation Shareholder whose demand remains unsettled the amount demanded.

         BancorpSouth must commence any such proceeding relating to First Corporation Common Stock in the circuit court of Lee County, Alabama (the "Circuit Court"). BancorpSouth must make all dissenting shareholders, whose demands remain unsettled, parties to the proceeding and all parties must be served with a copy of the petition. After the dissenting shareholders have been properly served a copy of the petition, BancorpSouth must deposit with the clerk of the Circuit Court an amount sufficient to pay unsettled claims of all dissenting shareholders in an amount equal to BancorpSouth's prior estimate of fair value, plus accrued interest. The Circuit Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the order appointing them, or in any amendment to it. Dissenting shareholders are entitled to the same discovery rights as parties to other civil proceedings.

         Each dissenting First Corporation Shareholder made a party to the proceeding is entitled to judgment for the amount the Circuit Court finds as the fair value of such shareholder's shares of First Corporation Common Stock, plus interest.

         The Circuit Court, in an appraisal proceeding, must determine all costs of the proceeding, including the compensation and expense of appraisers appointed by the Circuit Court. The Circuit Court must assess these costs against BancorpSouth, except that the Circuit Court may assess costs against all or some of the dissenting shareholders, in amounts the Circuit Court finds equitable, to the extent the court finds the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

         The Circuit Court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

         1. Against BancorpSouth and in favor of any and all dissenting shareholders if the court finds that BancorpSouth did not substantially comply with the requirements of ABCA Sections 10-2B-13.20 through 10-2B-13.28; or

         2. Against either BancorpSouth or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 13 of the ABCA.

         If the Circuit Court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against BancorpSouth, the Circuit Court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

                                   THE MERGER


DESCRIPTION OF THE MERGER

         At the effective time of the Merger (the "Effective Time"), The First Corporation will merge into BancorpSouth, the separate corporate existence of The First Corporation will cease and BancorpSouth will be the surviving corporation (the "Surviving Corporation"). BancorpSouth will continue to exist as a Mississippi corporation. In addition, The First National Bank of Opelika, a national banking association and a wholly-owned subsidiary of The First Corporation ("First National Bank"), will merge into BancorpSouth Bank, a Mississippi state bank corporation and a wholly-owned subsidiary of BancorpSouth, and BancorpSouth Bank will be the surviving bank (the "Surviving Bank"). BancorpSouth Bank shall continue its existence under the laws of the State of Mississippi. Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Merger will become effective upon the filing of articles of merger (the "Articles of Merger") in the offices of the Secretary of State of the State of Alabama and the offices of the Secretary of State of the State of Mississippi in accordance with the ABCA and the Mississippi Business Corporation Act (the "MBCA"). See "THE MERGER AGREEMENT -- Conditions to the Merger."

         The Merger will have the effects set forth in Sections 79-4-11.01 and 81-5-85 of the Mississippi Code, Sections 10-2B-11.01 et seq. of the ABCA and Sections 5-13B-20 et seq. of the Alabama Banking Code ("ABC").

         BancorpSouth's amended and restated articles of incorporation and bylaws as in effect at the Effective Time will be those of the Surviving Corporation, while BancorpSouth Bank's amended and restated articles of incorporation and bylaws will be those of the Surviving Bank.

         At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder, each share of First Corporation Common Stock issued and outstanding immediately prior to the Effective Time will become and be converted into the right to receive shares of common stock, $2.50 par value per share (the "BancorpSouth Common Stock"), of BancorpSouth in the amounts set forth below. However, shares with respect to which appraisal or dissenters' rights have been properly demanded in accordance with Article 13 of the ABCA ("Dissenting Shares"), or held by The First Corporation or any of its subsidiaries, in each case, other than shares held in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares") will not be converted into BancorpSouth Common Stock automatically at the Effective Time of the Merger. If, prior to the Effective Time, shares of BancorpSouth Common Stock are changed into a different number or class of shares due to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend is declared on the shares of First Corporation Common Stock with a record date prior to the Effective Time, the exchange ratio will be adjusted accordingly.

                                   Minimum Number of           Maximum Number of
                                 Shares to be Received       Shares to be Received
                                 ---------------------       ---------------------
Exchange Ratio..................         7.7043                     10.4235

         The market price of BancorpSouth Common Stock is expected to fluctuate between the date of this Prospectus Supplement/Proxy Statement, the date on which the Merger is completed and thereafter, and may decrease. Each of the exchange ratios is flexible within a specified range in order to assure that, within the range, the implied market value of BancorpSouth Common Stock that you receive in connection with the Merger (i.e., $174.8178 per share of First Corporation Common Stock) will remain the same despite fluctuations in the market price between the date of this Proxy Statement/Prospectus Supplement and the Effective Time. For further information concerning the historical market prices of BancorpSouth Common Stock and First Corporation

Common Stock, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS." No assurance can be given concerning the market price of BancorpSouth Common Stock before or after the Effective Time.

         For purposes of calculating the exchange ratio:

         1. "Exchange Ratio" means the quotient, rounded to the nearest 1/10,000, equal to (x) $174.8178, divided by (y) the Average Closing Price (as defined in the following paragraph);

         2. "Average Closing Price" means the average closing prices of BancorpSouth Common Stock as reported on the New York Stock Exchange for the ten consecutive full trading days in which shares of BancorpSouth Common Stock are traded on the New York Stock Exchange ending at the close of trading on the third business day prior to the date on which the Merger is completed.

         In the event that, without giving effect to the minimum and maximum exchange ratio limitations, the exchange ratio computed in accordance with the formula in the Merger Agreement exceeds 11.8132, The First Corporation may, at its option and without penalty, terminate the Merger Agreement by giving prior written notice to BancorpSouth, unless within 24 hours after such notice is given, BancorpSouth agrees to increase the maximum exchange ratio of 10.4235 to an amount proposed by The First Corporation that is not greater than the computed amount of the exchange ratio. If, however, the computed exchange ratio is less than 7.0879, BancorpSouth may, at its option and without penalty, terminate the Merger Agreement by giving prior written notice to The First Corporation, unless within 24 hours after such notice is given, The First Corporation agrees to lower the minimum exchange ratio of 7.7043 to an amount proposed by BancorpSouth that is not less than the computed exchange ratio. See "THE MERGER AGREEMENT -- Termination of the Merger Agreement."

         At the Effective Time, First Corporation Shareholders, other than those who perfect dissenters' rights under the ABCA (see "THE SPECIAL MEETING -- Dissenters' Rights"), will cease to be, and will have no rights as, First Corporation Shareholders, other than to receive the consideration to be issued to them in the Merger (the "Merger Consideration"). After the Effective Time, there will be no transfers on the stock transfer books of The First Corporation of shares of First Corporation Common Stock. If, after the Effective Time, stock certificates representing shares of First Corporation Common Stock are presented for transfer to SunTrust Bank, Atlanta (the "Exchange Agent"), they will be canceled and exchanged for certificates representing shares of BancorpSouth Common Stock as provided in the Merger Agreement.

         A common stock purchase right attaches to, and trades with, each share of BancorpSouth Common Stock, including the shares of BancorpSouth Common Stock that First Corporation Shareholders will receive in the Merger. Upon the occurrence of certain events (including the acquisition of, or tender offer for, 20% or more of the outstanding shares of BancorpSouth Common Stock by any person or entity), each of these common stock purchase rights (other than those held by the person acquiring the shares or making the tender offer) will entitle the holder of the right to purchase one share of BancorpSouth Common Stock for a price per share equal to 50% of the then market price. These rights, which are issued under BancorpSouth's shareholder rights plan (which is commonly referred to as a "poison pill"), may make it more difficult for any person or entity to acquire control of BancorpSouth without the approval of BancorpSouth's Board of Directors.

         At the Effective Time, all shares of First Corporation Common Stock held by The First Corporation or its subsidiaries, other than Trust Account Shares or DPC Shares, will be canceled and will cease to exist, and no BancorpSouth Common Stock or other consideration will be delivered in exchange for such shares. Also at the Effective Time, all shares of BancorpSouth Common Stock held by The First Corporation or its subsidiaries, other than Trust Account Shares or DPC Shares, will become treasury stock and all other shares of BancorpSouth Common Stock outstanding as of the Effective Time will remain outstanding.

         Dissenting Shares will not be converted into the right to receive, or be exchangeable for, the Merger Consideration. Instead, the holders of Dissenting Shares will be entitled to payment of the appraised value of the Dissenting Shares in accordance with Article 13 of the ABCA. However, if any holder of Dissenting Shares subsequently delivers a written withdrawal of their demand for appraisal, or if any holder fails to establish his or her entitlement to dissenters' rights under Article 13 of the ABCA, the holder will forfeit the right to appraisal and his or her shares will be deemed to have been converted into the right to receive, and to have become exchangeable for, the Merger Consideration. See "THE SPECIAL MEETING -- Dissenters' Rights."

BACKGROUND OF THE MERGER

         During the period from 1983 to late 1997, management of The First Corporation received several unsolicited inquiries from several large regional financial institutions or their representatives regarding a possible business combination with The First Corporation and/or the First National Bank. In late 1985, the First Corporation Board received a formal expression of interest from a financial institution. After thorough consideration, however, the First Corporation Board decided to remain independent and declined to entertain any further discussions with that potential acquirer. With that one exception, none of the unsolicited inquiries received by The First Corporation during this time-frame resulted in any meaningful discussions with management of The First Corporation regarding a possible business combination, and no formal negotiations were conducted.

         During the period from late 1997 through early 1998, management of The First Corporation received additional unsolicited inquiries from two financial institutions, each of whom expressed an interest in pursuing a possible business combination with The First Corporation. At its regular meeting on June 15, 1998, the First Corporation Board decided to schedule informal meetings between representatives of these financial institutions and the First Corporation Board. These meetings were held on June 22, 1998 and June 23, 1998.

         Given this renewed level of interest in The First Corporation, on June 18, 1998 the First Corporation Board engaged the independent investment advisory firm of Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to assist the First Corporation Board in establishing a reasonable value of the company and to assist the First Corporation Board in soliciting additional expressions of interest regarding a business combination with The First Corporation.

         Following its engagement, Sheshunoff promptly contacted six other financial institutions (including BancorpSouth) to solicit additional expressions of interest in acquiring The First Corporation. Sheshunoff was familiar with BancorpSouth, and BancorpSouth had indicated an interest in expansion. Three of the six financial institutions contacted by Sheshunoff, including BancorpSouth, responded positively to such solicitation. The First Corporation Board, with the assistance of Sheshunoff, considered expressions of interest received from five financial institutions (including BancorpSouth, two other financial institutions that expressed interest in response to contacts made by Sheshunoff and the two financial institutions that had expressed interest prior to June 18, 1998).

         Following an evaluation of the expressions of interest, the First Corporation Board determined that offers received from three of the five institutions were not attractive enough, from a financial perspective, to warrant further consideration. The First Corporation Board authorized the two remaining institutions, including BancorpSouth, to conduct a due diligence review with respect to The First Corporation.

         On June 30, 1998, representatives of Sheshunoff contacted Mr. Aubrey B. Patterson, Chairman and Chief Executive Officer of BancorpSouth, to determine BancorpSouth's interest in pursuing a possible business combination with The First Corporation. The parties discussed the banking industry generally and the business and operating philosophies of their respective companies. At the conclusion of the conversation, BancorpSouth agreed to meet with management of The First Corporation in Opelika, Alabama on July 6, 1998 to discuss the possibility of a business combination with total consideration in the range of 2.75 times The First Corporation's book value.

         On July 6, 1998, Mr. Larry R. Mathews (who was then President of Alabama Bancorp., Inc., which had recently entered into a merger agreement with BancorpSouth), Mr. Patterson and Mr. L. Nash Allen, Jr., Treasurer and Chief Financial Officer of BancorpSouth, flew to Opelika, Alabama and made a presentation to the First Corporation Board. The presentation was general in nature and consisted primarily of an introduction to BancorpSouth.

         On July 7, 1998, Sheshunoff informed BancorpSouth that the First Corporation Board was interested in continuing its discussions with BancorpSouth and would permit BancorpSouth to perform a due diligence review upon the submission of a statement of interest, which would contain a range of proposed prices. On July 14, 1998, Mr. Patterson contacted representatives of Sheshunoff concerning the requested expression of interest regarding The First Corporation. BancorpSouth proposed an acquisition value of approximately 2.72 times net book value or an aggregate value of approximately $40.8 million.

         On July 17, 1998, representatives of Sheshunoff again contacted BancorpSouth to provide an update regarding the status of its offer to acquire The First Corporation. Sheshunoff indicated that BancorpSouth's proposal was better from a financial point of view than the other proposal that was under consideration by the First Corporation Board. Following completion of its due diligence review of The First Corporation, BancorpSouth increased the amount of its offer such to an aggregate value of approximately $41.4 million.

         Upon completion of due diligence and finalization of offers, members of the First Corporation Board determined that BancorpSouth's offer was the most attractive to The First Corporation and its shareholders. This determination was based principally on the economics of the proposed transaction, the cultural fit between the two organizations and BancorpSouth's reputation as a community-oriented financial institution. Discussions with the other financial institution ceased, and The First Corporation and BancorpSouth began to negotiate a merger agreement.

         Between July 29, 1998 and August 11, 1998, representatives of BancorpSouth and The First Corporation engaged in discussions and negotiations with respect to the Merger Agreement and a Stock Option Agreement, dated as of August 12, 1998, between BancorpSouth and The First Corporation (the "Stock Option Agreement"). During negotiations, certain issues, including issues relating to the treatment of employee stock options, were resolved to the satisfaction of both parties. Sheshunoff also provided due diligence support on behalf of The First Corporation with respect to BancorpSouth during this period.

         On August 12, 1998, the First Corporation Board held a special meeting to consider the proposed transaction with BancorpSouth. At this meeting, representatives of Sheshunoff and special legal counsel outlined the terms and conditions of the proposed transaction. Special counsel advised the First Corporation Board of its fiduciary duty to the shareholders of The First Corporation in the context of evaluating the terms of the transaction. Representatives of Sheshunoff also summarized its findings with respect to the due diligence investigation of BancorpSouth, explained the financial terms of the proposed transaction with BancorpSouth and discussed in detail the methodologies and considerations underlying its analysis. Sheshunoff then delivered its oral opinion as to the fairness, from a financial point of view, that the shareholders of The First Corporation will receive in the transaction. Members of the First Corporation Board asked management of The First Corporation and Sheshunoff detailed questions and then deliberated upon the merits of the transaction. Thereafter, the First Corporation Board approved the Merger, the Merger Agreement and the Stock Option Agreement. Later that day, both parties executed the Merger Agreement and the Stock

Option Agreement. On August 26, 1998, the Board of Directors of BancorpSouth (the "BancorpSouth Board") ratified the Merger Agreement and approved the Merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

         The BancorpSouth Board believes that the market areas of The First Corporation and First National Bank are comparable to certain of BancorpSouth's existing market areas. In addition, it perceives that economies of scale and cost savings available through combining administrative functions and increased competitiveness resulting from combined marketing efforts and budgets should significantly enhance the operations and financial results of BancorpSouth and BancorpSouth Bank. In addition, the BancorpSouth Board believes that the Merger should strengthen the ability of First National Bank (as a part of BancorpSouth
Bank) to compete and be successful in its existing markets since BancorpSouth Bank offers services that are not currently available to customers of First National Bank and possesses technology that is not currently possessed by First National Bank.

         As previously noted, The First Corporation Board deliberated and approved the Merger Agreement at a meeting of the First Corporation Board held on August 12, 1998. In reaching its determination to approve and adopt the Merger Agreement, the First Corporation Board consulted with The First Corporation's management and financial and legal advisors, and considered a number of factors. The following is a discussion of the information and factors considered by the First Corporation Board in reaching this determination. This discussion is not intended to be exhaustive but includes all of the material factors considered by the First Corporation Board. In the course of its deliberations with respect to the Merger, the First Corporation Board discussed the anticipated impact of the Merger on The First Corporation, First Corporation Shareholders and various other constituencies. The First Corporation Board could not identify any material disadvantages expected to result from the Merger during these discussions. In reaching its determination to approve and recommend the Merger, the First Corporation Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual members of the First Corporation Board may have given differing weights to different factors.

         The following include the material factors that were considered by the First Corporation Board:

         1. Its review, based in part on presentations by The First Corporation's management and financial advisor, of:

                  (i) the business, operations, technology, dividends, financial condition and earnings of BancorpSouth on an historical and a prospective basis and of the combined company on a pro forma basis,

                  (ii) the historical stock price performance of BancorpSouth Common Stock, and

                  (iii) the potential impact on the market value of BancorpSouth
                        Common Stock following the Merger;

         2. The resulting relative interests of First Corporation Shareholders in the common stock of the combined companies following the Merger;

         3. The fact that the Merger would allow First Corporation Shareholders to become shareholders in a well-capitalized company, whose stock is traded on the New York Stock Exchange with sufficient trading volume to provide liquidity for shareholders;

         4. The presentations of Sheshunoff to the First Corporation Board, the financial information reviewed by Sheshunoff at the meeting of the First Corporation Board held on August 12, 1998, and the opinion of Sheshunoff rendered on October 30,

                  1998, in which Sheshunoff opined that, as of October 30, 1998 and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the analyses undertaken, the calculation of the exchange ratio provided in the Merger Agreement was fair from a financial point of view to First Corporation Shareholders (see "--Fairness Opinion");

         5. The process conducted by The First Corporation's management and financial advisor in exploring and determining the potential value which could be realized by First Corporation Shareholders in a business combination transaction (which included contacting the bank holding companies determined to be the most likely to be interested in, and financially and otherwise capable of, engaging in a business combination transaction with The First Corporation and First National Bank, reviewing the terms of the proposals received from such bank holding companies and determining that the indicated value of the exchange ratios in the BancorpSouth proposal was higher as of August 12, 1998 than the indicated values of the per share consideration offered in other submitted proposals) (see "--Background of the Merger");

         6. The terms of the Merger Agreement and the Merger, including the amount and form of consideration to be received by First Corporation Shareholders in the Merger, and the expectation that the Merger will be a tax-free transaction to The First Corporation, First Corporation Shareholders and BancorpSouth to the extent First Corporation Shareholders receive shares of BancorpSouth Common Stock;

         7. The current and prospective economic and competitive environment facing the financial services industry generally, and The First Corporation in particular, including the continuing consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency, remaining competitive and capitalizing on technological developments;

         8. Its review, based in part on the presentations of Sheshunoff, of alternatives to the Merger for enhancing shareholder value, the range of possible values to First Corporation Shareholders obtainable through implementation of such alternatives and the timing and likelihood of actually achieving such value;

         9. The belief of the First Corporation Board that alternatives to the Merger were not likely to result in greater value for First Corporation Shareholders than the value to be realized in the Merger based upon the First Corporation Board's review and consideration of, among other things variables relating to the ability to continue to generate revenue growth, improved profitability and superior stockholder returns on a stand-alone basis and the availability of attractive acquisition opportunities for The First Corporation;

         10. The general impact that the Merger could be expected to have on the constituencies served by The First Corporation, including its customers, employees and communities;

         11. The anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined companies from the Merger, and the likelihood of the foregoing being achieved following consummation of the Merger;

         12. The fact that Mr. William C. Kent, President of The First Corporation, would serve as community bank president of the branch locations of BancorpSouth Bank in the Opelika, Alabama area following the Merger, and that the directors and officers of The First Corporation might otherwise be deemed to have interests in the Merger other than their interests generally as First Corporation Shareholders (see "-- Interests of Certain Persons in the Merger"); and

         13. The terms of the Stock Option Agreement between BancorpSouth and The First Corporation, including the risk that the Stock Option Agreement might discourage third parties from offering to acquire The First Corporation by increasing the cost of such an acquisition while recognizing that the execution of the Stock Option Agreement was a condition to BancorpSouth's willingness to enter into the Merger Agreement (see "THE MERGER AGREEMENT -- Stock Option Agreement").


         BASED ON A THOROUGH EVALUATION OF THESE FACTORS, THE FIRST CORPORATION BOARD BELIEVES THE MERGER IS IN THE BEST INTERESTS OF THE FIRST CORPORATION AND FIRST CORPORATION SHAREHOLDERS. THE FIRST CORPORATION BOARD UNANIMOUSLY RECOMMENDS THAT FIRST CORPORATION SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

FAIRNESS OPINION

         The First Corporation retained Sheshunoff to provide its opinion of the fairness, from a financial viewpoint, of the Merger Consideration to be received by First Corporation Shareholders in connection with the Merger with BancorpSouth. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The First Corporation Board retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. On August 12, 1998, Sheshunoff rendered its oral opinion that, as of such date, the Merger Consideration was fair, from a financial point of view, to First Corporation Shareholders. Sheshunoff rendered its written fairness opinion letter ("Opinion Letter") as of October 30, 1998 and is updated herein as of November 19, 1998.

         The full text of Sheshunoff's Opinion Letter which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex C to this Prospectus Supplement/Proxy Statement. First Corporation Shareholders are urged to read Sheshunoff's Opinion Letter carefully and in its entirety. Sheshunoff's Opinion Letter is addressed to the First Corporation Board, and does not constitute a recommendation to any First Corporation Shareholder as to how such shareholder should vote at the First Corporation Special Meeting.

         In connection with its Opinion Letter, Sheshunoff:

         1.       Reviewed the Merger Agreement;

         2. Reviewed certain publicly available financial statements and regulatory information concerning BancorpSouth and The First Corporation, respectively;

         3. Reviewed certain internal financial statements and other financial and operating data of The First Corporation provided to Sheshunoff by The First Corporation's management;

         4. Reviewed the reported market prices and trading activity for BancorpSouth Common Stock;

         5. Discussed the past and current operations, financial condition, and future prospects of The First Corporation with its executive management;

         6. Compared The First Corporation and BancorpSouth from a financial point of view with certain other banking companies that Sheshunoff deemed to be relevant;

         7. Compared the financial performance of BancorpSouth and the market prices and trading activity of BancorpSouth Common Stock with that of certain other indices of publicly traded equity securities;

         8. Reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions in the Southeastern United States and in Alabama; and

         9. Performed such other analyses and reviews as Sheshunoff deemed appropriate.

         In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available. Sheshunoff did not assume any responsibility for independent verification of such information. With respect to internal confidential financial projections provided by The First Corporation, Sheshunoff assumed that such projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of The First Corporation and did not independently verify the validity of such assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of The First Corporation, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of The First Corporation. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses.

         With respect to BancorpSouth, Sheshunoff relied solely upon publicly available data regarding BancorpSouth's financial condition and performance. Sheshunoff did not meet with or discuss this publicly available information with the management of BancorpSouth. Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of BancorpSouth, was not furnished with any evaluations or appraisals, and did not review any individual credit files of BancorpSouth.

         Sheshunoff's Opinion Letter is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of November 18, 1998.

         In connection with rendering its Opinion Letter, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an Opinion Letter is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration to be received by First Corporation Shareholders is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of The First Corporation.

         In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of The First Corporation. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff's analyses should not be viewed as determinative of the opinions of the First Corporation Board and management with respect to the value of The First Corporation.

         The following is a summary of the analyses performed by Sheshunoff in connection with its Opinion Letter dated as of October 30, 1998 and updated as of November 19, 1998. The following discussion contains financial information concerning The First Corporation and BancorpSouth as of September 30, 1998 and market information as of November 18, 1998.

         ANALYSIS OF SELECTED TRANSACTIONS. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Alabama and in the Southeastern United States, with comparable characteristics to the Merger. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

         The first set of comparable transactions (the "State Transactions") consisted of a group of comparable transactions based upon the geographical market area of Alabama for which pricing data was available. The State Transactions specifically consisted of eight mergers and acquisitions of banks located in Alabama with assets less than $250 million which sold for stock between October 1, 1997 and November 18, 1998. The pricing multiples have been adjusted to reflect the change in BancorpSouth's stock price from the date of the transaction to the stock price as of October 29, 1998. The analysis yielded multiples of the State Transactions' purchase price relative to:

         1. Book value ranging from 2.10 times to 3.46 times with an average of 2.62 times and a median of 2.53 times (compared with the implied multiples in the Merger of 2.52 times the September 30, 1998 book value for The First Corporation);

         2. Last 12 months earnings ranging from 16.7 times to 30.4 times with an average of 22.3 times and a median of 22.7 times (compared with the implied multiples in the Merger of 31.5 times the last 12 months earnings as of September 30, 1998 for The First Corporation);

         3. Total assets ranging between 24.4% and 45.6% with an average of 29.0% and a median of 26.6% (compared with the implied multiples in the Merger of 28.1% of the September 30, 1998 total assets for The First Corporation); and

         4. Total deposits ranging from 27.9% to 54.4% with an average of 33.9% and a median of 31.2% (compared with the implied multiples in the Merger of 33.1% of total deposits as of September 30, 1998 for The First Corporation).

         The second set of comparable transactions (the "Southeastern Transactions") consisted of a narrowly defined group of comparable transactions based upon the profitability, asset size and geographical market area of The First Corporation for which pricing data is available. The Southeastern Transactions specifically consisted of 77 mergers and acquisitions of banks in the Southeastern United States with total assets less than $250 million and which sold for stock between October 1, 1997 and November 18, 1998. The analysis yielded multiples of the Southeastern Transactions' purchase price relative to:

         1. Book value ranging from 1.28 times to 5.59 times with an average of 2.99 times and a median of 2.93 times (compared with the multiples implied in the Merger of 2.52 times September 30, 1998 book value for The First Corporation);

         2. Last 12 months earnings ranging from 12.4 times to 59.7 times with an average of 24.8 times and a median of 22.7 times (compared with the multiples implied in the Merger of 31.5 times last 12 months earnings as of September 30, 1998 for The First Corporation);

         3. Total assets ranging between 13.3% and 60.6% with an average of 29.5% and a median of 28.2% (compared with the multiples implied in the Merger of 28.1% of September 30, 1998 total assets for The First Corporation); and

         4. Total deposits ranging from 15.0% to 68.5% with an average of 34.5% and a median of 33.4% (compared with the multiples implied in the Merger of 33.1% of total deposits as of September 30, 1998 for The First Corporation).

         DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that The First Corporation could produce through the year 2003, under various circumstances, assuming that it performed in accordance with the earnings/return projections of management.

         Sheshunoff estimated the terminal value for The First Corporation at the end of the period by applying multiples of earnings ranging from 10 times to 22 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to asset ratio of 7.0% are paid out in dividends) and terminal value using discount rates ranging from 13.0% to 17.0% chosen to reflect different assumptions regarding the required rates of return of The First Corporation and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $83.24 per share to $158.02 per share based on 232,321 fully-diluted shares outstanding, compared to the value of the Merger Consideration for The First Corporation of $173.22 per share, based on the Merger Consideration of $40,241,887.

         Sheshunoff also performed a cash flow analysis using an estimated terminal value for The First Corporation at the end of the period by applying multiples of book value ranging from 1.20 times to 2.30 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset ratio of 7.0% are paid out in dividends) and terminal value using discount rates ranging from 13.0% to 17.0% chosen to reflect different assumptions regarding the required rates of return of The First Corporation and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $68.38 per share to $108.87 per share based on 232,321 fully-diluted shares outstanding, compared to the value of the Merger Consideration for The First Corporation of $173.22 per share, based on the Merger Consideration of $40,241,887.

         COMPARABLE COMPANY ANALYSIS. Sheshunoff compared selected stock market results of BancorpSouth to the publicly available corresponding data of other composites which Sheshunoff deemed to be relevant, including SNL Securities, L.P.'s ("SNL") index of all publicly traded banks, the SNL index of banks with assets between $1 billion and $5 billion and the S&P 500. Results from indexing the SNL's index of all publicly traded banks, the SNL index of banks with assets between $1 billion and $5 billion, the S&P 500 and BancorpSouth Common Stock from December 1, 1996 to November 13, 1998 revealed that BancorpSouth's stock price outperformed the price movements of the SNL index of all publicly traded banks.

         No company or transaction used in the comparable company and comparable transaction analyses is identical to The First Corporation, BancorpSouth or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of The First Corporation and BancorpSouth, and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

         Pursuant to an engagement letter between The First Corporation and Sheshunoff, The First Corporation agreed to pay Sheshunoff a fee equal to 5.0% of the consideration in excess of $29.5 million received by The First Corporation as a result of the Merger. The First Corporation also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

REGULATORY APPROVAL

         Consummation of the Merger is conditioned on, among other things, the receipt of approvals by governmental authorities required in connection with the Merger ("Requisite Regulatory Approvals"), including approvals by the Federal Deposit Insurance Corporation ("FDIC"), the

Mississippi Department of Banking and Consumer Finance and the Alabama Banking Department. The Board of Governors of the Federal Reserve System ("Federal Reserve") has waived its notification filing requirements with respect to the Merger.

         As a state non-member bank, BancorpSouth Bank filed an application with the FDIC for approval of the Merger pursuant to Sections 18(c) and 18(d) of the Federal Deposit Insurance Act. The FDIC could have disapproved the application if it found that the Merger tended to create or result in a monopoly, substantially lessen competition or was in restraint of trade. BancorpSouth Bank filed such application with the FDIC on September 28, 1998. Following approval of the application by the FDIC on November 9, 1998, the United States Department of Justice had 15 calendar days to submit any adverse comments with regard to the Merger relating to competitive factors. Federal law prohibited the companies from completing the merger until the end of the 15 day Department of Justice review period. Pursuant to the specific terms of the FDIC approval, the waiting period expired on November 24, 1998, 15 days after receipt of such FDIC approval.

         BancorpSouth must file an application with the Mississippi Department of Banking and Consumer Finance for approval of the Bank Merger. BancorpSouth filed such application on September 28, 1998. Approval of the Bank Merger by the Mississippi Department of Banking and Consumer Finance is expected to be received following approval of the Merger Agreement by First Corporation Shareholders.

         The First Corporation and BancorpSouth also must file an application with the Alabama Banking Department for approval of the Merger. Such application consists primarily of providing to the Alabama Banking Department a copy of the application filed with the FDIC, and paying any applicable application fees. Such application was provided to the Alabama Banking Department on September 28, 1998. Approval of the Merger by the Alabama Banking Department is expected to be received following approval of the Merger Agreement by First Corporation Shareholders.

ACCOUNTING TREATMENT

         It is intended that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"). The Merger is conditioned upon BancorpSouth being satisfied that the Merger will qualify for pooling of interests accounting treatment. In addition, BancorpSouth can terminate the Merger Agreement if it is advised in writing by its independent certified public accountants that the Merger does not qualify for pooling of interests accounting treatment. The unaudited pro forma financial information included in this Prospectus Supplement/Proxy Statement reflects the Merger using the pooling of interests method of accounting. See "SUMMARY -- Comparative Unaudited Per Share Data" and "SELECTED FINANCIAL DATA."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material anticipated U.S. federal income tax consequences of the Merger to First Corporation Shareholders who hold First Corporation Common Stock as a capital asset. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (such as non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired First Corporation Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold First Corporation Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. FIRST CORPORATION SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S.

FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF POTENTIAL CHANGES TO APPLICABLE TAX LAW.

         BancorpSouth has received an opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, special counsel to BancorpSouth, dated November 2, 1998, addressing the U.S. federal income tax consequences of the Merger described below. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the expected state of facts existing at the Effective Time. In rendering this opinion, such counsel has required and relied upon representations and covenants, including those contained in certificates of officers of The First Corporation and BancorpSouth. The opinion is to the effect that, for U.S. federal income tax purposes:

         1. The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

         2. No gain or loss will be recognized by BancorpSouth or The First Corporation as a result of the Merger;

         3. No gain or loss will be recognized by First Corporation Shareholders who exchange all of their respective common stock solely for BancorpSouth Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BancorpSouth Common Stock); and

         4. The aggregate tax basis of the BancorpSouth Common Stock received by First Corporation Shareholders who exchange all of their respective shares of First Corporation Common Stock solely for BancorpSouth Common Stock pursuant to the Merger will be the same as the aggregate tax basis of First Corporation Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         The First Corporation's obligation to consummate the Merger is conditioned upon the receipt of an opinion of Jenkens & Gilchrist, A Professional Corporation, and BancorpSouth's obligation to consummate the Merger is conditioned upon the receipt of an opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company. Each of the opinions, to be dated the date on which the Merger is completed, are to address the same U.S. federal income tax consequences discussed in the immediately preceding paragraph and as further described under the caption "THE MERGER AGREEMENT -- Conditions to the Merger." None of the tax opinions to be delivered to the parties in connection with the Merger are binding on the Internal Revenue Service (the "IRS") or the courts. The parties do not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in such opinions or that a court will not sustain such challenge.

         Generally, cash received by a First Corporation Shareholder in lieu of a fractional share interest in BancorpSouth Common Stock will be treated as received in redemption of such fractional share interest, and such First Corporation Shareholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of First Corporation Common Stock treated as redeemed. Such gain or loss should be a long-term capital gain or loss if the holding period for shares of First Corporation Common Stock is greater than one year at the Effective Time. Generally, in the case of individual shareholders, such capital gain will be taxed at a maximum rate of 20% (10%, if the gain would be taxed at 15% if it were treated as ordinary income) if such shareholder's holding period is more than one year. The holding period of a share of BancorpSouth Common Stock received in the Merger (including a fractional share interest deemed received and redeemed as described above) will include the holder's holding period in First Corporation Common Stock surrendered in exchange for BancorpSouth Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of management of The First Corporation and the First Corporation Board may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders generally. The First Corporation Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         In particular, Mr. William C. Kent, who is President of The First Corporation and First National Bank, will become community bank president of the branch locations of BancorpSouth Bank in the Opelika, Alabama area after the Merger. Mr. Kent has entered into an employment agreement with BancorpSouth Bank that is effective upon completion of the Merger. The employment agreement provides for a term of two years, which may be renewed for additional one year terms. The employment agreement also provides that Mr. Kent will receive an annual salary of $118,368 and will be eligible for a discretionary bonus. In his employment agreement, Mr. Kent has agreed that he will not compete with BancorpSouth Bank within a specified area.

         Directors and executive officers of The First Corporation will be issued shares of BancorpSouth Common Stock in the Merger on the same basis as other First Corporation Shareholders. The following chart shows the number of shares of BancorpSouth Common Stock that may be issued to directors and executive officers of The First Corporation in the Merger:

             Beneficial ownership by executive
             officers and directors as of
             November 25, 1998(1)..................             55,885.41

             Shares of BancorpSouth Common Stock to
             be received at the Effective Time
             (based on such beneficial ownership):

                  Minimum..........................               430,557

                  Maximum..........................               582,521

             -------------------------
             (1) Does not include 3,200 shares of common stock of The First Corporation subject to stock options exercisable on December 13, 1998. Includes 1,360.41 shares of common stock of The First Corporation held by such persons as trustees of the First Corporation ESOP and which shares have not been allocated to the participants in such plan. Pursuant to the terms of this plan, the trustees may vote such unallocated shares in their discretion.

COMPARISON OF RIGHTS OF SHAREHOLDERS

         At the Effective Time, First Corporation Shareholders will automatically become BancorpSouth shareholders (except for those shareholders who exercise Dissenters' Rights). BancorpSouth is a Mississippi corporation governed by provisions of the MBCA, the amended and restated articles of incorporation of BancorpSouth (the "BancorpSouth Articles") and the bylaws of BancorpSouth (the "BancorpSouth Bylaws"). The First Corporation is an Alabama corporation governed by provisions of the ABCA, the articles of incorporation of The First Corporation (the "First Corporation Articles") and the bylaws of The First Corporation (the "First Corporation Bylaws"). See "COMPARISON OF RIGHTS OF SHAREHOLDERS."

RESTRICTIONS ON RESALES BY AFFILIATES

         The shares of BancorpSouth Common Stock issuable to First Corporation Shareholders upon consummation of the Merger have been registered under the Securities Act of 1933 (the "Securities Act"). Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of The First Corporation or BancorpSouth, as that term is defined in the rules promulgated under the Securities Act.

         Shares of BancorpSouth Common Stock received by those First Corporation Shareholders who are deemed to be affiliates of The First Corporation at the time of First Corporation Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. Securities and Exchange Commission (the "SEC") guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines also indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

         Each of the parties has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who is an affiliate (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act (in the case of The First Corporation affiliates) and to preserve the ability of the Merger to be accounted for as a pooling of interests.

         BancorpSouth has agreed in the Merger Agreement to use its best efforts to publish financial results covering at least 30 days of post-Merger combined operations, as contemplated by Accounting Series Release No. 135 issued by the SEC, as soon as practical after such financial results are available.

                              THE MERGER AGREEMENT


         The following summary of certain terms and provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated into this document by reference and, with the exception of certain exhibits and schedules thereto, is attached as Annex A to this Prospectus Supplement/Proxy Statement.

EXCHANGE OF CERTIFICATES

         At or prior to the Effective Time, BancorpSouth will deposit, or will cause to be deposited, with the Exchange Agent, certificates representing the shares of BancorpSouth Common Stock (collectively, "BancorpSouth Certificates") and cash to be paid in lieu of fractional shares to which a holder of certificates formerly representing First Corporation Common Stock ("First Corporation Certificates") would otherwise be entitled based on the applicable exchange ratio (such cash and BancorpSouth Certificates, together with any dividends or distributions with respect thereto, the "Exchange Fund").

         As soon as practicable, but in no event more than three business days after the date on which the Effective Time occurs (the "Effective Date"), the Exchange Agent will mail to each holder of record of a First Corporation Certificate a letter of transmittal for use in exchanging such shareholder's First Corporation Certificates for the Merger Consideration. Upon surrender of a First Corporation Certificate for exchange and cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of a First Corporation Certificate will be entitled to receive in exchange for such First Corporation Certificate a BancorpSouth Certificate representing the number of whole shares of BancorpSouth Common Stock to which such holder has become entitled pursuant to the Merger Agreement. The holder of the First Corporation Certificate may also receive a check in the amount of cash in lieu of fractional shares, if any, of BancorpSouth Common Stock to which such holder has become entitled pursuant to the Merger Agreement. First Corporation Certificates so surrendered will immediately be canceled. No interest will be paid or accrued on any cash to be paid upon such surrender, whether in lieu of fractional shares of BancorpSouth Common Stock or with respect to unpaid dividends or distributions thereon.


         FIRST CORPORATION SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

         No fractional shares of BancorpSouth Common Stock, and no BancorpSouth Certificates or scrip representing such fractional shares, will be issued in the Merger. Also, no dividend or distribution will be payable on or with respect thereto, nor will any such fractional share entitle the holder thereof to vote or to any other rights of a BancorpSouth Shareholder. Instead, BancorpSouth will pay to each First Corporation Shareholder who would otherwise be entitled to a fractional share of BancorpSouth Common Stock (after taking into account all First Corporation Certificates delivered by such shareholder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the Average Closing Price of BancorpSouth Common Stock.

         Any part of the Exchange Fund that remains unclaimed by First Corporation Shareholders for 12 months after the Effective Time will be paid to BancorpSouth. After such time First Corporation Shareholders may look only to BancorpSouth for payment of the Merger Consideration and unpaid dividends and distributions, if any, on First Corporation Common Stock deliverable in respect of each share of First Corporation Common Stock held by such shareholder, in each case, without interest thereon. None of The First Corporation, BancorpSouth or the Exchange Agent, or any other person, will be liable to any former First Corporation Shareholder for any amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If any First Corporation Certificate is lost, stolen or destroyed, BancorpSouth can require, at its discretion, the making of an affidavit of that fact by the person claiming the same and/or the posting of a bond by such person in an amount that BancorpSouth or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such First Corporation Certificate. Upon making such affidavit and/or posting such bond, the Exchange Agent will issue in exchange for such First Corporation Certificate the shares of BancorpSouth Common Stock and cash in lieu of fractional shares deliverable in respect thereof.

         No dividends or other distributions with respect to BancorpSouth Common Stock declared after the Effective Time and payable to BancorpSouth Shareholders of record will be paid to the holder of any unsurrendered First Corporation Certificate until the holder thereof surrenders such First Corporation Certificate in accordance with the Merger Agreement. After the proper surrender of a First Corporation Certificate, the record holder of the certificate will be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to shares of BancorpSouth Stock represented by such First Corporation Certificate upon completion of the Merger.

CONDITIONS TO THE MERGER

        The obligations of The First Corporation and BancorpSouth to complete the Merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the Effective Time, of a number of conditions, which are set forth in the Merger Agreement. These conditions include:

         1.       Approval of the Merger Agreement by First Corporation
                  Shareholders;

         2.       Receipt of the Requisite Regulatory Approvals;

         3. The absence of any legal prohibition to completion of the Merger; and

         4. The accuracy of the parties' representations and performance of the parties' obligations under the Merger Agreement.

         In addition, the obligation of each party to consummate the Merger is conditioned upon receipt of an opinion from their respective legal counsel to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

         1. No gain or loss will be recognized by BancorpSouth or The First Corporation as a result of the Merger;

         2. No gain or loss will be recognized by First Corporation Shareholders who exchange all of their respective shares of First Corporation Common Stock solely for BancorpSouth Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BancorpSouth Common Stock); and

         3. The aggregate tax basis of the BancorpSouth Common Stock received by First Corporation Shareholders who exchange all of their respective shares of First Corporation Common Stock solely for BancorpSouth Common Stock pursuant to the Merger will be the same as the aggregate tax basis of First Corporation Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         The obligation of BancorpSouth to complete the Merger is also conditioned upon:

         1. Mr. William C. Kent, the President of The First Corporation, entering into an employment agreement with BancorpSouth Bank; and

         2. BancorpSouth being satisfied the Merger may be accounted for using the pooling of interests method of accounting.

         Further, the obligation of The First Corporation to complete the Merger is conditioned upon receipt by The First Corporation of an opinion from Alex Sheshunoff & Co. Investment Banking to the effect that as of the date of the opinion and based upon and subject to the matters set forth in the opinion, the Merger is fair to First Corporation Shareholders from a financial point of view. See "THE MERGER -- Fairness Opinion."

         The parties cannot guarantee that the Requisite Regulatory Approvals will be obtained or that all of the other conditions precedent to the Merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

TERMINATION OF THE MERGER AGREEMENT

         The Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by First Corporation Shareholders, as set forth in the Merger Agreement, including by mutual consent of BancorpSouth and The First Corporation. In addition, the Merger Agreement may be terminated by either party if:

         1. A governmental entity issues a final order prohibiting the Merger or (subject to a 60 day waiting period) rejects an application for a Requisite Regulatory Approval;

         2.       The Merger is not consummated on or before June 30, 1999;

         3.       First Corporation Shareholders fail to approve the Merger; or

         4. The other party materially breaches its representations or covenants set forth in the Merger Agreement and fails to cure that breach within the prescribed time limit.

         In addition, BancorpSouth may terminate the Merger Agreement if the First Corporation Board has withdrawn, modified or changed in a manner adverse to BancorpSouth its approval of the Merger, or its recommendation to First Corporation Shareholders that such shareholders approve the Merger Agreement and the Merger. BancorpSouth may also terminate the Merger Agreement if BancorpSouth's independent certified public accountants advise BancorpSouth and The First Corporation in writing that the Merger does not qualify for use of the pooling of interests method of accounting.

         In the event that, without giving effect to the minimum and maximum exchange ratio limitations, the exchange ratio computed in accordance with the formula in the Merger Agreement exceeds 11.8132, The First Corporation may, at its option and without penalty, terminate the Merger Agreement by giving prior written notice to BancorpSouth, unless within 24 hours after such notice is given, BancorpSouth agrees to increase the maximum exchange ratio of 10.4235 to an amount proposed by The First Corporation that is not greater than the computed exchange ratio. This would occur if the Average Closing Price of BancorpSouth Common Stock was more than about $24.6643. If, however, the computed exchange ratio is less than 7.0879, BancorpSouth may, at its option and without penalty, terminate the Merger Agreement by giving prior written notice to The First Corporation, unless within 24 hours after such notice is given, The First Corporation agrees to lower the minimum exchange ratio of 7.7043 to an amount proposed by BancorpSouth that is not less than the computed exchange ratio. This would occur if the Average Closing Price of BancorpSouth Common Stock was less than about $14.7985.

         The computed exchange ratio amount below which BancorpSouth can elect to terminate the Merger Agreement, 7.0879, is less than the minimum exchange ratio of 7.7043. Therefore, if the computed exchange ratio is less than 7.7043 but not less than 7.0879, the applicable exchange ratio would be limited to the minimum exchange ratio of 7.7043 and BancorpSouth would not have the right to terminate the Merger Agreement as a result. Similarly, the computed exchange ratio amount above which The First Corporation can elect to terminate the Merger Agreement, 11.8132, is more than the maximum exchange ratio of
10.4235. Therefore, if the computed exchange ratio is more than 10.4235 but not more than 11.8132, the applicable exchange ratio would be limited to the maximum exchange ratio of 10.4235 and The First Corporation would not have the right to terminate the Merger Agreement as a result. If the Average Closing Price of BancorpSouth Common Stock is viewed as an implied value, this could result in First Corporation Shareholders receiving shares of BancorpSouth Common Stock with an implied value of less than $174.8178 in exchange for each share of First Corporation Common Stock.

         In the event of termination of the Merger Agreement pursuant to its terms, the Merger Agreement will become void and have no effect, except with respect to the parties' obligations regarding confidential information and expenses as set forth in the Merger Agreement. Termination also will not relieve or release a breaching party from liability or damages for its willful breach of the Merger Agreement.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

         In the Merger Agreement, each of the parties agreed that, prior to the Effective Time and except as expressly contemplated or permitted by the Merger Agreement or the Stock Option Agreement or with the prior written consent of the other party, such party and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice. Each of the parties also agreed to refrain from engaging in, or permitting its subsidiaries to engage in, certain activities which are described in the Merger Agreement.

         The First Corporation agreed to refrain from:

         1. Declaring or paying any dividends on, or making other distributions in respect of any of its capital stock during any period (except that The First Corporation may declare and pay a single dividend immediately prior to the Effective Time of $2.25 per share for The First Corporation's 1998 fiscal year);

         2.       Issuing or acquiring its capital stock;

         3. Issuing any options or other securities convertible into or exchangeable for its capital stock;

         4.       Amending its articles of incorporation or bylaws;

         5.       Making any capital expenditure in excess of $100,000;

         6.       Engaging in a material acquisition of another business;

         7. Adopting or amending any employee benefit plan or compensation arrangement;

         8. Entering into any loans in an original principal amount in excess of $2,000,000;

         9. Incurring any indebtedness other than in the ordinary course of business consistent with past practice;

         10. Disposing of any material assets other than in the ordinary course of business consistent with past practice; or

         11. Entering into, renewing, amending or terminating any material contract.

         In addition, The First Corporation agreed that, prior to the Effective Time, it will not authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate, facilitate, encourage or participate in any inquiries, proposals, discussions or negotiations relating to a tender or exchange offer, merger, consolidation or other business combination involving The First Corporation or the acquisition of a substantial portion of its capital stock or assets (a "Takeover Proposal"). The First Corporation agreed to immediately cease and terminate any existing activities, discussions or negotiations previously conducted with any parties other than BancorpSouth with respect to any Takeover Proposal, and to notify BancorpSouth immediately if it receives any Takeover Proposal, inquiry or request for information. The First Corporation also agreed to promptly inform BancorpSouth in writing of all of the relevant details with respect to any Takeover Proposal or request for information, including the material terms and conditions and the identity of the person or group making such request or proposal. Additionally, The First Corporation agreed to keep BancorpSouth fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

         The First Corporation further agreed that it would not provide third parties with any nonpublic information relating to any such Takeover Proposal. It may, however, communicate information about any such Takeover Proposal to its shareholders if, in the judgment of the First Corporation Board, such communication is required under applicable law. In addition, The First Corporation may, and may authorize and permit its officers, directors, employees or agents to, provide or cause to be provided such information and participate in such discussions or negotiations if the First Corporation Board has determined that the failure to do so could cause the members of the First Corporation Board to breach their fiduciary duties under applicable laws.

         The Merger Agreement also contains certain other agreements relating to the conduct of the parties prior to the Effective Time, including, among other things, those requiring each party:

         1. To apply for and obtain all consents and approvals required to consummate the Merger;

         2. Except for privileged or confidential information, to afford to the other party and its representatives access during normal business hours to all of such party's information concerning its business, properties and personnel as such other party may reasonably request;

         3. To cause each director, executive officer and other person who is an "affiliate" of such party for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for pooling of interests accounting treatment, to deliver to the other party to the Merger a written agreement intended to ensure compliance with the Securities Act (in the case of The First Corporation affiliates) and to preserve the ability of the Merger to be accounted for as a pooling of interests; and

         4. To take all actions required to comply with any legal requirements to consummate the Merger.

         The First Corporation also agreed to call and hold a special shareholders meeting and, through the First Corporation Board, to recommend for approval to its shareholders the Merger Agreement and the Merger.

         BancorpSouth also agreed that employees of The First Corporation and First National Bank ("First Corporation Employees") will be eligible to participate in BancorpSouth's employee benefit plans in a manner comparable to that of similarly situated employees of BancorpSouth or BancorpSouth Bank. Prior service with The First Corporation will be treated as service with BancorpSouth for all such purposes (other than for accrual of pension benefits and 401(k) plan eligibility) and except to the extent that such treatment would result in a duplication or increase in benefits. First Corporation Employees are to be given credit for amounts paid under an employee benefit plan period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of BancorpSouth's employee benefit plan.

         At the Effective Time, BancorpSouth and its subsidiaries are to assume and honor all employment, severance and other compensation agreements and arrangements existing prior to August 12, 1998 between The First Corporation and the First National Bank and any director, officer or employee thereof that were disclosed to BancorpSouth. The parties also agreed to cooperate and take all reasonable actions after the Effective Time to effect the merger of any employee benefit plan of The First Corporation that is intended to be qualified under
Section 401(a) of the Code into BancorpSouth's appropriate tax-qualified retirement plan so that the merger of such plan satisfies the requirements of
Section 414(l) of the Code. The First Corporation employee benefit plan will not be merged into BancorpSouth's appropriate tax-qualified retirement plan if The First Corporation plan is not fully funded under Section 412 of the Code and
Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or if the merger of the plan would jeopardize the tax-qualified status of a BancorpSouth plan.

         In addition, BancorpSouth agreed to provide indemnification to the officers, directors and employees of The First Corporation to the full extent permitted by law from and after the Effective Time and to provide, for a period of three years after the Effective Time, directors' and officers' liability insurance for the directors and officers of The First Corporation to the maximum extent available at an annual premium not to exceed 125% of the amount expended by The First Corporation as of the date of the Merger Agreement. BancorpSouth also agreed to cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange.

AMENDMENT OF THE MERGER AGREEMENT; WAIVER; EXPENSES

         Subject to compliance with applicable law, the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by First Corporation Shareholders. However, after any approval of the Merger Agreement by First Corporation Shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement which reduces the amount or changes the form of the Merger Consideration. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of BancorpSouth and The First Corporation.

         Prior to the Effective Time, BancorpSouth and The First Corporation may extend the time for the performance of any of the obligations or other acts of the other party to the Merger Agreement, waive any inaccuracies in the representations or warranties of the other party contained in the Merger Agreement or waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement.

         Each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the Merger.

STOCK OPTION AGREEMENT

         Concurrently with the execution of the Merger Agreement, BancorpSouth and The First Corporation executed and delivered the Stock Option Agreement. Under the Stock Option Agreement, The First Corporation granted to BancorpSouth an option (the "Option") to purchase from The First Corporation up to 47,822 shares of First Corporation Common Stock (the "Option Shares") at an exercise price of $125 per share. This number of shares is subject to adjustment in certain circumstances, but in no event is the number of shares to exceed 19.9% of the shares of First Corporation Common Stock issued and outstanding immediately prior to exercise of the Option. The First Corporation approved and entered into the Stock Option Agreement as an inducement to

BancorpSouth to enter into the Merger Agreement. The Stock Option Agreement is included as Annex D to this Prospectus Supplement/Proxy Statement. This description is qualified in its entirety by reference to the full text of such agreement.

         The Stock Option Agreement is intended to increase the likelihood that the Merger will be completed. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all of or a significant interest in The First Corporation from considering or proposing such an acquisition. The acquisition of The First Corporation other than by BancorpSouth could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquirer of acquiring The First Corporation compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquirer from considering or proposing an acquisition or might result in a potential acquirer proposing to pay a lower per share price to acquire The First Corporation than it might otherwise have proposed to pay. The exercise or repurchase of the Option may prohibit any other acquirer of The First Corporation from accounting for an acquisition thereof using the pooling of interests accounting method for a period of two years.

         The number of shares of First Corporation Common Stock subject to the Option will be increased or decreased, as appropriate, to the extent that additional shares of First Corporation Common Stock are either (1) issued or otherwise become outstanding after August 12, 1998 or (2) redeemed, repurchased, retired or otherwise cease to be outstanding after August 12, 1998, such that, after such issuance, the number of Option Shares will continue to equal 19.9% of the shares of First Corporation Common Stock then issued and outstanding. In the event of any change in, or distributions in respect of, the number of shares of First Corporation Common Stock that would be prohibited by the Merger Agreement, the type and number of Option Shares purchasable upon exercise of the Option, and the option price, will also be adjusted in such a manner as will fully preserve the economic benefits of the Option.

         The Stock Option Agreement provides that BancorpSouth may exercise the Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined in Section 2(b) of the Stock Option Agreement) and a Subsequent Triggering Event (as defined in Section 2(c) of the Stock Option Agreement) have occurred prior to the occurrence of an Exercise Termination Event (as defined in Section 2(a) of the Stock Option Agreement). BancorpSouth may exercise the Option only if BancorpSouth has sent to The First Corporation written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in the Stock Option Agreement). The terms "Initial Triggering Event" and "Subsequent Triggering Event" generally relate to attempts by one or more third parties to acquire a significant interest in The First Corporation. Any exercise of the Option will be deemed to occur on the date such notice of exercise is sent.

         As of the date of this Prospectus Supplement/Proxy Statement, BancorpSouth is not aware that an Initial Triggering Event or Subsequent Triggering Event has occurred.

         Immediately prior to the occurrence of a Repurchase Event (as defined in Section 7(d) of the Stock Option Agreement), following a request of BancorpSouth, delivered prior to an Exercise Termination Event (as defined in Section 2(a) of the Stock Option Agreement), The First Corporation (or any successor thereto) will repurchase the Option from BancorpSouth at a price (the "Option Repurchase Price") equal to the amount by which the Market/Offer Price (as defined in Section 7(a) of the Stock Option Agreement) exceeds the option exercise price, multiplied by the number of shares for which the Option may then be exercised. In addition, at the request of BancorpSouth from time to time, delivered within 90 days of such occurrence (or such longer period as necessary to obtain any required regulatory approvals or to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), The First Corporation will repurchase such number of the Option Shares from BancorpSouth as BancorpSouth designates at a price (the "Option Share

Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

         Within 90 days after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Date (as defined in Section 2(a) of the Stock Option Agreement), subject to extension as provided in the Stock Option Agreement, BancorpSouth may request The First Corporation to prepare, file and keep current with respect to the Option Shares, a registration statement with the SEC. The First Corporation is required to use its reasonable best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or other disposition of Option Shares. BancorpSouth has the right to demand two such registrations.

         Neither BancorpSouth nor The First Corporation may assign any of its rights and obligations under the Stock Option Agreement or the Option to any other person without the express written consent of the other party. However, if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, BancorpSouth, subject to the terms of the Stock Option Agreement, may assign, in whole or in part, its rights and obligations thereunder, within 90 days (subject to extension to obtain necessary regulatory approvals or to avoid liability under Section 16(b) of the Exchange Act) of such Subsequent Triggering Event. BancorpSouth may not assign its rights under the Option until the date 15 days after the date on which the Board of Governors of the Federal Reserve System ("Federal Reserve") approves an application by BancorpSouth to acquire the Option Shares except in:

         1.       A widely dispersed public distribution;

         2. A private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of The First Corporation;

         3. An assignment to a single party for the purpose of conducting a widely dispersed public distribution on BancorpSouth's behalf; or

         4.       Any other manner approved by the Federal Reserve.

         Certain rights and obligations of The First Corporation under the Stock Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve is required for the acquisition by BancorpSouth of more than 5% of the outstanding shares of First Corporation Common Stock. Accordingly, BancorpSouth has included or will include in its applications with the Federal Reserve a request for approval of the right of BancorpSouth to exercise its rights under the Stock Option Agreement, including its right to purchase more than 5% of the outstanding shares of First Corporation Common Stock.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


MARKET PRICES

         THE FIRST CORPORATION

         There is no established trading market for shares of First Corporation Common Stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of First Corporation Common Stock have been bought and sold. As of November 25, 1998, First Corporation Common Stock was held of record by approximately 214 persons. The First Corporation ESOP has from time to time purchased shares of First Corporation Common Stock from The First Corporation. The following chart provides information about these purchases during 1996, 1997 and 1998.

                                       Numer of
           Date of                     Shares           Price Per
           Purchase                    Purchased        Share
           --------                    ---------        -----
         March 11, 1998                1,211            $70.00

         December 2, 1997                268            $58.75

         September 17, 1997            1,555            $58.75

         December 9, 1996                241            $55.50

         July 31, 1996                 1,736            $55.50

         BANCORPSOUTH

         BancorpSouth is listed on the New York Stock Exchange under the symbol "BXS." As of November 25, 1998, BancorpSouth Common Stock was held of record by approximately 7,157 persons. The following table sets forth the high and low closing sale prices for BancorpSouth Common Stock as reported on the New York Stock Exchange since May 15, 1997 and on the Nasdaq Stock Market before May 15, 1997 for the periods indicated:

                                                                HIGH (1)     LOW (1)
                                                                ----         ---
         1998
                 First Quarter...............................  $24.0000     $20.6250
                 Second Quarter..............................   23.0625      20.3125
                 Third Quarter...............................   22.4375      16.8125
                 Fourth Quarter (through November 30, 1998)..   21.6250      17.2500

         1997
                 First Quarter...............................  $15.0000     $13.25000
                 Second Quarter..............................   14.7500      13.25000
                 Third Quarter...............................   18.0000      14.50000
                 Fourth Quarter..............................   24.1875      17.59375

         1996
                 First Quarter...............................  $12.750      $11.2500
                 Second Quarter..............................   12.875       10.6875
                 Third Quarter...............................   12.000       10.7500
                 Fourth Quarter..............................   14.250       11.8750

         --------------------
         (1) Adjusted to reflect a two-for-one stock split of the BancorpSouth Common Stock, effected in the form of a 100% stock dividend as of May 15, 1998.

DIVIDENDS

         The following table sets forth cash dividends declared per share of BancorpSouth Common Stock and First Corporation Common Stock for the periods indicated. The ability of either of these companies to pay dividends to its respective shareholders is subject to certain restrictions.

        BANCORPSOUTH

                                                                       DIVIDENDS
                                                                      PER SHARE(1)
                                                                      ---------
         1998
                 First Quarter.......................................   $0.11
                 Second Quarter......................................    0.11
                 Third Quarter.......................................    0.11
                 Fourth Quarter (through November 30, 1998)..........    0.12

         1997
                 First Quarter.......................................   $0.095
                 Second Quarter......................................    0.095
                 Third Quarter.......................................    0.095
                 Fourth Quarter......................................    0.110

         1996
                 First Quarter.......................................   $0.085
                 Second Quarter......................................    0.085
                 Third Quarter.......................................    0.085
                 Fourth Quarter......................................    0.095

        --------------------
        (1) Adjusted to reflect a two-for-one stock split of the BancorpSouth Common Stock, effected in the form of a 100% stock dividend as of May 15, 1998.


         THE FIRST CORPORATION

                                                                        DIVIDENDS
                                                                        PER SHARE
                                                                        ---------
         1998
                 First Quarter........................................     --
                 Second Quarter.......................................     --
                 Third Quarter .......................................     --
                 Fourth Quarter (through November 30, 1998)...........     --

         1997
                 First Quarter........................................     --
                 Second Quarter.......................................     --
                 Third Quarter........................................     --
                 Fourth Quarter.......................................   $2.15

         1996
                 First Quarter........................................     --
                 Second Quarter.......................................     --
                 Third Quarter........................................     --
                 Fourth Quarter.......................................   $2.00

                              THE FIRST CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This discussion presents an analysis of the consolidated financial statements of The First Corporation and its subsidiary, First National Bank, at September 30, 1998 and December 31, 1997 and 1996, and the consolidated results of operations for the nine-month periods ended September 30, 1998 and September 30, 1997, and for the years ended December 31, 1997, 1996 and 1995. The following discussion should be read in conjunction with the consolidated financial statements of The First Corporation and its subsidiary and the related notes appearing elsewhere in this Prospectus Supplement/Proxy Statement. The information is presented on a consolidated basis for The First Corporation and its subsidiary, First National Bank.

RESULTS OF OPERATIONS FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998 AS COMPARED TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997

         Net income for the nine months ended September 30, 1998 was approximately $1,009,000, or $4.34 per share, compared to $1,061,000, or $4.63 per share, for the nine months ended September 30, 1997. Net income decreased 4.9% in 1998, as compared to the comparable period in 1997.

         The most significant factors affecting net income for the periods mentioned were increased expenses related to the opening of a new branch office in Auburn, Alabama, upgrading computer systems, the installation and implementation of check imaging technology and the anticipated merger with BancorpSouth.

         Net income for the nine months ended September 30, 1998 resulted in an annualized return on average assets of 0.93% compared to 1.02% in 1997. The annualized return on average stockholders' equity was 8.86% in 1998, as compared to 10.34% for the same period in 1997.


         NET INCOME

         Following is an analysis of the primary components of net income for the nine-month periods ended September 30, 1998 and September 30, 1997.

         Net interest income is the principal source of The First Corporation's income and represents the difference between interest and fees earned on loans, securities, and other interest-earning assets, interest paid on interest-bearing deposits and other borrowings. Net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities as well as the rates earned or paid thereon. For the purposes of this earnings analysis, net interest income has been adjusted to a taxable equivalent basis (assuming a tax rate of 34% in 1998 and 1997) for non-taxable investment securities included in interest-earning assets. The amount of the tax-equivalent adjustment was $202,000 and $166,000 for the nine months ended September 30, 1998 and 1997, respectively.

         The following table details average balances of interest-earning assets and interest-bearing liabilities, the taxable equivalent amount of interest earned/paid thereon and the taxable equivalent yield/rate for the nine-month periods ended September 30, 1998 and September 30, 1997.

                                                                             ASSETS
                                             ----------------------------------------------------------------------

                                                     1998                                  1997
                                             ---------------------------------   ----------------------------------
                                             Average                   Yield/      Average                   Yield/
                                             Balance     Interest       Rate       Balance      Interest      Rate
                                             -------     --------       ----       -------      --------      ----
                                                                      (Dollars in thousands)
Interest-earning assets:
Loans.....................................   $ 82,972    $ 5,642         9.07%     $ 74,870     $ 5,115        9.11%
Investment securities-taxable.............     35,505      1,713         6.43        46,148       2,265        6.54
Non-taxable securities....................     10,606        595         7.48         8,713         489        7.48
Federal funds sold........................      5,685        230         5.39           921          36        5.21
FHLB stock................................        629         35         7.42           629          34        7.21
                                             --------    -------       ------      --------     -------       -----
Total interest-earning assets.............   $135,397    $ 8,215         8.09%     $131,281     $ 7,939        8.06%

Total assets..............................   $144,271                              $139,277


                                                                LIABILITIES AND STOCKHOLDERS' EQUITY
                                                 --------------------------------------------------------------------

                                                              1998                                 1997
                                                 --------------------------------      ------------------------------
                                                 Average                   Yield/      Average                Yield/
                                                 Balance       Interest     Rate       Balance    Interest     Rate
                                                 -------       --------     ----       -------    --------     ----
Interest-bearing liabilities:
NOW accounts..............................      $ 19,461       $   467      3.20%    $ 20,305     $   493      3.24%
Savings accounts..........................         5,122           105      2.73        5,166         106      2.74
Money market accounts.....................        21,622           674      4.16       19,293         577      3.99
Time deposits.............................        65,100         2,795      5.72       63,024       2,703      5.72
                                                --------       -------      ----     --------     -------      ----
Total deposits............................      $111,305       $ 4,041      4.84%    $107,788     $ 3,879      4.80%

Short-term borrowings.....................           501            16      4.26        1,541          57      4.93
Long-term borrowings......................         5,000           214      5.73        4,297         184      5.68
                                                --------       -------      ----     --------     -------      ----
Total interest-bearing liabilities........      $116,806       $ 4,271      4.88%    $113,626     $ 4,120      4.83%
Total liabilities and stockholders'
     equity...............................      $144,271                             $139,277

Net interest income.......................                     $ 3,944                            $ 3,819

Net interest spread.......................                                  3.21%                              3.23%
Net interest margin.......................                                  3.88%                              3.88%

         Interest income on a tax equivalent basis increased only 3.5% to approximately $8,215,000 for the nine months ended September 30, 1998, as compared to $7,939,000 for the comparable period in 1997. The annualized net yield on interest-earning assets rose slightly to 8.09% in 1998, compared to 8.06% in 1997. This increase was primarily attributable to an increase in total average interest-earning assets and a greater percentage of the interest-earning assets being in the higher yielding loans and non-taxable securities categories for the period ended September 30, 1998 as compared to the period ended September 30, 1997. Although the average annualized yield on average loans declined to 9.07% for the nine months ended September 30, 1998 from 9.11% for the nine months ended September 30, 1997, average loans increased by 10.8% during the same period. Non-taxable securities increased 21.7% during the nine month period ended September 30, 1998 as compared to the same period in 1997. Interest-earning assets as a percentage of total average assets decreased from 94.3% in 1997 to 93.8% in 1998.

         Interest expense increased to approximately $4,271,000 (a 3.7% increase) for the nine months ended September 30, 1998, from approximately $4,120,000 for the comparable 1997 period. The increase in interest expense from 1997 to 1998 was a result of an increase in the dollar amount of interest-bearing liabilities and a small increase in the average rate being paid on those liabilities. The annualized average rate paid on interest-bearing liabilities rose from 4.83% for the nine months ended September 30, 1997 to 4.88% for the same period in 1998. Money market accounts represented 18.5% of interest-bearing liabilities during the 1998 period as compared to 17.0% during the same period ended 1997 and the annualized yields paid on money market accounts during the nine months ended September 30, 1998 and 1997 were 4.16% and 3.99%, respectively.

         Net interest income on a tax equivalent basis for the nine months ended September 30, 1998 increased slightly to $3,944,000 from $3,819,000 for the same period in 1997. The annualized net interest margin remained unchanged at 3.88% for the nine months ended September 30, 1998, as compared to the same period in 1997. There are many factors that affect the rates earned on assets and paid on liabilities. Strong competition for loans and deposits in the markets served has a major impact on the yields earned and the rates paid. Federal Reserve monetary policies, the international monetary markets, as well as local competitive pressures, all have a direct or indirect impact on interest rates and, therefore, affect the net interest spread and net yields earned by The First Corporation.


         ALLOWANCE AND PROVISION FOR LOAN LOSSES

         The provision for loan losses was $70,000 for the nine month period ended September 30, 1998, as compared to $145,000 for the same period in 1997. The following table summarizes information concerning the allowance for loan losses for the nine month period ended September 30, 1998. The First Corporation management's estimate of the allowance for loan losses and the provision for loan losses is based on a review of remaining collateral and/or financial condition of identified loans with characteristically more than a normal degree of risk, historical loan loss percentages, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, the lending experience of the loan staff and the relationship of the allowance for loan losses to outstanding loans.

         Net charge-offs for the nine month period ended September 30, 1998 were $30,000, as compared to net charge-offs of $59,000 for the comparable period in 1997. The First Corporation management believes the allowance for loan losses as of September 30, 1998 is adequate to cover losses inherent in the loan portfolio.

         The following table summarizes information concerning the allowance for loan losses:


                                                                          Nine Months Ended          Year Ended
                                                                          September 30, 1998      December 31, 1997
                                                                          ------------------      -----------------
                                                                                     (Dollars in thousands)

         Loans, net of unearned income outstanding - during period          $  84,127               $   82,032

         Average net loans - during period .............................       82,972                   75,817

         Allowance for loan losses:

                  Balance - beginning of year...........................        1,153                    1,086

                  Provision charged to expense .........................           70                      195

                  Recoveries on loans previously charged off............           34                       29

                  Loans charged off ....................................          (64)                    (157)
                                                                             --------                ---------
                  Balance - end of year.................................     $  1,193                $   1,153
                                                                             ========                =========
         For the period:

                  Net charge-offs as a % of average loans ................       0.04%                    0.17%

         Provision for loan losses as a % of net charge-offs .............     233.33%                  152.34%

         Provision for loan losses as a % of net average loans ...........       0.08%                    0.26%

         Period End:

                  Allowance as a % of loans, net of unearned income              1.42%                    1.41%

         NONINTEREST INCOME

         Noninterest income increased by 17.6%, or approximately $75,000, to approximately $501,000 for the nine months ended September 30, 1998, as compared to approximately $426,000 for the same period in 1997. The increase was primarily a result of increased service charge income, other fee income and a non-recurring fee of approximately $23,000 paid by a computer software vendor for late delivery of their product.

         NONINTEREST EXPENSE

         Noninterest expense increased to $2,750,000 for the nine months ended September 30, 1998, or 9.1% higher than for the nine months ended September 30, 1997. This increase of approximately $229,000, as compared to the same period in 1997, is primarily attributable to increased salary expenses, computer expenses, and depreciation expense directly related to the increased staff, new banking facility and equipment required to open and operate the new branch office in Auburn, Alabama, which opened in July 1997. None of those expenses would have occurred during the first six months of 1997 since the branch was not operating during that time period. In addition, the equipment and software expenses related to providing new check imaging technology contributed to the increase in noninterest expenses. Customers began receiving check imaged statements during the latter half of 1997.

         INCOME TAXES

         The provision for income taxes for the nine months ended September 30, 1998 and 1997 was $416,000 and $352,000, respectively. The First Corporation's effective tax rate for the first nine months of 1998 increased to 29.2% from 24.9% for the same period in 1997. The effective tax rates can vary based on increases and decreases in certain nontaxable income or nondeductible expenses.

FINANCIAL CONDITION FOR THE PERIOD ENDED SEPTEMBER 30, 1998 AS COMPARED TO THE PERIOD ENDED SEPTEMBER 30, 1997


         LOANS

         Loans, net of unearned interest, increased $7.8 million, or 10.2%, to $84.1 million as of September 30, 1998, as compared to September 30, 1997. The allowance for loan losses was $1,193,000 and $1,172,000 as of September 30, 1998 and 1997, respectively. Allowance for loan losses represented 1.42% of total loans as of September 30, 1998, as compared to 1.54% as of September 30, 1997. The allowance for loan losses account is analyzed each quarter and, based on that analysis, it is believed by management of The First Corporation that the amount in the account is sufficient to cover inherit losses in the loan portfolio. The most significant concentration of loans consisted of commercial, agricultural and industrial loans in addition to real estate secured loans.


         SECURITIES

         The First Corporation's investment securities portfolio decreased
8.6%, or $4,207,000, to $44,524,000 as of September 30, 1998 from $48,731,000 at
September 30, 1997. The primary reason for the decrease was a decision by management of The First Corporation to either use the funds generated by maturing or called securities to fund loans or place them in overnight federal funds sold to provide liquidity to fund future loan growth. In addition, the yields on federal funds sold provided a positive and acceptable alternative when compared to the available yields in the securities market. The First Corporation maintains an investment strategy of seeking portfolio yields within acceptable risk levels, as well as providing liquidity. Most of The First Corporation's investment securities are classified as available for sale in an effort to maintain maximum liquidity in the portfolio. Securities classified as available for sale represent securities that The First Corporation intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, liquidity needs, prepayment risk and other similar factors.


         DEPOSITS

         Total deposits increased 2.6%, or $3,026,000, to $121,539,000 as of September 30, 1998 from $118,513,000 as of September 30, 1997. Time deposits increased $2.8 million, or 4.6%, to $65.4 million for the period ended September 30, 1998 from $62.6 million for the comparable period in 1997. NOW and money market deposits increased $1.8 million, or 4.8%, to $38.9 million for the period ended September 30, 1998 from $37.1 million for the comparable period in 1997. Demand deposits were $12.0 million and $13.6 million at September 30, 1998 and 1997, respectively.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 1997, 1996 AND
1995


         EARNINGS SUMMARY

         The First Corporation reported net income of approximately $1,330,000, or $5.79 per share, for the year ended December 31, 1997, as compared to net income of approximately $1,321,000, or $5.85 per share, and approximately $831,000, or $3.70 per share, for the years ended December 31, 1996 and December 31, 1995, respectively. Net income was basically level in 1997 as compared to 1996; however, net income increased by approximately $490,000, or 59.0%, in 1996 as compared to 1995. The primary reasons for the increase in earnings in 1996 as compared to 1995 was an increase in the net interest margin, security gains taken to enhance overall yields in the securities portfolio and the stability of rates paid on interest-bearing liabilities. On a tax equivalent basis

(assuming a tax rate of 34% in 1997, 1996, and 1995), the net interest margin increased to 3.67% in 1996 as compared to 3.43% in 1995. The increase in the net interest margin was a result of loan growth and increased yields in the investment portfolio. With management emphasizing quality loan growth in 1996, average loans increased by approximately $12,493,000, or 22.8%, in 1996, as compared to 1995. Due to the loan growth, the provision for loan losses was increased by $80,000, or 61.1% in 1996 as compared to 1995. Net security gains of $198,000 were recognized in 1996 as compared to $69,000 for the same period in 1995. The overall tax equivalent yield on the investment portfolio increased to 6.79% in 1997 from approximately 6.57% and 6.31% in 1996 and 1995, respectively. Although net income did not increase significantly in 1997 as compared to 1996 ($9,000), income (before taxes and securities gains) increased by approximately $284,000, or 19.5%, as compared to 1996. The increase in the net operating income was attributable to continued loan growth, with average loans increasing by approximately $8,547,000, or 12.7%, as compared to the same period in 1996.

         Net income for the year ended December 31, 1997 resulted in an annualized return on average assets of 0.94%, compared to 0.96% and 0.67% in 1996 and 1995, respectively. The annualized return on average stockholders' equity was 9.51% in 1997, as compared to 10.43% in 1996 and 7.26% in 1995.


         NET INTEREST INCOME

         For the purposes of this earnings analysis, net interest income has been adjusted to a taxable equivalent basis (assuming a tax rate of 34% ) for certain investments included in interest-earning assets. The amount of the tax-equivalent adjustment for the years ended December 31, 1997, December 31, 1996, and December 31, 1995 was $254,000, $228,000, and $265,000 respectively.

         Interest income increased approximately $498,000 to $10.6 million for the year ended December 31, 1997 from $10.1 million for the comparable period in 1996. Interest income for the year ended December 31, 1996 increased approximately $1,178,000 from $9.0 million for the comparable period in 1995. These increases were primarily attributable to the increase in the average yield on interest-earning assets from 7.64% in 1995 to 7.90% in 1996 and to 8.14% in 1997. In addition, interest-earning assets increased by 1.8% and 9.3% for the year ended December 31, 1997 and 1996, respectively. Although the average yield on loans remained level at approximately 9.14% during the 1995-1997 period, average loans grew at an annualized rate of 12.7% in 1997 and 22.8% in 1996. Average loans represented 58.0% of average interest-earning assets in 1997 as compared to 52.4% and 46.7% in 1996 and 1995, respectively. In contrast, average investment securities declined to 40.5% of average interest-earning assets in 1997, as compared to 46.1% and 51.8% in 1996 and 1995, respectively. Investment yields increased from 6.31% in 1995 to 6.79% in 1997.

         Interest expense increased approximately $69,000, or 1.3%, to approximately $5.50 million for the year ended December 31, 1997, from approximately $5.43 million for the comparable 1996 period. Interest expense for the year ended December 31, 1996 increased approximately $493,000 from $4.9 million for the comparable period in 1995. The slight fluctuations in interest expense from 1995 through 1997 were attributable to increases and decreases in the volume of interest-bearing liabilities. The average rate paid on interest-bearing liabilities was 4.86%, 4.88% and 4.84% for the years ended December 31, 1997, 1996 and 1995, respectively. Time deposits represented 55.6% of average interest-bearing liabilities for the year ended December 31, 1997, as compared to 56.3% and 57.6% for the years ended December 31, 1996 and 1995, respectively. The yields paid on time deposits during the years ended December 31, 1997, 1996 and 1995 were 5.75%, 5.79% and 5.77%, respectively. Short-term and long-term borrowings represented 5.28% of interest-bearing liabilities for the year ended December 31, 1997, as compared to 4.74% and 2.99% for the years ended December 31, 1996 and 1995, respectively. The yields paid on the borrowings were 5.52%, 5.28% and 4.46% for the years ended December 31, 1997, 1996 and 1995, respectively.

         Net interest income on a tax equivalent basis increased 9.1% to $5.1 million in 1997 from $4.7 million in 1996 and 17.0% in 1996 from $4.0 million in 1995. The net interest margin between interest-earning assets and interest-bearing liabilities increased to 3.93% for the year ended December 31, 1997 from 3.67% for the year ended December 31, 1996. The net interest margin in 1995 was 3.43%. There are many factors that affect the rates earned on assets and paid on liabilities. Strong competition for loans and deposits in the markets we serve has a major impact on the yields earned and the rates paid. Federal Reserve monetary policies, the international monetary markets, as well as local competitive pressures, all have a direct or indirect impact on interest rates and, therefore, affect the net interest spread and net yields earned by The First Corporation.

AVERAGE BALANCES AND INTEREST RATES, INTEREST YIELD/RATES ON TAXABLE EQUIVALENTS

         The following table details average balances of interest-earning assets and interest-bearing liabilities, the taxable equivalent amount of interest earned/paid thereon, and the taxable equivalent yield/rate for each of the three years ended December 31, 1997, 1996 and 1995.

                                                                               ASSETS
                               ----------------------------------------------------------------------------------------------------

                                             1997                               1996                              1995
                               --------------------------------   -------------------------------   -------------------------------
                                Average                 Yield/     Average                Yield/     Average                Yield/
                                Balance    Interest      Rate      Balance    Interest     Rate      Balance    Interest     Rate
                                -------    --------      ----      -------    --------     ----      -------    --------     ----
                                                                      (Dollars in thousands)
Interest-earning assets:
Loans.......................   $  75,817    $  6,929       9.14%  $  67,270   $  6,140       9.13%  $  54,777    $  5,008      9.14%
Investment securities-taxable     43,041       2,854       6.63      50,461      3,225       6.39      50,964       3,057      6.00
Non-taxable securities......       9,880         739       7.48       8,690        663       7.63       9,846         780      7.92
Federal funds sold..........       1,245          67       5.38       1,205         63       5.23       1,097          66      6.02
FHLB stock..................         629          45       7.15         629         45       7.15         629          47      7.47
                                --------    --------              ---------   --------               --------     -------

Total interest-earning assets  $ 130,612    $ 10,634       8.14%  $ 128,255   $ 10,136       7.90%  $ 117,313    $  8,958      7.64%
                               =========    ========              =========   ========              =========    ========

Total assets................   $ 139,213                          $ 135,931                         $ 124,853


                                                                LIABILITIES AND STOCKHOLDERS' EQUITY
                               ---------------------------------------------------------------------------------------------------

                                            1997                               1996                              1995
                               --------------------------------   -------------------------------   ------------------------------
                                Average                 Yield/     Average                Yield/     Average                Yield/
                                Balance    Interest      Rate      Balance    Interest     Rate      Balance    Interest     Rate
                                -------    --------      ----      -------    --------     ----      -------    --------     ----
Interest-bearing liabilities:
NOW accounts................   $  19,482    $    631       3.24%  $  19,192    $   625       3.26%  $  16,607   $    554     3.33%
Savings accounts............       5,161         140       2.71       5,341        145       2.71       5,404        146     2.70
Money market accounts.......      19,574         783       4.00      18,878        747       3.96      18,178        712     3.92
Time deposits...............      62,925       3,617       5.75      62,764      3,636       5.79      58,791      3,391     5.77
                               ---------    --------              ---------  ---------              ---------    -------
Total deposits..............   $ 107,142    $  5,171       4.83%  $ 106,175  $    5,153      4.85%  $  98,980    $ 4,803     4.86%

Short-term borrowings.......       1,501          74       4.93       1,738         84       4.83         903         44     4.87
Long-term borrowings........       4,474         256       5.72       3,547        195       5.50       2,149         92     4.28
                               ---------    --------              ---------  ---------              ---------    -------
Total interest-bearing
    liabilities.............   $ 113,117    $  5,501       4.86%  $ 111,460  $    5,432      4.87%  $ 102,032    $ 4,939     4.84%
                               =========    ========              =========  ==========             =========    =======

Total liabilities and
    stockholders' equity....   $ 139,213                           $135,931                          $124,853

Net interest income.........                $  5,133                          $  4,704                           $ 4,019

Net interest spread.........                               3.28%                             3.03%                           2.80%
Net interest margin.........                               3.93%                             3.67%                           3.43%


         RATE/VOLUME ANALYSIS

         The following table provides the components of changes in net interest income in the format of a rate/volume analysis and analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.


                                                                1997                                      1996
                                                  ---------------------------------        ---------------------------------
                                                  Volume        Rate          Total        Volume         Rate         Total
                                                  ------        ----          -----        ------         ----         -----
                                                                                 (In thousands)
Interest-earning assets:

Loans, net of unearned income.............        $  781       $    8        $  789        $1,140       $   (8)        $1,132
Investment securities - taxable...........          (478)         107          (371)          (30)         198            168
Non-taxable securities....................            91          (15)           76           (91)         (26)          (117)
Federal funds sold........................             2            2             4             6           (9)            (3)
FHLB stock................................            --           --            --            --           (2)            (2)
                                                  ------       ------        ------        ------       ------         ------

Total interest-earning assets.............        $  396       $  102        $  498        $1,025       $  153         $1,178
                                                  ------       ------        ------        ------       ------         ------
Interest-bearing liabilities:

NOW accounts..............................        $    9       $   (3)       $    6        $   84       $  (13)       $    71
Savings accounts..........................            (5)          --            (5)           (1)          --             (1)
Money market accounts.....................            28            8            36            28            7             35
Time deposits.............................             9          (28)          (19)          231           14            245
Short-term borrowings.....................           (11)           1           (10)           41           (1)            40
Long-term borrowings......................            51           10            61            69           34            103
                                                  ------       ------        ------        ------       ------         ------

Total interest-bearing liabilities........        $   81       $  (12)       $   69        $  452       $   41         $  493
                                                  ------       ------        ------        ------       ------         ------

Net change in interest income.............        $  315       $  114        $  429        $  573       $  112         $  685
                                                  ======       ======        ======        ======       ======         ======


         ALLOWANCE AND PROVISION FOR LOAN LOSSES

         The provision for loan losses provides an allowance (the allowance for loan losses) against which loan losses are charged as those losses become evident. Management of The First Corporation evaluates the appropriate level of the allowance for loan losses on a quarterly basis. The analysis takes into consideration the results of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to underwriting and documentation standards. Additional allowances are provided to those loans which appear to represent a greater than normal exposure to risk. The quality of the loan portfolio and the adequacy of the allowance for loan loss is verified by regulatory exams and by First National Bank's on-going third party loan review. In addition, estimates are made for potential losses on loans not specifically reviewed based on historical loan loss experience and other factors and trends.

         The First Corporation's provision for loan losses was $195,000 in 1997, $211,000 in 1996 and $131,000 in 1995. The larger provisions in 1996 and 1997 were made to increase the allowance for loan loss reserve to reflect the loan growth and absorb the net loan losses experienced during those years. Net charge-offs for the year ended December 31, 1997 totaled $128,000, an increase of $139,000 from the net recovery of $11,000 for the year ended December 31, 1996. The net charge-offs for 1995 was $106,000. The First Corporation's management considers the allowance for loan losses as of December 31, 1997 to be adequate to cover losses inherent in the loan portfolio.

         The following table summarizes information concerning the allowance for loan losses for the three years ended December 31, 1997, 1996 and 1995:


                                                                              1997            1996            1995
                                                                              ----            ----            ----
                                                                                       (Dollars in thousands)

Loans, net of unearned income outstanding - year end ..............        $  82,032        $ 70,803        $ 60,522

Average net loans - during year ...................................           75,817          67,270          54,777

Allowance for loan losses:

    Balance - beginning of year....................................            1,086             864             839

    Provision charged to expense ..................................              195             211             131

    Recoveries on loans previously charged off.....................               29              79              33

    Loans charged off .............................................             (157)            (68)           (139)
                                                                           ---------        --------        --------
    Balance - end of year .........................................        $   1,153        $  1,086        $    864
                                                                           =========        ========        ========

For the period:

    Net charge-offs as a % of average loans .......................            0.17%            N/A            0.19%

Provision for loan losses as a % of net charge-offs ...............          152.34%            N/A          123.58%

Provision for loan losses as a % of net average loans .............            0.26%           0.31%           0.24%

Period End:

    Allowance as a % of loans, net of unearned income .............            1.41%           1.53%           1.43%



         NONINTEREST INCOME

         Noninterest income decreased by 20.02%, or approximately $147,000, to approximately $587,000 for the year ended December 31, 1997, as compared to approximately $734,000 for the same period in 1996. The decrease was a result of a decrease in security gains from $198,000 in 1996 to $12,000 in 1997. Noninterest income for the year ended December 31, 1995 was $540,000. Service charges on deposit accounts was $398,000 in 1997, $376,000 in 1996 and $363,000 in 1995.

         The following table presents an analysis of noninterest income for 1997, 1996 and 1995 together with the amount and percent change from the prior year for 1997 and 1996:

                                                                                         Change from Prior Year
                                                                             -----------------------------------------

                                                  Year Ended December 31            1997                    1996
                                                  ----------------------     -----------------       -----------------

                                               1997        1996      1995    Amount        %         Amount        %
                                               ----        ----      ----    ------      -----       ------      -----
                                                                       (Dollars in thousands)

         Service charges..................    $  398      $ 376    $  363    $   22       5.85%      $  13       3.58%

         Security gains (losses)..........        12        198        69      (186)    (93.94)        129     186.96

         Other............................       177        160       108        17      10.62          52      48.15
                                              ------      -----    ------    ------                  -----
         Total noninterest income.........    $  587      $ 734    $  540    $ (147)    (20.02)%     $ 194      35.92%
                                              ======      =====    ======    ======                  =====

         NONINTEREST EXPENSE

         Noninterest expense was $3,519,000 in 1997, $176,000, or 5.26%, higher than in 1996. Noninterest expense for the years ending December 31, 1996 and 1995 was $3,343,000 and $3,123,000, respectively. Noninterest expense as a percentage of average assets was 2.53% in 1997, 2.46% in 1996, and 2.50% in 1995. Salaries and employee benefits expenses increased only $5,000, or 0.26%, in 1997 and increased $237,000, or 13.85%, in 1996. Other expense (excluding expenses of premises and fixed assets) was $1,023,000 in 1997, $940,000 in 1996 and $986,000 in 1995. Expenses of premises and fixed assets increased $88,000, or 19.3%, to $543,000 for the year ended December 31, 1997 from $455,000 for the comparable 1996 period. Expenses of premises and fixed assets for the year ended December 31, 1995 were $426,000. The increase from 1996 to 1997 was directly related to establishing and opening a branch office in Auburn, Alabama, purchasing and installing computer equipment necessary for the additional facility and to process check imaged statements.

         The following table presents an analysis of noninterest expense for 1997, 1996 and 1995 together with the amount and percent change from the prior year for 1997 and 1996:

                                                                                                  Change from Prior Year
                                                                                      ------------------------------------------

                                                       Year Ended December 31                 1997                   1996
                                                   ------------------------------     -------------------     ------------------

                                                    1997        1996        1995       Amount        %         Amount        %
                                                    ----        ----        ----       ------      -----       ------      -----
       Salaries and employee benefits..........    $1,953      $1,948      $1,711       $   5       0.26%      $  237      13.85%

       Expenses of premises and fixed assets...       543         455         426          88      19.34           29       6.81

       Other expenses..........................     1,023         940         986          83       8.83          (46)     (4.66)
                                                   ------      ------      ------       -----                  ------
       Total noninterest expense...............    $3,519      $3,343      $3,123       $ 176       5.26%      $  220       7.04%
                                                   ======      ======      ======       =====                  ======

         INCOME TAXES

         The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 was $422,000, $334,000 and $209,000, respectively. The First
Corporation's effective tax rate for years ended December 31, 1997, 1996 and 1995 was 24.1%, 20.2% and 20.1%, respectively. The effective tax rates can vary based on increases and decreases in certain nontaxable income or nondeductible expenses. The lower tax rates in 1995 and 1996 can be directly attributed to the smaller amount of taxable income generated by the company during those years and the use of prior years accumulated alternative minimum tax credits.

FINANCIAL CONDITION FOR THE FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996

         LOANS

         Loans, net of unearned interest, increased $11.2 million, or 15.86%, to $82.0 million as of December 31, 1997, from $70.8 million for the comparable 1996 period. Loans, net of unearned interest, were $60.5 million at December 31, 1995. The allowance for loan losses was $1,153,000 at year-end 1997, $1,086,000 at year-end 1996 and $846,000 at year-end 1995. The most significant concentration of loans consisted of commercial, agricultural and industrial loans in addition to real estate secured loans.

         A summary of the loan portfolio at December 31, 1997, 1996 and 1995 follows:

                                                                                     December 31,
                                                                    -------------------------------------------

                                                                     1997               1996              1995
                                                                     ----               ----              ----
                                                                                  (In thousands)
    Commercial, agricultural and industrial....................    $ 19,931           $ 14,662          $ 11,242

    Real estate................................................      51,937             46,288            39,851

    Consumer...................................................       7,155              7,910             8,269

    Other......................................................       3,009              1,944             1,165
                                                                   --------           --------          --------
    Total loans................................................      82,032             70,804            60,527

    Unearned income............................................          --                 (1)               (8)
                                                                   --------           --------          --------
    Total loans, net of unearned income........................    $ 82,032           $ 70,803          $ 60,519
                                                                   ========           ========          ========


         A summary of loan interest rate sensitivity at December 31, 1997 follows:

         Maturity and repricing schedule for all loans (excluding non-accrual loans):

                                                        December 31, 1997  December 31, 1996
                                                       -----------------  -----------------
                                                                   (In thousands)
 Three months or less..............................      $ 19,138           $ 18,315

 Over three through twelve months..................        18,559             12,951

 Over one through five years.......................        34,577             27,050

 Over five years...................................         9,642             12,455
                                                         --------           --------
 Total loans, net of unearned income...............      $ 81,916           $ 70,771
                                                         ========           ========



         NONPERFORMING ASSETS

         The following table summarizes The First Corporation and its subsidiary's nonaccrual loans and other real estate owned as of December 31 for the last five years.

                                                             December 31,
                                           ----------------------------------------------

                                            1997       1996       1995     1994      1993
                                            ----       ----       ----     ----      ----
                                                            (In thousands)
Nonaccrual loans........................    $116     $  29      $   85     $242      $ 87

Other real estate owned.................      --        --         --        --        10


         SECURITIES

         The First Corporation's and its subsidiary's investment securities portfolio (excluding Federal Reserve and Federal Home Loan Bank stock) decreased 13.1%, or $7,722,000, to $47,941,000 as of December 31, 1997 from $55,163,000 at
December 31, 1996. The primary reason for the decrease was a decision by management to either use the funds generated by maturing or called securities to fund loans or place them in overnight federal funds sold to provide liquidity to fund future loan growth. In addition, the yields on federal funds sold provided a positive and acceptable alternative when compared to the available yields in the securities market. The First Corporation maintains an investment strategy of seeking portfolio yields within acceptable risk levels, as well as providing liquidity. All of The First Corporation's investment securities are classified as available for sale in an effort to maintain maximum liquidity in the portfolio. Securities classified as available for sale represent securities that The First Corporation intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, liquidity needs, prepayment risk and other similar factors.

         DEPOSITS

         Total deposits increased 5.7%, or $6,700,000, to $123,852,000 as of December 31, 1997, from $117,153,000 as of December 31, 1996. Total deposits at December 31, 1995 were $114,922,000. Time deposits at December 31, 1997 and December 31, 1996 were $63.0 million and $62.4 million, respectively. NOW and money market deposits at December 31, 1997 and December 31, 1996 were $43.4 million and $37.6 million, respectively. Demand deposits were $12.4 million and $12.2 million at December 31, 1997 and December 31, 1996, respectively.

         A summary of the daily average balance of interest-bearing deposits follows:

                                                   1997          1996        1995
                                                   ----          ----        ----
                                                            (In thousands)
Interest-bearing demand.......................  $  19,482     $  19,192   $  16,607

Money market demand...........................     19,574        18,878      18,178

Savings.......................................      5,161         5,341       5,404

Time..........................................     62,925        62,764      58,791
                                                ---------     ---------   ---------
Total interest-bearing deposits...............  $ 107,142     $ 106,175   $  98,980
                                                =========     =========   =========

Maturities of time deposits at December 31, 1997 are as follows:

                                                  December 31, 1997      December 31, 1997
                                                Greater than $100,000    Less than $100,000
                                                ---------------------    ------------------
                                                                 (In thousands)

Three months or less ..........................       $ 11,455             $  7,663

Over three through twelve months ..............          7,092               15,872

Over one year through three years .............          2,158               15,732

Over three years ..............................            400                2,632
                                                      --------             --------
               Total                                  $ 21,105             $ 41,899
                                                      ========             ========


         LIQUIDITY

         The First Corporation and its subsidiary have a formal Asset and Liability Management Policy which includes a liquidity management policy. Management recognizes the importance of sound liquidity management to depositors, creditors and regulators. The goal of the established policy is to focus The First Corporation attention on the Asset/Liability management process and, therefore, ensure it's ability to meet liquidity needs to fund asset growth. The First Corporation must always maintain the ability to have readily available funds sufficient to repay fully maturing liabilities and fund asset growth. The First Corporation and its subsidiary's liquidity, represented by cash and due from banks, is a result of its operating, investing, and financing activities. To insure funds are available at all times, The First Corporation and its subsidiary project on a monthly basis the funds required to meet projected cash flow needs over the next 30 and 90 day periods. Liquidity requirements can also be met through short-term borrowings or the disposition of short-term assets which are generally matched to correspond to the maturity of liabilities. In the event of any unforeseen circumstances that may create temporary cash flow needs beyond what has been projected, The First Corporation and First National Bank have established a liquidity contingency funding plan to address those needs.

         The First Corporation and First National Bank are not subject to any specific regulatory liquidity requirements imposed by regulatory authorities. Management does not know of any cash flow trends or demands which are likely to result in liquidity increasing or decreasing in any material manner and believes the liquidity levels are adequate. The following is The First Corporation and First National Bank's liquidity ratios for the periods indicated:

                                                        1997       1996       1995
                                                        ----       ----       ----
 Average loans to average deposits..................    63.8%      57.2%      49.8%

         CAPITAL

         The Office of the Comptroller of the Currency (the "OCC") and the Federal Reserve have adopted capital guidelines governing the activities of banks and bank holding companies. These guidelines require the maintenance of an amount of capital based on risk-adjusted assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, bank and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

         Minimum capital requirements for all banks are total capital of at least 8% of risk-weighted assets, Tier I risk-based capital of at least 4% and a leverage ratio of at least 3%. Each of The First Corporation and First National Bank's capital levels at December 31, 1997 and 1996 exceeded the "well capitalized" levels under the regulatory framework.

         The following table provides information regarding The First Corporation and First National Bank's capital ratios:

                                                                 December 31,
                                                             --------------------

                                                              1997          1996
                                                              ----          ----
 Total risk based capital ratio.......................       16.60%        18.20%

 Tier I risk based capital ratio......................       15.36%        16.95%

 Leverage ratio.......................................       10.29%         9.75%

         INTEREST SENSITIVITY

         The First Corporation monitors and manages the repricing and maturity of its assets and liabilities through an asset/liability management committee formed by the First Corporation Board. In order to diminish the potential adverse impact that changes in interest rates could have on its net interest income, the asset/liability management committee uses a traditional gap analysis (as well as other analytical tools) which compares the repricings, maturities and payments, as applicable, of The First Corporation's rate sensitive interest earning assets ("RSA") to rate sensitive interest bearing liabilities ("RSL"). The asset/liability management committee uses the GAP analysis and the results of an asset/liability management computer program to monitor changes in net interest income due to projected and simulated changes in market interest rates. The First Corporation's GAP target is to maintain a GAP-to-assets ratio of +/- 15% at the one year time interval. At December 31, 1997, the ratio was within the target range at (3.83)%.

         CUMULATIVE GAP ANALYSIS

                                                                  As of December 31, 1997
                                                -----------------------------------------------------------------
                                                                  (Dollars in thousands)

                                                 Three         Six           One            Five         Thirty
                                                 Months       Months         Year           Years         Years
                                                 ------       ------         ----           -----         -----
Rate sensitive assets (RSA):
Cash/Fed funds sold...........................  $ 9,127      $  9,127      $  9,127       $  9,127       $  9,127
Government securities.........................    3,696         4,359         9,145         16,972         37,176
Other securities..............................      710           975         1,605          5,932         11,312
Loans.........................................   23,699        31,222        41,443         74,829         82,032
                                                -------      --------      --------       --------       --------
Total rate sensitive assets...................  $37,232      $ 45,683      $ 61,320       $106,860       $139,647
                                                =======      ========      ========       ========       ========

Rate sensitive liabilities (RSL):
Time deposits.................................  $19,071      $ 32,330      $ 42,088       $ 63,050       $ 63,050
Demand/Savings deposits.......................   14,105        16,493        24,291         61,055         61,055
Borrowed funds................................      506           506           506          5,506          5,506
                                                -------      --------      --------       --------       --------
Total rate sensitive liabilities .............  $33,682      $ 49,329      $ 66,885       $129,611       $129,611
                                                =======      ========      ========       ========       ========

GAP ..........................................  $ 3,550      $ (3,646)     $ (5,565)      $(22,751)      $ 10,036

GAP/Assets ...................................     2.44%        (2.51)%       (3.83)%       (15.64)%         6.90%

GAP target ...................................                               +/- 15%


         As of December 31, 1997, the cumulative GAP analysis indicated that The First Corporation was liability sensitive in relation to changes in market interest rates. This means that increases in market interest rates could have a negative impact, and decreases in market interest rates could have a positive impact, on net interest income if GAP adjustments are not made.

CENTURY DATE CHANGE (YEAR 2000)

         The century date change problem, commonly referred to as the Year 2000 problem, has the potential to affect any computer hardware or software system. The basis of the problem hinges upon how computer systems store and utilize date fields in their processing. Systems which store and maintain the year portion of a numerical date as a two-digit number rather than a four-digit number may incorrectly read the Year 2000 as the Year 1900. This is due to the year being maintained as the last two digits of the year rather than as the complete four digit number.

         The management of each of The First Corporation and First National Bank have committed the funds and manpower necessary to ensure that there will be no negative impact on the daily operations of the company due to the century date change. Following the guidelines of the Federal Financial Institution Examination Council ("FFIEC") and the OCC, The First Corporation and First National Bank have completed several major activities in preparation of the century date change, including the following.

         1. The First Corporation and First National Bank have undertaken an extensive internal and external awareness campaign that includes not only the initial awareness-raising efforts, but emphasizes continuing, proactive and ongoing activities to maintain heightened awareness of century date change implementations in the future;

         2. The institution's core system was purchased from a highly regarded third party vendor, and testing of this system will be performed in a user group environment during the fourth quarter of 1998;

         3. Contact and follow up with the computer system vendor is being maintained to verify that all testing will be handled in accordance with FFIEC guidelines;

         4. An aggressive review has been undertaken of the customer base in an attempt to identify those customers who might have their business operations most affected by the century date change, and members of management have actively engaged these customers in discussions regarding century date change remediation;

         5 Management at both the senior and Board of Directors level understands the implications of the century date change and has actively monitored the progress of century date change readiness activities;

         6. Senior managers of First National Bank participate in an EDP Steering Committee which monitors and reports to the full Board of Directors all century date change related efforts being conducted by The First Corporation and First National Bank; and

         7. Testing is currently on-going, and due to the limited amount of time remaining prior to the Year 2000, testing has been prioritized based on the criticality of the system.

         The First Corporation has three categories of priority for testing. These are:

                  "A" Priority Systems: These are mission critical systems that will be tested at all costs since they are rated as critical to the welfare of The First Corporation and First National Bank.

                  "B" Priority Systems: These are critical systems that must be tested; however, if they fail, or are not tested, the institution will continue to operate. These systems will be tested, but to a lesser degree than "A" Priority items.

                  "C" Priority Systems: These are systems that will not materially impact the institution if they are not fixed prior to December 31, 1999, and as a result, will not require testing prior to entering the Year 2000. Systems may fall into this category because they will no longer be used or the system is not mission-critical to The First Corporation and First National Bank and/or an alternative can be easily implemented or is readily available.

         The First Corporation plans to complete century date change testing in a time frame consistent with that required by the FFIEC. The FFIEC requires that testing be completed by the end of the first quarter of 1999. Management of The First Corporation believes the plan in place is adequate to address the issue. The final outcome of all testing and renovation efforts for The First Corporation and First National Bank are not expected to have a material adverse effect on operations.

                     INFORMATION ABOUT THE FIRST CORPORATION


GENERAL

         THE FIRST CORPORATION. The First Corporation was incorporated in 1988 under the laws of the State of Alabama to serve as the holding company for First National Bank. The First Corporation is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and owns all of the issued and outstanding capital stock of First National Bank.

         As of September 30, 1998, The First Corporation had, on a consolidated basis, total assets of approximately $143.4 million, total deposits of approximately $121.5 million, total loans of approximately $82.9 million (net of unearned discount and allowance for loan losses) and total shareholders' equity of approximately $15.95 million.

         The First Corporation does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for First National Bank. The primary activities of The First Corporation are to provide assistance in the management and coordination of First National Bank's financial resources and to provide capital and public relations services for First National Bank. First National Bank has a board of directors separate from that of The First Corporation and operates under the day-to-day management of its own officers. First National Bank formulates its own policies with respect to banking and business matters.

         As a bank holding company, The First Corporation is subject to regulation by the Federal Reserve in accordance with the requirements set forth in the Bank Holding Company Act and by the rules and regulations promulgated thereunder by the Federal Reserve. Certain of these rules and regulations applicable to The First Corporation are summarized in this section below.

         The First Corporation's primary source of revenues is dividends received from First National Bank.

         THE FIRST NATIONAL BANK OF OPELIKA. First National Bank is a national banking association with its main office in Opelika, Alabama. The bank was originally chartered in 1886 under the laws of the United States. As a national banking association, First National Bank is subject to regulation by the OCC in accordance with the requirements set forth in the National Bank Act and the rules and regulations of the OCC thereunder. Certain of these rules and regulations applicable to First National Bank are summarized in this section below.

         First National Bank considers its primary market to be Lee County, Alabama, which has a total population of approximately 97,000. The majority of First National Bank's loan portfolio consists of real estate and commercial loans, while consumer deposits comprise the majority of First National Bank's deposit base. As of September 30, 1998, First National Bank had total assets of approximately $143.4 million, total deposits of approximately $121.5 million, total loans of approximately $84.1 million (net of unearned discount and allowance for loan losses) and total shareholders' equity of approximately $15.95 million.

         First National Bank operates from its main facility in Opelika, Alabama and from two branches located in Opelika and Auburn, Alabama. Each of these facilities is owned by First National Bank and, collectively, these facilities are considered by management of First National Bank to be adequate for the operations of the bank.

         First National Bank is a full-service commercial bank offering a wide variety of traditional banking products and services to the communities it serves, including depository services such as checking accounts, savings accounts, certificates of deposit, individual retirement accounts, commercial and retail loan products and mortgage products. The bank also provides investment services through a third party marketer. First National Bank has trust powers, but has elected not to provide any trust or fiduciary services. First National Bank also offers direct deposit services, wire transfer facilities, safe deposit boxes and ATM and debit cards (with access to local, state and nationwide networks). Deposits of First National Bank are insured by the FDIC.

EMPLOYEES

         The First Corporation is a bank holding company and primarily conducts its operations through its subsidiary, First National Bank. The First Corporation has no paid employees. Certain employees of First National Bank conduct the business of The First Corporation, but are not specifically compensated as employees of The First Corporation. As of June 30, 1998, First National Bank had approximately 60 full-time equivalent employees, none of whom is represented by a collective bargaining agreement. Management of First National Bank considers its relations with such employees to be good.

SUPERVISION AND REGULATION

         THE FIRST CORPORATION. As a bank holding company under the Bank Holding Company Act, The First Corporation is registered with and is subject to regulation and supervision by the Federal Reserve. Among other things, The First Corporation is required to furnish the Federal Reserve an annual report of its operations at the end of each fiscal year and to furnish such additional information as the Federal Reserve may require pursuant to the Bank Holding Company Act. The Federal Reserve may also make inspections of The First Corporation.

         The Bank Holding Company Act requires, subject to certain exceptions, every bank holding company to obtain the prior approval of the Federal Reserve:

         1. Before it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, such bank holding company will directly or indirectly own or control more than 5% of the voting shares of such bank;

         2. Before it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; or

         3. Before it may merge or consolidate with any other bank holding company.

         In addition, the Bank Holding Company Act prohibits (with specific exceptions) The First Corporation from engaging in nonbanking activities or from acquiring or retaining direct or indirect control of any company engaged in nonbanking activities. The Federal Reserve, by regulation or order, may make exceptions for activities determined to be so closely related to banking, managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve considers whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects. Examples of possible adverse effects are undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has determined that making, acquiring or servicing loans, leasing personal property, providing certain investment or financial advice, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions by the bank holding company and certain limited insurance underwriting activities are permissible activities. The Bank Holding Company Act does not place territorial limitations on permissible bank-related activities of bank holding companies. However, despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity, or terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that continuation of such activity, ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

         THE FIRST NATIONAL BANK OF OPELIKA. First National Bank is subject to various requirements and restrictions under the laws of the United States and the State of Alabama, and to regulation, supervision and regular examination by the OCC. First National Bank is subject to the power of the OCC to enforce compliance with applicable banking statutes and regulations.

         First National Bank may generally pay dividends on its stock so long as payment of such dividends is in compliance with applicable law and regulation. A national bank may not pay dividends from its stated capital. Additionally, if losses have been sustained at any time by a national bank equal to or exceeding its undivided profits then on hand, then no dividend can be paid by the bank, and all dividends must be paid out of net profits then on hand. The net profits must take into account all expenses, including losses and provisions for loan losses. The payment of dividends out of net profits of a national bank is further limited by a provision of the National Bank Act, which prohibits a national bank from declaring a dividend on its shares of stock until 10% of the bank's net profits are transferred to surplus each time dividends are declared, unless such a transfer would increase the surplus of the bank to an amount greater than the bank's capital.

         The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its net profits for the two preceding years, less any required transfers to surplus or to funds for the retirement of any preferred stock. Section 18 of Title 12 of the United States Code provides that the OCC has the right to prohibit the payment of dividends by a national bank where such payment is deemed to be an unsafe and unsound banking practice.

         First National Bank is also subject to certain restrictions on the payment of dividends as a result of the requirement that it maintain adequate levels of capital in accordance with guidelines promulgated from time to time by the OCC. In 1989, the OCC issued risk-based capital regulations which require national banks to maintain minimum capital levels based upon the relative safety of their assets. Under such regulations, the capital adequacy of First National Bank is determined in light of the risk, both on- and off-balance sheet, contained in the bank's assets. Different categories of assets are assigned risk weightings and, based thereon, are counted at a percentage (from zero to 100%) of their book value.

         These regulations divide capital between Tier 1 capital, or core capital, and Tier 2 capital, or supplemental capital. Tier 1 capital consists primarily of common stock, noncumulative perpetual preferred stock, related surplus and minority interests in consolidated subsidiaries. Tier 2 capital consists of varying percentages of the allowance for loan losses, all other types of preferred stock not included in Tier 1 capital, hybrid capital instruments and term subordinated debt. Investments in and loans to unconsolidated banking and finance subsidiaries that constitute capital of those subsidiaries are excluded from capital. The sum of Tier 1 and Tier 2 capital constitutes qualifying total capital. The Tier 1 component must comprise at least 50% of qualifying total capital.

         Every national bank is required to maintain a minimum ratio of Tier 1 capital to risk weighted assets (a "Core Capital Ratio") of at least 4% and a minimum ratio of Tier 1 plus Tier 2 capital to risk weighted assets (a "Risk-Based Capital Ratio") of at least 8%. As of September 30, 1998, the Core Capital Ratio for First National Bank was 15.81% and its Risk-Based Capital Ratio was 17.03%. In addition, national banks are required to achieve and maintain a ratio of Tier 1 capital to total assets (a "Leverage Capital Ratio") of at least 3%. As of September 30, 1998, the Leverage Capital Ratio for First National Bank was 10.68%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a Leverage Capital Ratio of 3%, plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act as well as several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements.

         FDICIA divides banks into five different categories, depending on their level of capital. Under regulations adopted by the OCC, a bank is deemed to be "well capitalized" if it has a total Risk-Based Capital Ratio of 10% or more, a Core Capital Ratio of 6% or more and a Leverage Capital Ratio of 5% or more, and the bank is not subject to an order or capital directive to meet and maintain a certain capital level. Under such regulations, a bank is deemed to be "adequately capitalized" if it has a total Risk-Based Capital Ratio of 8% or more, a Core Capital Ratio of 4% or more and a Leverage Capital Ratio of 4% or more (unless it receives the highest composite rating at its most recent examination and is not experiencing or anticipating significant growth, in which instance it must maintain a Leverage Capital Ratio of 3% or more). Under such regulations, a bank is deemed to be "undercapitalized" if it has a total Risk-Based Capital Ratio of less than 8%, a Core Capital Ratio of less than 4% or a Leverage Capital Ratio of less than 4%. Under such regulations, a bank is deemed to be "significantly undercapitalized" if it has a Risk-Based Capital Ratio of less than 6%, a Core Capital Ratio of less than 3% and a Leverage Ratio of less than 3%. Under such regulations, a bank is deemed to be "critically undercapitalized" if it has a Leverage Capital Ratio of less than or equal to 2%. In addition, the OCC has the ability to downgrade a bank's classification (but not to "critically undercapitalized") based on other considerations even if the bank meets the capital guidelines. According to these guidelines, First National Bank was classified as "well capitalized" as of September 30, 1998.

         In addition, if a national bank is classified as undercapitalized, the bank is required to submit a capital restoration plan to the OCC. Pursuant to the FDICIA, an undercapitalized national bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution or opening or acquiring a new branch office, except under certain circumstances. These restrictions also include the acceptance by the OCC of a capital restoration plan for the bank. Furthermore, if a national bank is classified as undercapitalized, the OCC may take certain actions to correct the capital position of the bank, but if a bank is classified as significantly undercapitalized or critically undercapitalized, the OCC would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring:

         1.  Sales of new securities to bolster capital;

         2.  Improvements in management;

         3.  Limits on interest rates paid;

         4.  Prohibitions on transactions with affiliates;

         5.  Termination of certain risky activities; and

         6.  Restrictions on compensation paid to executive officers.

         If a national bank is classified as critically undercapitalized, FDICIA requires the bank to be placed into conservatorship or receivership within 90 days, unless the OCC and the FDIC concur that other action would better achieve the purposes of the FDICIA regarding prompt corrective action with respect to undercapitalized banks.

         The capital classification of a bank affects the frequency of examinations of the bank, impacts the ability of the bank to engage in certain activities and affects the deposit insurance premiums paid by such bank. Under the FDICIA, the OCC is required to conduct a full-scope, on-site examination of every national bank at least once every 12 months. An exception to this rule is made, however, that provides that national banks (i) with assets of less than $250 million, (ii) categorized as "well capitalized," (iii) found to be well managed and its composite rating outstanding and (iv) not subject to a change in control during the last 12 months, need only be examined by the OCC once every 18 months.

         Under the FDICIA, banks may be restricted in their ability to accept brokered deposits, depending on their capital classification. "Well capitalized" banks are permitted to accept brokered deposits, but all banks that are not well capitalized are not permitted to accept such deposits. The FDIC may, on a case-by-case basis, permit banks that are adequately capitalized to accept brokered deposits if the FDIC determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank.

         The FDICIA also provides that the FDIC is authorized to assess insurance premiums on a bank's deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. Under prior law, the deposit insurance assessment was a flat rate, regardless of the likelihood of loss. In this regard, the FDIC has issued regulations for a transitional risk-based deposit assessment that determines the deposit insurance assessment rates on the basis of the bank's capital classification and supervisory evaluations. Each of these categories have three subcategories, resulting in nine assessment risk classifications. The three subcategories with respect to capital are "well capitalized," "adequately capitalized" and "less than adequately capitalized" (which would include "undercapitalized," "significantly undercapitalized" and "critically undercapitalized" banks). The three subcategories with respect to supervisory concerns are "healthy," "supervisory concern" and "substantial supervisory concern." A bank is deemed "healthy" if it is financially sound with only a few minor weaknesses. A bank is deemed subject to "supervisory concern" if it has weaknesses that, if not corrected, could result in significant deterioration of the bank and increased risk to the Bank Insurance Fund (the "BIF"). A bank is deemed subject to "substantial supervisory concern" if it poses a substantial probability of loss to the BIF.

         The federal banking agencies have established guidelines, effective August 9, 1995, which prescribe standards for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and management compensation. The agencies may require an institution which fails to meet the standards set forth in the guidelines to submit a compliance plan.

CERTAIN RELATED PARTY TRANSACTIONS

         Certain of the officers, directors and principal shareholders of The First Corporation and First National Bank, and their affiliates, have deposit accounts and other transactions with First National Bank, including loans in the ordinary course of business. All loans or other extensions of credit made by First National Bank to officers, directors and principal shareholders of The First Corporation or First National Bank and to affiliates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk taken by the lender or present other unfavorable features. All loans made to executive officers and directors are believed to be in compliance with the Financial Institutions Regulatory and Interest Rate Control Act of 1978. None of such loans are categorized as nonaccrual, past due, restructured or potential problem loans. Prior to the Merger, First National Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with officers, directors and principal shareholders of The First Corporation, First National Bank and their affiliates.

LEGAL PROCEEDINGS

         The First Corporation and First National Bank are involved in routine legal proceedings occurring in the ordinary course of business that, in the aggregate, are not believed by management of these companies to be material to the consolidated financial condition and results of operation of the banks.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth certain information as of November 25, 1998 regarding those persons known by First Corporation to be beneficial owners of more than 5% of the outstanding shares of The First Corporation Common Stock, and the number and percentage of outstanding shares of First Corporation Common Stock beneficially owned by each director and executive officer of The First Corporation and all directors, executive officers and 5% shareholders as a group. Unless otherwise indicated, each person listed is the sole record holder of, and exercises sole voting power over, the shares listed. Percentages are computed based on 232,321 shares of First Corporation Common Stock eligible to vote at the First Corporation Special Meeting.

                                                                                     Shares         Percentage of
                                                                                   Beneficially        Shares
          Beneficial Owner                          Position                         Owned           Outstanding
          ----------------                          --------                         -----           -----------
Joseph L. Dean, Jr.(1)...................  Director (2)                              30,440.41           13.10%
William C. Kent(3).......................  President, Chief Executive Officer
                                           and Director (2)                           3,872               1.67
S. Rainer Meadows (4)....................  Secretary and Treasurer                    1,658               0.71
Jayne R. Gunter (5)......................  Director (2)                                 950               0.41
Ronald W. Hillyer........................  Director (2)                                 700               0.30
Henry Carson Jackson, Sr. (1)............  Chairman of the Board (2)                 12,660.41            5.45
Henry Carson Jackson, Jr.(6).............  Director (2)                               1,300               0.56
David A. Jones...........................  Director (2)                                 500               0.22
Eugene R. Nyland (1).....................  Director (2)                               1,860.41            0.80
Winston Smith T. Jr. (1).................  Director (2)                               4,425.41            1.90
C.C. Torbert, Jr.........................  Director (2)                               3,500               1.51
Timothy N. Turnham.......................  Director (2)                                 500               0.22

All Directors, Executive Officers
and 5% Shareholders as a
group (12 persons) (1)...............................................                55,885.41           24.06

-------------------
(1) Includes 1,360.41 shares held by such persons as trustees of the First Corporation ESOP and which shares have not been allocated to the participants in such plan. Pursuant to the terms of the First Corporation ESOP, the trustees may vote such unallocated shares in their discretion.
(2)      Member of the First Corporation Board.
(3) Includes 1,345 shares allocated to Mr. Kent in the First Corporation ESOP, 427 shares owned jointly with Mr. Kent's spouse and 1,600 shares subject to unexercised stock options which become exercisable on December 13, 1998.
(4) Includes 483 shares allocated to Mr. Meadows in the First Corporation ESOP, 95 shares owned by Mr. Meadows' three minor children and 800 shares subject to unexercised stock options which become exercisable on December 13, 1998.
(5)      Includes 240 shares owned by Ms. Gunter's two minor children.
(6)      Includes 600 shares owned by Mr. Jackson's three minor children.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS


         First Corporation Shareholders, whose rights are governed by the First Corporation Articles, the First Corporation Bylaws and the ABCA, will become shareholders of BancorpSouth upon completion of the Merger. As such, the rights of the former First Corporation Shareholders will be governed by the BancorpSouth Articles, the BancorpSouth Bylaws and the MBCA.

         While it is impractical to summarize all such differences, set forth below are the material differences between the rights of First Corporation Shareholders under The First Corporation's governing documents and governing law and the rights of BancorpSouth shareholders under the BancorpSouth Articles, BancorpSouth Bylaws and the MBCA.

VOTING RIGHTS; CUMULATIVE VOTING

         THE FIRST CORPORATION. The First Corporation Articles provide for cumulative voting by First Corporation Shareholders in elections of members of the First Corporation Board. Cumulative voting entitles each First Corporation Shareholder to cast a total number of votes equal to the product of (i) the number of directors being elected, times (ii) the number of shares held in the shareholder's name as of the record date. This total number of votes may be cast for one candidate or distributed among as many candidates as the shareholder desires. In voting on any matter other than the election of directors, such as approval of the Merger Agreement, each First Corporation Shareholder entitled to vote on the matter is entitled to one vote for each share of First Corporation Common Stock held by the shareholder.

         BANCORPSOUTH. The BancorpSouth Articles provide that each share of issued and outstanding BancorpSouth Common Stock entitles the holder to one vote on each matter with respect to which shareholders are entitled to vote. The BancorpSouth Articles and Bylaws do not provide for cumulative voting by shareholders.

PREEMPTIVE RIGHTS

         THE FIRST CORPORATION. Each First Corporation Shareholder has the preemptive right to purchase such shareholder's proportion of the issuance of any shares of First Corporation Common Stock according to the proportion of such shareholder's holdings of First Corporation Common Stock, at such price, within such time and on such terms as shall be fixed and determined by the First Corporation Board. However, these preemptive rights do not apply to (1) 1,250,000 shares of First Corporation Common Stock which The First Corporation may issue from time to time, in whole or in part, from authorized and unissued shares or treasury shares, and (2) shares of First Corporation Common Stock issued in connection with a merger or consolidation to which The First Corporation or its direct or indirect subsidiary is a party, or in connection with the acquisition by The First Corporation or its direct or indirect subsidiary of all or substantially all of the assets or property of another corporation or entity.

         BANCORPSOUTH. The BancorpSouth Articles and Bylaws do not provide for preemptive rights for BancorpSouth shareholders.

CHANGE OF CONTROL

         THE FIRST CORPORATION. The First Corporation Articles and Bylaws do not provide for the staggered election of members of the First Corporation Board. Directors of The First Corporation are elected annually for a one-year term and hold office until the next succeeding annual meeting of First Corporation Shareholders and until their successors have been elected and qualified, subject to earlier resignation and removal. The minimum and maximum number of directors of The First Corporation may be increased or decreased from time to time at any regular or special meeting of the

First Corporation Board or at any annual meeting or at a special meeting of First Corporation Shareholders. However, a decrease in the number of directors of the First Corporation Board may not have the effect of shortening the term of any incumbent director. The First Corporation has not adopted a shareholder rights plan.

         BANCORPSOUTH. BancorpSouth's governing documents contain several provisions which make a change of control of BancorpSouth more difficult to accomplish without the approval of the Board of Directors of BancorpSouth, including the following:

         1. The BancorpSouth Board is divided into three classes so that approximately one-third of the directors will be subject to reelection at each annual meeting of the shareholders of BancorpSouth;

         2. The BancorpSouth Bylaws provide that a vote of at least 80% of the outstanding shares of BancorpSouth Common Stock is required to increase the maximum number of members of the BancorpSouth Board unless the BancorpSouth Board recommends such an increase;

         3. The BancorpSouth Articles provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth is required in the event that the BancorpSouth Board does not recommend to BancorpSouth Shareholders a vote in favor of a merger or consolidation of BancorpSouth with, or a sale or lease of all or substantially all of the assets of BancorpSouth to, any person or entity;

         4. The affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of BancorpSouth, as well as at least 67% of the outstanding shares of voting stock of BancorpSouth not held by a person owning or controlling 20% or more of BancorpSouth's voting stock ("Controlling Person"), shall be required for the approval of a merger, consolidation, or sale or lease of all or substantially all of BancorpSouth's assets with or to a Controlling Person, except in certain instances; and

         5. BancorpSouth has implemented a shareholders' rights plan (which is commonly referred to as a "poison pill") under which a common stock purchase right ("BancorpSouth Right") attaches to and trades with each share of BancorpSouth Common Stock (including shares of BancorpSouth Common Stock to be issued to First Corporation Shareholders in connection with the Merger). Upon the occurrence of certain events, including the acquisition of, or tender offer for, 20% or more of the outstanding shares of BancorpSouth Common Stock by any person or entity, then the holders of each such purchase right (except those held by the person acquiring the shares or making the tender offer) will be entitled to purchase one share of BancorpSouth Common Stock at a price equal to 50% of the then current market price.

BOARD OF DIRECTORS

         THE FIRST CORPORATION. The First Corporation Board is to consist of seven to 25 members, as determined from time to time by resolution of the First Corporation Shareholders at their annual meeting, and on the date of this Prospectus Supplement/Proxy Statement the First Corporation Board consisted of 11 members. Any vacancy on the First Corporation Board may be filled by a majority vote of the remaining directors. Any directorship to be filled by reason of an increase in the number of directors must be filled by election at an annual meeting or at a special meeting of First Corporation Shareholders called for that purpose. Directors of The First Corporation serve one year terms and must be First Corporation Shareholders. Each director of The First Corporation must own at least 500 shares of First Corporation Common Stock.

         BANCORPSOUTH. The BancorpSouth Board is to consist of nine to 24 members, as determined from time to time by the BancorpSouth Board, and on the date of this Prospectus Supplement/Proxy Statement consisted of 11 members. The vote of at least 80% of the outstanding shares of BancorpSouth Common Stock is required to increase the maximum number of members of the BancorpSouth Board unless the BancorpSouth Board recommends such an increase. Any vacancy arising from a director's early retirement from the BancorpSouth Board or an increase in the number of members of the BancorpSouth Board is to be filled by vote of the shareholders of BancorpSouth. The members of the BancorpSouth Board are divided into three classes, with the classes elected for staggered three-year terms. Each director of BancorpSouth must own at least $200 of par value of unencumbered shares of BancorpSouth Common Stock.

REMOVAL OF DIRECTORS

         THE FIRST CORPORATION. The First Corporation Bylaws provide that one or more directors of The First Corporation may be removed by the affirmative vote of the holders of a majority of shares of First Corporation Common Stock then entitled to vote at an election of directors at a special meeting called for the purpose of such removal. First Corporation Shareholders entitled to vote at such meeting also may elect a successor director or directors for the unexpired term of the director or directors removed.

         BANCORPSOUTH. The BancorpSouth Articles provide that a director of BancorpSouth may be removed by the affirmative vote of a majority of the entire BancorpSouth Board for cause and by the BancorpSouth shareholders only for cause.

AUTHORIZED CAPITAL STOCK

                                                                     Par Value per
                                             Authorized Shares          Share
                                             -----------------          -----
The First Corporation..................           5,000,000            $  0.05

BancorpSouth...........................         500,000,000               2.50

RIGHTS OF SHAREHOLDERS TO CALL SPECIAL MEETINGS

         THE FIRST CORPORATION. The First Corporation Bylaws provide that a special meeting of First Corporation Shareholders may be called, for any purpose or purposes prescribed by statute, by the First Corporation Board, the Chairman of the First Corporation Board, the President of The First Corporation or the holders of not less than one-tenth of all the outstanding shares of First Corporation Common Stock entitled to vote at such special meeting.

         BANCORPSOUTH. The BancorpSouth Articles provide that a special meeting of the BancorpSouth shareholders may be called by the Chief Executive Officer or Secretary of BancorpSouth, or by the holders of not less than a majority of the shares of BancorpSouth Common Stock entitled to vote at such meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         BancorpSouth has filed with the SEC under the Securities Act a Registration Statement on Form S-4 and a Post-Effective Amendment thereto that registers the distribution to First Corporation Shareholders of the shares of BancorpSouth Common Stock to be issued in connection with the Merger (collectively, the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contain additional relevant information about BancorpSouth, The First Corporation and the BancorpSouth Common Stock. The rules and regulations of the SEC allow the companies to omit certain information included in the Registration Statement from this Prospectus Supplement/Proxy Statement.

         In addition, BancorpSouth files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room        New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.       7 World Trade Center          Citicorp Center
Room 1024                    Suite 1300                    500 West Madison Street
Washington, D.C. 20549       New York, New York 10048      Suite 1400
                                                           Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like BancorpSouth, which file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about BancorpSouth at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows BancorpSouth to "incorporate by reference" information into this Prospectus Supplement/Proxy Statement from documents that BancorpSouth has previously filed with the SEC. This means that BancorpSouth can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about BancorpSouth and its financial condition. The information incorporated by reference is considered to be a part of this Prospectus Supplement/Proxy Statement, except for any information that is superseded by other information that is set forth directly in this document.

         This Prospectus Supplement/Proxy Statement incorporates by reference the following documents with respect to BancorpSouth:

         1. BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 1997;

         2. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         3. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

         4. BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

         5.   BancorpSouth's Current Report on Form 8-K dated May 18, 1998;

         6.   BancorpSouth's Current Report on Form 8-K dated July 10, 1998;

         7.    BancorpSouth's Current Report on Form 8-K dated September 3,
               1998;

         8. The description of BancorpSouth Common Stock contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997; and

         9. The description of BancorpSouth Rights contained in BancorpSouth's Registration Statement on Form 8-A dated May 14, 1997.

         BancorpSouth incorporates by reference additional documents that BancorpSouth may file with the SEC between the date of this Prospectus Supplement/Proxy Statement and the date of the First Corporation Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         BancorpSouth has supplied all information contained or incorporated by reference in this Prospectus Supplement/Proxy Statement relating to BancorpSouth and BancorpSouth Bank, as well as all pro forma financial information.

         The First Corporation has supplied all information contained in this Prospectus Supplement/Proxy Statement relating to The First Corporation and First National Bank.

         You can obtain copies of the documents incorporated by reference in this Prospectus Supplement/Proxy Statement with respect to BancorpSouth without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus Supplement/Proxy Statement, by requesting them in writing or by telephone from BancorpSouth at the following:

                               BancorpSouth, Inc.
                              One Mississippi Plaza
                            Tupelo, Mississippi 38801
                                 (601) 680-2000
                              Attention: Secretary.

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM BANCORPSOUTH, PLEASE DO SO BY DECEMBER 22, 1998 TO RECEIVE THEM BEFORE THE FIRST CORPORATION SPECIAL MEETING. You can also obtain copies of these documents from the SEC through the SEC's Internet world wide web site or at the SEC's address described in this section above.

         You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement/Proxy Statement in considering how to vote your shares at the First Corporation Special Meeting. Neither BancorpSouth nor The First Corporation has authorized anyone to provide you with information that is different from the information in this document. This Prospectus Supplement/Proxy Statement is dated December 1, 1998. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this Prospectus Supplement/Proxy Statement nor the issuance of BancorpSouth Common Stock in the Merger shall create any implication to the contrary.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Prospectus Supplement/Proxy Statement contains certain forward-looking statements about the financial condition, results of operations and business of BancorpSouth and The First Corporation and about the combined companies following the Merger. These statements concern the cost savings, revenue enhancements and other advantages the companies expect to obtain from the Merger, the anticipated impact of the Merger on BancorpSouth's financial performance and earnings estimates for the combined company. These statements appear in several sections of this Prospectus

Supplement/Proxy Statement, including "SUMMARY," "THE MERGER -- Reasons for the Merger" and "THE MERGER -- Fairness Opinion." Also, the forward-looking statements generally include any of the words "believes," "expects," "anticipates," "intends," "estimates," "plans" or similar expressions.

         Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BancorpSouth and The First Corporation, and of the combined companies, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of BancorpSouth or The First Corporation. In addition, neither BancorpSouth nor The First Corporation intends to, nor are they obligated to, update these forward-looking statements after this Prospectus Supplement/Proxy Statement is distributed, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, BancorpSouth claims the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

         Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

         1. Cost savings the companies expect from the Merger might not be fully realized or realized within the time frame the companies anticipate;

         2.    Revenues following the Merger may be lower than expected;

         3. Loss of deposits, customers or revenues following the Merger may be greater than anticipated;

         4. Competitive pressure among financial services providers in the mid-south region of the United States or in the financial services industry generally may increase significantly;

         5. Costs or difficulties related to regulatory requirements involved in combining the companies, including the subsidiary banks, may be greater than expected;

         6. Interest rates may change in such a way as to reduce the companies' margins;

         7. General economic or monetary conditions, either nationally or regionally, may be less favorable than expected, resulting in a deterioration in credit quality or a diminished demand for the companies' services and products;

         8. Changes in laws or government rules, or the way in which courts interpret these laws or rules, may adversely affect the companies' businesses; and

         9. Business conditions, inflation or securities markets may undergo significant change.

                                  LEGAL MATTERS

         The validity of the shares of BancorpSouth Common Stock to be issued in the Merger will be passed upon by Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi, counsel to BancorpSouth. Certain legal matters concerning the Merger will be passed upon on behalf of BancorpSouth by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, special counsel to BancorpSouth.

                                     EXPERTS

         The Consolidated Financial Statements of BancorpSouth as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Prospectus Supplement/Proxy Statement and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

         The Consolidated Financial Statements of The First Corporation at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus Supplement/Proxy Statement and Registration Statement, have been audited by Brantley, Stephens & Boucher LLP, Opelika, Alabama, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      THE FIRST CORPORATION AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 1997 AND 1996


                                    CONTENTS

                                                                             PAGE
                                                                             ----
REPORT OF INDEPENDENT AUDITORS.........................................      F-2

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION.........................      F-3

CONSOLIDATED STATEMENTS OF INCOME......................................      F-4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY.............      F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS..................................      F-6

NOTES TO FINANCIAL STATEMENTS..........................................      F-7

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors and Shareholders
The First Corporation
Opelika, Alabama

         We have audited the accompanying consolidated statements of financial condition of The First Corporation and subsidiary as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Corporation and subsidiary at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                      /s/ Brantley, Stephens & Boucher  LLP



Opelika, Alabama
January 30, 1998

                      THE FIRST CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996



                            ASSETS                             1997               1996
                                                              ------             ------
Cash and due from banks................................  $   5,100,588     $    3,556,464
Interest-bearing deposits in other banks...............         15,881              6,074
Federal funds sold.....................................      4,010,000          1,670,000
Securities:
   Held-to-maturity (market value: $629,350
   and $629,350).......................................        629,350            629,350
   Available-for-sale .................................     47,941,037         55,162,913
Loans (net unearned income:  $39 and $954).............     82,032,108         70,802,677
Allowance for loan losses..............................     (1,153,064)        (1,086,490)
                                                         -------------     --------------
    Net loans..........................................     80,879,044         69,716,187
Premises and equipment.................................      4,595,935          3,370,373
Interest and dividends receivable......................      1,194,473          1,211,406
Other assets...........................................      1,108,574          1,184,896
                                                         -------------     --------------

      Total assets.....................................  $ 145,474,882     $  136,507,663
                                                         =============     ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Non-interest bearing................................  $  12,424,737     $   12,228,344
   Interest-bearing....................................    111,427,980        104,925,013
                                                         -------------     --------------
      Total deposits...................................    123,852,717        117,153,357
Treasury tax and loan..................................        506,498            559,192
Accrued interest payable...............................        558,292            554,526
Income taxes payable...................................        111,482            284,679
Other liabilities......................................        866,660            788,398
Advances from Federal Home Loan Bank...................      5,000,000          3,935,000
                                                         -------------     --------------

      Total current liabilities........................    130,895,649        123,275,152
                                                         -------------     --------------

Stockholders' equity:
   Common stock, $.05 par value;
     5,000,000 shares authorized,
     issued - 231,110 shares in 1997
     and 229,287 shares in 1996........................         11,556            11,464
Surplus................................................      1,032,756           925,746
Undivided profits......................................     13,358,801        12,525,505
Net unrealized gain ( loss) on securities available
      for sale (net of taxes)..........................        176,120          (230,204)
                                                         -------------     -------------
      Total stockholders' equity.......................     14,579,233        13,232,511
                                                         -------------     -------------

      Total liabilities and stockholders' equity.......  $ 145,474,882     $ 136,507,663
                                                         =============     =============

The accompanying summary of significant accounting policies and notes to financial statements are an integral part of these statements.

                      THE FIRST CORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                     1997             1996              1995
                                                     ----             ----              ----
Interest income:
   Interest and fees on loans .............      $ 6,868,630      $ 6,071,116      $ 4,966,265
   Interest on federal funds sold .........           67,434           62,611           66,296
   Interest on time deposits in other banks            2,110              490              715
   Interest on securities:
      Taxable interest income .............        2,952,141        3,336,709        3,145,169
      Tax-exempt interest income ..........          489,549          437,326          514,479
                                                 -----------      -----------      -----------
         Total interest income ............       10,379,864        9,908,252        8,692,924
                                                 -----------      -----------      -----------
Interest expense:
   Interest on deposits ...................        5,170,065        5,154,580        4,803,471
   Interest on short-term borrowings ......          330,338          278,056          135,019
                                                 -----------      -----------      -----------
      Total interest expense ..............        5,500,403        5,432,636        4,938,490
                                                 -----------      -----------      -----------

      Net interest income .................        4,879,461        4,475,616        3,754,434

Provision for loan losses .................          195,000          211,500          131,000
                                                 -----------      -----------      -----------
   Net interest income after provisions for
   loan losses ............................        4,684,461        4,264,116        3,623,434
                                                 -----------      -----------      -----------
Non-interest income:
   Service charges on deposit accounts ....          398,437          375,715          363,292
   Commissions on insurance and brokerage .           44,848           44,923           17,807
   Securities gains (losses) ..............           12,231          198,417           69,172
   Other income ...........................          131,671          115,336           89,438
                                                 -----------      -----------      -----------
      Total non-interest income ...........          587,187          734,391          539,709
                                                 -----------      -----------      -----------
Non-interest expense:
   Salaries and employee benefits .........        1,953,016        1,948,067        1,710,848
   Expenses of premises and fixed assets ..          542,558          455,598          426,394
   Other expenses .........................        1,023,444          939,754          985,533
                                                 -----------      -----------      -----------
      Total non-interest expense ..........        3,519,018        3,343,419        3,122,775
                                                 -----------      -----------      -----------
      Income before income taxes ..........        1,752,630        1,655,088        1,040,368
Applicable income taxes ...................          422,448          333,982          209,316
                                                 -----------      -----------      -----------
      Net income ..........................      $ 1,330,182      $ 1,321,106      $   831,052
                                                 ===========      ===========      ===========
Average number of shares outstanding ......          229,836          227,408          224,802
                                                 ===========      ===========      ===========
Per share:
   Net income .............................      $      5.79      $      5.81      $      3.70
                                                 ===========      ===========      ===========
   Cash dividends declared ................      $      2.15      $      2.00      $      1.75
                                                 ===========      ===========      ===========


The accompanying summary of significant accounting policies and notes to financial statements are an integral part of these statements.

                      THE FIRST CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                       UNREALIZED
                                                                                     GAIN (LOSS) FROM
                                                                                        SECURITIES
                                     COMMON                           UNDIVIDED       AVAILABLE FOR
                                     STOCK          SURPLUS            PROFITS            SALE                 TOTAL
                                     -----          -------            -------            ----                 -----
Balance at
December 31, 1994                   $ 11,188      $   628,407     $  11,228,313       $ (1,261,905)       $   10,606,003

Net income - 1995.............                                          831,052                                  831,052
Sale of common stock..........           138          143,353                                                    143,491

Net change in unrealized gains
and (losses)on securities
available for sale, net of
taxes of $901,258.............                                                           1,351,887             1,351,887

Cash dividends declared -
$1.75 per share...............                                         (396,392)                                (396,392)
                                    --------      -----------     -------------       ------------        --------------

Balance at
December 31, 1995.............        11,326          771,760        11,662,973             89,982            12,536,041

Net income - 1996.............                                        1,321,106                                1,321,106
Sale of common stock..........           138          153,986                                                    154,124

Net change in unrealized  gains
and (losses) on securities
available for sale, net of
taxes of $(64,495)............                                                            (320,186)             (320,186)

Cash dividends declared   -
$2.00 per share...............                                         (458,574)                                (458,574)
                                    --------      -----------     -------------       ------------        --------------
Balance at
December 31, 1996.............        11,464          925,746        12,525,505           (230,204)           13,232,511

Net income - 1997.............                                        1,330,182                                1,330,182
Sale of common stock..........            92          107,010                                                    107,102

Net change in  unrealized
gains and (losses) on
securities available for
sale, net of taxes of $270,883                                                            406,324                406,324

Cash dividends declared -
$2.15 per share...............                                         (496,886)                                (496,886)
                                    --------      -----------     -------------       ------------        --------------
Balance at
December 31, 1997..............     $ 11,556      $ 1,032,756     $  13,358,801       $    176,120        $   14,579,233
                                    ========      ===========     =============       ============        ==============

The accompanying summary of significant accounting policies and notes to financial statements are an integral part of these statements.

                      THE FIRST CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                1997               1996              1995
                                                                                 ----               ----              ----
Cash flows from operating activities:
   Net income.....................................................         $   1,330,182     $   1,321,106    $       831,052
   Adjustments to reconcile net cash provided by
      operating activities:
         Depreciation of premises and equipment...................               251,956           213,101            202,878
         Provision for loan losses................................               195,000           211,500            131,000
         Recovery of loan losses..................................                28,530            79,383             32,791
         Accretion of interest and discounts and amortization of
         premiums included in interest yields.....................                78,568           127,977            293,111
         Realized investment security (gains) losses..............               (12,231)         (198,417)           (69,172)
         Realized (gain) loss on sale of premises and equipment...                    --            (9,390)                --
         (Increase) decrease in other assets......................              (194,561)         (118,239)           434,572
         (Increase) decrease in interest receivable...............                16,933           227,949             82,582
         Increase (decrease) in taxes payable.....................              (173,197)          266,208             (3,881)
         Increase (decrease) in accrued expenses..................                78,262           181,720           (393,887)
         Increase (decrease) in accrued interest payable..........                 3,766            (2,662)           173,697
                                                                           -------------     -------------    ---------------
            Net cash provided by operating activities.............             1,603,208         2,300,236          1,714,743
                                                                           -------------     -------------    ---------------
Cash flows from investing activities:
   Proceeds from sale of securities available for sale............             4,939,026        10,690,023         11,576,563
   Proceeds from maturities of securities available for sale......            16,617,770        14,906,786          3,601,085
   Proceeds from maturities of securities available for sale......                    --                --          1,754,351
   Purchases of securities available for sale.....................           (13,724,049)      (21,225,427)       (14,524,466)
   Purchases of securities to be held to maturity.................                    --                --         (1,017,380)
   Net (increase) decrease in loans...............................           (11,386,388)      (10,349,038)       (10,388,533)
   Purchase of premises and equipment.............................            (1,477,518)         (525,689)          (256,714)
   Proceeds from sale of premises and equipment...................                    --            10,500                 --
                                                                           -------------     -------------    ---------------
              Net cash used in investing activities...............            (5,031,159)       (6,492,845)        (9,255,094)
                                                                           -------------     -------------    ---------------
Cash flows from financing activities:
   Net increase (decrease) in deposits non-interest bearing.......               196,393          (694,603)           953,894
   Net increase (decrease) in deposits-interest bearing...........             6,502,967         2,926,243          8,870,954
   Net increase (decrease) Treasury tax and loan..................               (52,694)         (593,709)           161,334
   Advances from FHLB.............................................             7,970,000         7,000,000                 --
   Payments on advances FHLB......................................            (6,905,000)       (4,075,000)        (1,908,000)
   Cash dividends.................................................              (496,886)         (458,574)          (396,392)
   Proceeds sale of common stock..................................               107,102           154,124            143,491
                                                                           -------------     -------------    ---------------
            Net cash provided by financing activities.............             7,321,882         4,258,481          7,825,281
                                                                           -------------     -------------    ---------------
            Increase (decrease) in cash and cash equivalents......             3,893,931            65,872            284,930

Cash and cash equivalents at beginning of year....................             5,232,538         5,176,666          4,891,736
                                                                           -------------     -------------    ---------------
Cash and cash equivalents at end of year..........................         $   9,126,469     $   5,242,538    $     5,176,666
                                                                           =============     =============    ===============

Supplemental schedule of cash flow information:
 Cash paid during the year for:
   Interest.......................................................         $   5,554,895     $   5,435,298    $     4,767,528
   Income taxes...................................................         $     623,226     $     165,672    $       213,197
   Decrease (increase) in unrealized loss on
      securities available for sale...............................         $     677,207     $    (320,186)   $     1,351,887



The accompanying summary of significant accounting policies and notes to financial statements are an integral part of these statements.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         A summary of the significant accounting policies of The First Corporation ("The First Corporation" or the "Company") and subsidiary, which have been consistently followed in preparing the accompanying financial statements, is presented to assist the reader in better understanding the financial statements and other data contained in this report.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of The First Corporation and its wholly owned subsidiary, The First National Bank of Opelika ("First National" or the "Bank"). Significant intercompany balances and transactions have been eliminated. The accounting and reporting policies of The First Corporation conform with generally accepted accounting principles and with practices of the banking industry. In preparing the financial statements, in accordance with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period.
Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the reserve for loan losses and the disclosures for contingent assets and liabilities. In connection with the determination of the reserve for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties and properties collateralizing impaired loans.

STATEMENT OF CASH FLOWS

         In the statement of cash flows, cash equivalents consist of cash and due from banks, interest bearing deposits, and federal funds sold.

INVESTMENT SECURITIES

         First National classifies its securities into two categories: held to maturity and available for sale. Held to maturity securities are those securities for which First National has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

         Securities available for sale are recorded at fair value, with unrealized gains and losses, net of the related tax effect, reported as a separate component of shareholders' equity until realized. Held to maturity securities are recorded at cost, and are adjusted for the amortization of premiums and accretion of discounts to maturity. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of shareholders' equity. The unrealized gains or losses included in the separate component of shareholders' equity for a security transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

         A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings resulting in the establishment of a new cost basis for the security.

         Premiums and discounts are amortized and accumulated over the life of the related security as an adjustment to the yield using the effective interest method. Dividends and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

         Management determines the appropriate classification of the security at the time of purchase and reevaluates such designations as of the date of each statement of condition.

LOANS

         Loans are reported at principal amounts outstanding, less unearned income and reserve for loan losses.

         Interest on loans is accrued based upon the principal amount outstanding except for interest on some installment loans, which is generally credited to income based upon the sum-of-the-years digits method. This method generally approximates the interest method of income recognition.

         Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when, in the opinion of management, reasonable doubt exists that the borrower may be unable to meet payments of interest or principal when they become contractually due. When a loan is placed on non accrual status, previously accrued interest is charged to interest income on loans. Interest payments received on nonaccrual loans are applied as a reduction of principal. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Such interest, when ultimately collected, is recorded as interest income in the period received. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual classifications.

RESERVE FOR LOAN LOSSES

         The reserve for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the reserve for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the reserve. Management's evaluation of the adequacy of the reserve for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. This analysis includes consideration of historical performance, current economic conditions, level of nonperforming loans, loan concentrations, and review of certain individual loans.

         Management believes that the reserve for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the reserve for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary bank's reserve for loan losses. Such agencies may require the subsidiary bank to recognize additions to the reserve for loan losses based on their judgments about information available to them at the time of their examination.

         Management, considering current information and events regarding a borrowers' ability to repay its obligations, considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the loan is collateral-dependent, the fair value of the collateral is used to determine the amount of impairment. Impairment losses are included in the reserve for loan losses through a charge to the provision for losses on loans. Subsequent recoveries are added to the reserve for loan losses. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied first to principal and then to interest income.

         The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, and debt securities. The reserve for loan losses for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of the underlying collateral, loan concentrations, historical charge-off trends, and economic conditions that may affect the borrowers' ability to pay.

PREMISES AND EQUIPMENT

         Premises, equipment, and leasehold improvements are reported at cost, less accumulated depreciation and amortization. The provision for depreciation is computed using the straight-line or accelerated methods over the estimated useful lives of the assets.

         Estimated useful lives generally are as follows:

             Premises and leasehold improvements ............   10-40 years
             Furniture and equipment.........................    5-12 years

         Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized. The asset account is relieved of the cost of the item and the allowance for depreciation and amortization is charged with accumulated depreciation or amortization when property is disposed of or retired.

OTHER REAL ESTATE

         Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan charge-off. Gain or loss on sale and any subsequent adjustment to the value are recorded as a component of non-interest expense.

INCOME TAXES

         The First Corporation uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Bank's entire holding of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred tax accounts and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH AND SHORT-TERM INVESTMENTS

         For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES

         For securities held to maturity for investment purposes, fair values are based on quoted market prices or dealer quotes.

LOANS, NET UNEARNED INCOME

         The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS

         The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit and time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

LONG-TERM DEBT

         Rates currently available to the Bank for similar terms and remaining maturities are used to estimate fair value of existing debt.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FINANCIAL GUARANTEES WRITTEN

         The fair values of commitments are estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate loan commitments, fair values also consider the difference between current levels of interest rates and the committed rates. The fair values of guarantees and letters of credit are estimated based on fees currently charged for similar agreements.

         The following summarizes the fair value of financial instruments at December 31:

                                                                      1997
                                                       --------------------------------
                                                         CARRYING          ESTIMATED
                                                          AMOUNT          FAIR VALUE
                                                          ------          ----------
Cash and short-term investments......................  $   9,126,469      $   9,126,469
Securities held to maturity..........................        629,350            629,350
Securities available for sale........................     47,941,037         47,941,037
Loans, net unearned income...........................     82,032,108         81,965,091
Deposits.............................................    123,852,717        124,111,362
Demand note issued to U.S. Treasury..................        506,498            506,498
Advances from Federal Home loan bank.................      5,000,000          4,939,753
Commitments..........................................             --          9,473,735


RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the SFAS to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains, and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for The First Corporation consists of items previously recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for both interim and annual financial statement periods beginning after December 15, 1997.

NOTE B - RESTRICTIONS ON CASH AND DUE FROM BANKS

         First National is not required to maintain a reserve balance with the Federal Reserve Bank due to the adequate cash reserves on hand.

NOTE C - SECURITIES

         The carrying and estimated fair value of investment securities are summarized as follows:

         Securities Held-To-Maturity. The amortized cost and estimated fair value of securities held-to-maturity were as follows

                                                                   GROSS           GROSS
                                                AMORTIZED       UNREALIZED       UNREALIZED
December 31, 1997                                 COST             GAINS           LOSSES          FAIR VALUE
                                                  ----             -----           ------          ----------
U.S. Government Corporations............       $  629,350       $    --           $   --          $  629,350
                                               ----------       -------           ------          ----------
          Total.........................       $  629,350       $    --           $   --          $  629,350
                                               ==========       =======           ======          ==========
December 31, 1996

U.S. Government Corporations............       $  629,350       $    --           $    --          $  629,350
                                               ----------       -------           ------          ----------
          Total.........................       $  629,350       $    --           $    --          $  629,350
                                               ==========       =======           ======          ==========


Securities Available-For-Sale

         The amortized cost and estimated fair value of securities available-for-sale were as follows:

                                                                    GROSS              GROSS
                                                 AMORTIZED        UNREALIZED         UNREALIZED          FAIR
December 31, 1997                                   COST            GAINS              LOSSES            VALUE
                                                ------------     ------------       -----------      ------------
   Equity securities..........................  $  1,002,438     $         --       $    82,282      $    920,156
   U.S. Treasury securities...................     1,488,604            6,683                --         1,495,287
   Federal agency/corporation securities......    21,476,383          186,679             9,570        21,653,492
   Obligation of state & political
     subdivisions.............................     9,686,397          152,235            14,923         9,823,709
   Mortgage-backed securities.................    13,993,681          106,596            51,884        14,048,393
                                                ------------     ------------       -----------      ------------
     Total....................................  $ 47,647,503     $    452,193       $   158,659      $ 47,941,037
                                                ============     ============       ===========      ============

                                                                    GROSS              GROSS
                                                 AMORTIZED        UNREALIZED         UNREALIZED          FAIR
December 31, 1996                                   COST            GAINS              LOSSES            VALUE
                                                ------------     ------------       -----------      ------------
   Equity securities..........................  $  1,002,438      $        --       $   222,438      $    780,000
   U.S. Treasury securities...................     9,001,119           10,255            14,205         8,997,169
   Federal agency/corporation securities......    19,989,059           70,574           134,754        19,924,879
   Obligation of state & political
     subdivisions.............................     8,362,543           82,939            66,311         8,379,171
   Mortgage-backed securities.................    17,191,428          114,375           224,109        17,081,694
                                                ------------     ------------       -----------      ------------
     Total....................................  $ 55,546,587      $   278,143       $   661,817      $ 55,162,913
                                                ============     ============       ===========      ============

         The Bank's portfolio of securities generally consists of investment-grade securities. The fair value of securities are determined with the assistance of an independent pricing service. They are based on available market data which often reflects transactions of relatively small size and are not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.

         The amortized cost and estimated fair value of securities at December 31, 1997, are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.


                                              SECURITIES TO BE                  SECURITIES
                                              HELD-TO-MATURITY              AVAILABLE-FOR-SALE
                                       ---------------------------     -----------------------------
                                        AMORTIZED         FAIR          AMORTIZED            FAIR
                                           COST           VALUE           COST               VALUE
                                        ---------         ------        ---------            ------
Due in one year or less ..........    $        --      $        --      $ 5,109,737      $ 5,096,538
Due from one year to five years...             --               --        8,800,601        8,818,900
Due from five years to ten years..             --               --       25,245,895       25,490,292
Due after ten years (a) ..........        629,350          629,350        7,488,832        7,615,150
Equity securities ................             --               --        1,002,438          920,157
                                      -----------      -----------      -----------      -----------
                                      $   629,350      $   629,350      $47,647,503      $47,941,037
                                      ===========      ===========      ===========      ===========


         Securities with carrying value of $31,009,007 and $27,375,706 at December 31, 1997 and 1996 respectively, were pledged to secure public funds.

         Proceeds from sales of securities available for sale in 1997, were $4,939,026. Gross realized gains and losses were $22,485 and $10,254, respectively. Proceeds from sales of investment securities in 1996 were $10,690,023. In 1996, gross gains of $236,144 and gross losses of $37,727 were realized. Proceeds from sales of investment securities in 1995 were $15,909,563. In 1995 gross gains of $122,142 and gross losses of $54,970 were realized.

NOTE D - LOANS

         The composition of the loan portfolio at December 31, is as follows:

                                                  1997                  1996
                                                  ----                  ----
Commercial .........................         $ 19,323,464          $ 13,874,282
Real estate - construction .........            6,333,636             6,306,040
Real estate - other ................           45,603,094            39,980,238
Installment and single pay .........            6,505,424             7,035,556
Other loans ........................            4,266,529             3,607,515
                                             ------------          ------------
                                               82,032,147            70,803,631
Unearned income ....................                  (39)                 (954)
                                             ------------          ------------
    Totals .........................         $ 82,032,108          $ 70,802,677
                                             ============          ============

Accrued interest receivable ........         $    594,115          $    461,402
                                             ============          ============


         The following schedule presents the maturity of the Bank's loan portfolio at December 31:

                                                 1997                    1996
                                                 ----                    ----
Amounts due:
   Within one year ...............            $21,263,150            $31,299,516
   1 to 5 years ..................             32,551,933             27,049,413
   over 5 years ..................             28,217,064             12,454,702
                                              -----------            -----------
     Total amount due ............            $82,032,147            $70,803,631
                                              ===========            ===========

        The following schedule sets forth the amount of all loans, which have predetermined interest rates and which have floating or adjustable interest rates.


                                     FIXED           FLOATING OR
                                     RATES        ADJUSTABLE RATES        TOTAL
                                     -----        ----------------        -----
Loan portfolio................   $ 48,707,722      $ 33,324,425       $ 82,032,147


         Loans on which the accrual of interest has been discontinued or reduced amounts to $26,072 at December 31, 1997. If interest on those loans had been accrued, such additional income would have approximated $3,520. Interest income on those loans, which is recorded only when received, amounted to $2,699.

         Directors and executive officers, including the directors' and officers' families and affiliated companies, are loan and deposit customers and have other transactions with the Bank in the ordinary course of business. Total loans to these persons (excluding loans which in the aggregate do not exceed $60,000 to any such person) at December 31, 1997 and 1996 were approximately $1,568,428 and $1,668,115 respectively. These loans were made in the ordinary course of business and with substantially the same terms including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.

NOTE E - ALLOWANCE FOR LOAN LOSSES

                                          1997                1996           1995
                                          ----                ----           ----
Balance at beginning of year .......   $ 1,086,490      $   863,997      $   838,843
  Provision for loan losses ........       195,000          211,500          131,000
  Loans charged off ................      (156,956)         (68,390)        (138,637)
  Recoveries of charged off loans...        28,530           79,383           32,791
                                       -----------      -----------      -----------
Balance at end of year .............   $ 1,153,064      $ 1,086,490      $   863,997
                                       ===========      ===========      ===========


NOTE F - PREMISES AND EQUIPMENT

         A summary of premises and equipment follows:

                                                       1997              1996
                                                       ----              ----
Land ......................................         $  971,346       $   821,346
Buildings and improvements ..................        3,683,516         2,975,478
Furniture and fixtures ......................        1,804,455         1,306,470
Automobiles .................................           36,281            36,281
                                                     ---------       -----------
   Total .....................................       6,495,598         5,139,575
Less: Accumulated depreciation & amortization        1,899,663         1,769,202
                                                    ----------       -----------
   Total .....................................      $4,595,935       $ 3,370,373
                                                    ===========      ===========

         The allowance for depreciation and amortization charged to operating expense in 1997 and 1996 amounts to $251,956 and $213,101, respectively.

NOTE G - DEPOSITS

         The following schedule presents a comparative summary of the interest-bearing deposits.

                                                        1997                  1996
                                                        ----                  ----
Interest-bearing checking accounts ..........         16,137,614         $ 17,416,771
Savings accounts ............................          4,993,182            4,926,106
Money market savings accounts ...............         27,260,871           20,215,255
Certificates of deposit ($100,000 or more)...         14,509,832           14,521,770
Certificates of deposit ( under $100,000)....         41,891,481           41,210,111
Time deposits ($100,000 or more) ............          6,635,000            6,635,000
                                                    ------------         ------------
  Totals ....................................       $111,427,980         $104,925,013
                                                    ============         ============

         At December 31, 1997 and 1996, the scheduled maturities of certificates of deposits are as follows:

                                                   1997                  1996
                                                   ----                  ----
One year ...........................           $35,438,469           $34,829,854
Two years ..........................            11,937,670            10,420,858
Three years ........................             5,952,565             5,211,679
Four years .........................             1,549,277             4,180,245
Five years and thereafter ..........             1,523,332             1,089,245
                                               -----------           -----------
                                               $56,401,313           $55,731,881
                                               ===========           ===========


         The following schedule details interest expense on deposits:

                                                   YEARS ENDED DECEMBER 31,
                                                -----------------------------
                                                     1997             1996
                                                     ----             ----
Interest-bearing checking accounts ........      $  630,930       $  625,229
Savings accounts ..........................         140,849          145,387
Money market savings accounts .............         783,482          747,789
Certificates of deposit ($100,000 or more)          825,141          825,451
Certificates of deposit (under $100,000) ..       2,444,919        2,468,745
Time deposits ($100,000 or more) ..........         344,744          341,979
                                                 ----------       ----------
  Totals ..................................      $5,170,065       $5,154,580
                                                 ==========       ==========


NOTE H - ADVANCES FROM FEDERAL HOME LOAN BANK OF ATLANTA

         The Bank's advances from the Federal Home Loan Bank consist of the following:


       DATE          INTEREST RATE          MATURITY           DECEMBER 31, 1997
       ----          -------------          --------           -----------------
     09-24-97            5.66%              09-24-02             $  5,000,000


                                                                 ------------
                                                                 $  5,000,000
                                                                 ============


         Federal Home Loan Bank advances represent borrowing from the Federal Home Loan Bank of Atlanta. These advances are secured by Federal Home Bank stock, carried at $610,300 and three Federal Home Loan Bank notes and two FHLMC pool certificates with book amount of $6,240,236.


NOTE I - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Bank has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1997 are as follows:

Loan commitments..................................        $    8,991,235
Standby letters of credit.........................        $      482,500


         Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to normal credit approval procedures and policies. Collateral is obtained based on management's credit assessment of the customers.


NOTE J - INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of The First Corporation's deferred tax liabilities and assets as of December 31, are listed below:



                                         1997             1996
                                         ----             ----
Deferred tax liabilities:
   Loan loss provision .............  $ 368,714       $  342,676
   Deferred taxes retirement .......      7,746            1,428
                                      ---------       ----------
    Total deferred tax assets .......   376,460          344,104
                                      ---------       ----------
Deferred tax liabilities:
   Accretion of bond discount ......      9,550            4,776
                                      ---------       ----------
   Total deferred tax liabilities...      9,550            4,776
                                      ---------       ----------
  Net deferred tax asset ...........  $ 366,910       $  339,328
                                      =========       ==========

         Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate of 34% for 1997, 1996 and 1995 for the reasons noted below:

                                                     1997          1996           1995
                                                     ----          ----           ----
Tax computed at statutory federal
   income rate .................................   $ 595,894     $ 562,730     $ 353,725
Increase (decreases) in taxes resulting from:
   Tax exempt income ...........................    (159,521)     (126,153)     (198,122)
   Tax on preference items .....................     (43,074)      (17,308)      (26,262)
   State excise tax, net of federal tax benefit       20,360        61,600        20,655
   Other, net ..................................       8,789      (146,887)       59,320
                                                   ---------     ---------     ---------
     Totals ....................................   $ 422,448     $ 333,982     $ 209,316
                                                   =========     =========     =========

Effective tax rate .............................       24.10%        20.18%        20.12%
                                                   =========     =========     =========

         The components of income taxes were as follows:

                                     1997             1996              1995
                                     ----             ----              ----
Currently payable:
   Federal ...............        $ 419,182         $ 338,171         $ 183,829
   State .................           30,848            93,334            31,296
Deferred:
   Federal ...............          (23,445)          (83,109)           (4,938)
   State .................           (4,137)          (14,414)             (871)
                                  ---------         ---------         ---------
     Totals ..............        $ 422,448         $ 333,982         $ 209,316
                                  =========         =========         =========


NOTE K - PROFIT-SHARING PLAN

         The First Corporation amended and restated as of January 1, 1995 the Bank's Savings and Profit-Sharing Plan. The Plan was a profit sharing and 401(k) matching contribution plan. Eligible employees may defer a maximum of 15% of their salary, not to exceed $9,240, which the first 5% deferred will be matched by the Bank. The restated Plan is a profit sharing and stock bonus plan containing Section 401(k) features that intended to qualify under Section 401(a) of the Internal Revenue Code. The Plan is also designed to be an employee stock ownership plan under Section 4975(e)(7) of the Code. The contributions to the Plan were $117,500 for 1997 and $105,168 in 1996.


NOTE L - OFFICERS RETIREMENT AND DEATH BENEFIT PLAN

         The Bank has a non-qualified supplemental officer retirement benefit plan. The amount of annual benefit is indexed to the financial performance of an insurance policy over a selected opportunity cost and is designed to increase each year. The Bank's obligations under this plan are unfunded; however, the Bank has purchased life insurance policies on each insurable officer which are actuarially designed to offset the annual expenses associated with the plan and will, given reasonable actuarial assumptions, provide over time a complete recovery of all plan costs.

         The life insurance benefit for each officer is the total death benefit of the policy less the greater of the cash value or an amount equal to the premiums paid for the policy plus a pro rata share of any interest due.


NOTE M - INCENTIVE STOCK OPTION PLAN

         The Company has an incentive stock option plan for certain key employees that provide for the granting of options to purchase up to 20,000 shares of the Company's common stock. The terms of the options granted are determined by the recommendation of the Stock Option Committee and approved by the Board of Directors; however, no options may be granted after ten years from the plans' adoption and no options may be exercised beyond ten years from the date granted. The option price per share of incentive stock options can not be less than the fair market value of the common stock on the date of grant. On December 12, 1995, the Company granted options for 10,000 shares exercisable only to the extent that optionees have acquired a vested interest according to the option plan.

NOTE N - REGULATORY CAPITAL REQUIREMENTS


         First National has always placed great emphasis on maintaining a strong capital base and continues to exceed all minimum regulatory capital requirements. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that First National is financially sound, and to enable the Bank to sustain an appropriate degree of leverage to provide a desirable level of profitability.

         Regulators use a risk-adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the credit risk associated with on- and off-balance sheet assets. The majority of these risk-weighted assets are on-balance sheet assets for First National in the form of loans. A small portion of risk-weighted assets are considered off-balance sheet assets and are primarily made up of letters of credit and loan commitments that First National enters into in the normal course of business. Capital is categorized into two types: Tier I and Tier II. The capital guidelines used by regulators require an 8% total risk-based capital ratio of which 4% must be Tier I capital. Additionally, the regulatory agencies define a well-capitalized bank as one which has a leverage ratio of at least 5%, a Tier I capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. At the end of 1997, First National was in excess of the minimum capital requirements with a Tier I capital ratio of 15.36% and a total risk-based capital ratio of 16.60%, compared to Tier I and total risk-based capital ratios of 16.95% and 18.20%, respectively, in 1996.


                                                           YEARS ENDED DECEMBER 31,
                                                     ----------------------------------
CAPITAL RATIOS                                            1997                 1996
                                                          ----                 ----
 Tier I capital:

   Shareholder's equity ..........................    $ 14,370,082        $ 13,432,678
   Adjustment for SFAS No. 115 ...................         (82,281)           (230,204)
                                                      ------------        ------------
     Total Tier I capital ........................      14,287,801          13,202,474

Tier II capital:

   Eligible portion of the reserve for loan losses       1,153,064             973,638
                                                      ------------        ------------
     Total Tier II capital .......................       1,153,064             973,638
                                                      ------------        ------------

Total risk based capital .........................    $ 15,440,865        $ 14,176,112
                                                      ============        ============

Total risk-adjusted assets .......................    $ 93,044,000        $ 77,891,000
                                                      ============        ============

   Tier I capital ratio...........................         15.36%              16.95%
   Total risk-based capital ratio.................         16.60%              18.20%
   Leverage ratio.................................         10.29%               9.75%

Regulatory minimums:

  Tier I capital ratio............................          4.00%
  Total risk-based capital ratio..................          8.00%
  Leverage ratio..................................          3.00%

PROSPECTUS

                                15,000,000 SHARES

                                  BANCORPSOUTH


                                  COMMON STOCK

                                 ---------------

         BancorpSouth, Inc. may from time to time offer shares of its common stock in an aggregate amount of up to 15,000,000 shares, on terms and at prices to be determined at the time of such offerings and set forth in one or more supplements to this Prospectus. BancorpSouth is a Mississippi corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

         Shares of BancorpSouth common stock are to be offered directly by BancorpSouth in connection with the acquisition of, or business combination with, certain banking or savings institutions. The specific terms under which shares of BancorpSouth common stock are being offered in connection with the delivery of this Prospectus will be set forth in the applicable supplement and will include the specific number of shares of BancorpSouth common stock and the issuance price per share. BancorpSouth common stock may not be sold through this Prospectus without delivery of the applicable supplement.

         BancorpSouth common stock is listed on the New York Stock Exchange under the symbol "BXS."

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF BANCORPSOUTH COMMON STOCK TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         SHARES OF BANCORPSOUTH COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                 ---------------


                The date of this Prospectus is September 24, 1998

                                   THE COMPANY

         BancorpSouth, Inc. ("BancorpSouth") is a bank holding company with financial services operations in Mississippi and Tennessee. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, conducts a commercial banking and trust business through offices located in communities throughout Mississippi and West Tennessee. In addition, BancorpSouth Bank operates consumer finance, credit life insurance and insurance agency subsidiaries. BancorpSouth Bank operates under the trade names "Bank of Mississippi" in Mississippi and "Volunteer Bank" in Tennessee.

         BancorpSouth, through its subsidiaries, provides a range of financial services to individuals and small-to-medium size businesses. Various types of checking accounts, both interest bearing and non-interest bearing, are available. Savings accounts and certificates of deposit with a range of maturities and interest rates are available to meet the needs of customers. Other services include safe deposit and night depository facilities. Limited 24-hour banking with automated teller machines is provided in most of its principal markets. BancorpSouth Bank is an issuing bank for MasterCard, and overdraft protection is available to approved MasterCard holders maintaining checking accounts with BancorpSouth Bank.

         BancorpSouth offers a variety of services through the trust department of BancorpSouth Bank, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.

         BancorpSouth's lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by BancorpSouth's loan officers, present savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. BancorpSouth has established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.

         BancorpSouth's principal office is located at One Mississippi Plaza, Tupelo, Mississippi, 38801 and its telephone number is (601) 680-2000.

                              AVAILABLE INFORMATION

         BancorpSouth has filed a Registration Statement on Form S-4, including amendments thereto, if any, with respect to BancorpSouth common stock (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"). This Prospectus and any accompanying supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the SEC and incorporated herein by reference. For further information with respect to BancorpSouth and BancorpSouth common stock, reference is made to such Registration Statement, exhibits and schedules.

         BancorpSouth is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the SEC. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. BancorpSouth common stock is listed on The New York Stock Exchange, Inc., and such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents or portions of documents filed by BancorpSouth with the SEC are incorporated herein by reference:

1.       BancorpSouth's Annual Report on Form 10-K for the year ended December
         31, 1997;

2. BancorpSouth's Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

3. BancorpSouth's Quarterly Report on Form 10-Q for the three months ended June 30, 1998;

4.       BancorpSouth's Current Report on Form 8-K dated May 18, 1998;

5.       BancorpSouth's Current Report on Form 8-K dated July 10, 1998;

6.       BancorpSouth's Current Report on Form 8-K dated September 3, 1998;

7. The description of BancorpSouth common stock contained in BancorpSouth's Registration Statement on Form 8-A, dated May 14, 1997; and

8. The description of BancorpSouth common stock purchase rights contained in BancorpSouth's Registration Statement on Form 8-A, dated May 14, 1997.

         All documents filed by BancorpSouth pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersede such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. A copy of these documents is available upon written or oral request, at no charge, from Cathy S. Freeman, Vice President and Corporate Secretary, BancorpSouth, Inc., One Mississippi Plaza, Tupelo, Mississippi 38801, (601) 680-2000.

                                  LEGAL MATTERS

         The validity of the shares of BancorpSouth common stock to be offered hereunder will be passed upon by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, special counsel to BancorpSouth. Certain matters concerning this offering will be passed upon on behalf of BancorpSouth by Riley, Ford, Caldwell & Cork, P.A., Tupelo, Mississippi.

                                     EXPERTS

         The Consolidated Financial Statements of BancorpSouth, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of August 12, 1998 (this "Agreement"), between BancorpSouth, Inc., a Mississippi corporation ("BancorpSouth") and The First Corporation, an Alabama corporation (the "Company" and collectively with BancorpSouth, the "Holding Companies").

         WHEREAS, BancorpSouth is the sole shareholder of BancorpSouth Bank, a Mississippi banking corporation ("BancorpSouth Bank");

         WHEREAS, the Company is the sole shareholder of The First National Bank of Opelika, a national banking association ("Opelika" and together with BancorpSouth Bank, the "Banks");

         WHEREAS, BancorpSouth and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein in which
(i) the Company will merge with and into BancorpSouth (the "Holding Company Merger") and (ii) Opelika will merge with and into BancorpSouth Bank (the "Bank Merger"), each subject to the terms and conditions set forth herein (collectively, the "Merger"); and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER

         1.1. The Merger.

                  (a) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the "MBCA") and the Alabama Business Corporation Act (the "ABCA"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into BancorpSouth. BancorpSouth shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Holding Company Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Corporation shall continue to be "BancorpSouth, Inc." Upon consummation of the Holding Company Merger, the separate corporate existence of the Company shall terminate.

                  (b) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Banking Act (the "MBA") and the National Bank Act (the "NBA") at the Effective Time (as defined in Section 1.2 hereof), and immediately after the Holding Company Merger, Opelika shall merge with and into BancorpSouth Bank. BancorpSouth Bank shall be the surviving banking corporation (hereinafter sometimes called the "Surviving Bank") in the Bank Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Bank shall continue to be "BancorpSouth Bank." Upon consummation of the Bank Merger, the separate corporate existence of Opelika shall terminate.

         1.2. Effective Time.

                  (a) The Holding Company Merger shall become effective as set forth in the articles of merger (the "Company Articles of Merger") which shall be filed on the Closing Date (as defined in Section 10.1) with the Secretary of State of the State of Mississippi (the "Mississippi Secretary") and the Secretary of State of the State of Alabama (the "Alabama Secretary") with respect to the Holding Company Merger.

                  (b) The Bank Merger shall become effective as set forth in the articles of merger (the "Opelika Articles of Merger," and together with the Company Articles of Merger, the "Articles of Merger") which shall be filed on the Closing Date (as defined in Section 10.1) with the Mississippi Department of Banking and Consumer Finance (the "Mississippi Department") and the Office of the Comptroller of the Currency of the United States Department of Treasury (the "OCC") with respect to the Bank Merger but shall occur immediately after the Holding Company Merger.

                  (c) The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

         1.3. Effects of the Merger.

                  (a) At and after the Effective Time, the Holding Company Merger shall have the effects set forth in Section 79-4-11.06 of the MBCA and
Section 10-2B-11.06 of the ABCA.

                  (b) At and after the Effective Time, the Bank Merger shall have the effects set forth in Section 3(e) (12 U.S.C.ss.215a(e)) of the NBA and
Section 81-5-85 of the MBA.

         1.4. Conversion of Company Common Stock.

                  (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $0.05 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) Company Dissenting Shares (as defined herein),
(ii) shares of Company Common Stock held directly or indirectly by BancorpSouth or the Company or any of their respective Subsidiaries (as defined below), and
(iii) Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(b) hereof), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for that number of shares of the common stock, par value $2.50 per share, of BancorpSouth ("BancorpSouth Common Stock"), together with the number of BancorpSouth Rights (as defined in Section 5.2 hereof) associated therewith, equal to the Exchange Ratio (as defined below).

                  For purposes of this Agreement:

                           (i) the "Exchange Ratio" means the quotient, rounded
                  to the nearest 1/10,000, equal to (x) $174.8178, divided by
                  (y) the Average Closing Price (as defined below); provided, however, that the Exchange Ratio as computed shall not be less than 7.7043 nor greater than 10.4235 (the "Collar Provision") and the Exchange Ratio shall be fixed at the applicable amount set forth above if the actual Exchange Ratio is beyond such amounts.

                           (ii) the "Average Closing Price" means the average of
                  the daily last sale prices of BancorpSouth Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions tape (as reported in the Wall Street Journal, or, if not reported therein, in another alternative authoritative source mutually agreeable to the parties) for the 10 consecutive full trading days in which shares of

                  BancorpSouth Common Stock are traded on the NYSE ending at the close of trading on the Determination Date; and

                           (iii) the "Determination Date" means the third
                  business day prior to the Closing Date.

                  (b) In the event that, without giving effect to the limitations set forth in the Collar Provision, the computation of the Exchange Ratio, computed in accordance with the definition above, shall result in a number greater than 11.8132 then the Company may, at its option and without penalty, terminate this Agreement by giving prior written notice thereof to BancorpSouth on the Determination Date, unless, within 24 hours following the giving of such notice, BancorpSouth agrees with the Company to adjust the Exchange Ratio to an amount proposed by the Company that is not greater than the Exchange Ratio as computed in accordance with this paragraph.

                  (c) In the event that, without giving effect to the limitations set forth in the Collar Provision, the computation of the Exchange Ratio, computed in accordance with the definition above, shall result in a number less than 7.0879, then BancorpSouth may, at its option and without penalty, terminate this Agreement by giving prior written notice thereof to the Company on the Determination Date, unless, within 24 hours following the giving of such notice, the Company agrees with BancorpSouth to adjust the Exchange Ratio to an amount proposed by BancorpSouth that is not less than the Exchange Ratio as computed in accordance with this paragraph.

                  (d) All of the shares of Company Common Stock converted into BancorpSouth Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of BancorpSouth Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) hereof. Company Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of BancorpSouth Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Company Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of BancorpSouth Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (any such event, a "Adjustment Event"), the Exchange Ratio shall be adjusted to result in the same aggregate consideration being delivered to the Company's shareholders as would have been received had such Adjustment Event not occurred.

                  (e) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by BancorpSouth or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (ii) held by BancorpSouth or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or the Company, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of BancorpSouth or other consideration shall be delivered in exchange therefor. All shares of BancorpSouth Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of BancorpSouth.

                  (f) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights shall have been properly demanded in accordance with Article 13 of the ABCA ("Company Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, BancorpSouth Common Stock or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the "fair value" of such Company Dissenting Shares in accordance with the provisions of
Section 13 of the ABCA, provided, however, that if any holder fails to satisfy the requirements of Article 13 of the ABCA, such holder or holders (as the case may be) shall not be entitled to payment for such shares of Company Common Stock under such Article, and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, BancorpSouth Common Stock and/or cash in lieu of fractional shares, without any interest thereon, as provided in Section 1.4(a) and Article II hereof.

                  (g) BancorpSouth may terminate this Agreement if cash payments in respect of fractional shares or dissenter's rights exceed the amount permissible for the utilization of pooling of interests accounting treatment.

                  (h) At the Effective Time, all shares of Opelika common stock, par value $1.00 per share ("Opelika Common Stock"), shall be canceled and shall cease to exist and no stock of BancorpSouth, BancorpSouth Bank, or other consideration shall be delivered in exchange therefor.

         1.5. Stock Options.

                  (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each a "Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be replaced by an option issued under the appropriate stock option plan of BancorpSouth; provided that new options shall only be issued to cover 3200 of the current 8000 shares subject to Company Options and the remainder shall terminate prior to the Effective Time, with new option being issued pro rata from such amount to holders of Company Options:

                           (1) the number of shares of BancorpSouth Common Stock
                  to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of BancorpSouth Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

                           (2) the exercise price per share of BancorpSouth
                  Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent. The adjustment provided herein with respect to any options which are incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option except that all references to the Company shall be deemed to be references to BancorpSouth.

                  (b) Prior to the Effective Time, BancorpSouth shall reserve for issuance the number of shares of BancorpSouth Common Stock necessary to satisfy BancorpSouth's obligations under this Section 1.5.

         1.6. BancorpSouth Common Stock. Except for shares of BancorpSouth Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of BancorpSouth as contemplated by Section 1.4 hereof, the shares of BancorpSouth Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

         1.7. Articles. At the Effective Time, the Amended and Restated Articles of Incorporation of BancorpSouth, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Association of BancorpSouth Bank, as in effect at the Effective Time, shall be the articles of association of the Surviving Bank.

         1.8. By-Laws. At the Effective Time, the Bylaws of BancorpSouth, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. At the Effective Time, the Bylaws of BancorpSouth Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

         1.9. Directors and Officers. The directors and officers of BancorpSouth immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Restated Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The directors and officers of BancorpSouth Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the Restated Articles of Association and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified

         1.10. Tax Consequences; Accounting Treatment. It is intended that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code, and (ii) be accounted for as a "pooling of interests" under GAAP (as defined herein). BancorpSouth may terminate this Agreement if KPMG Peat Marwick LLP shall advise BancorpSouth and the Company in writing that the Merger does not qualify for utilization of pooling of interests accounting treatment.


                                   ARTICLE II
                               EXCHANGE OF SHARES

         2.1. BancorpSouth to Make Shares Available. At or prior to the Effective Time, BancorpSouth shall deposit, or shall cause to be deposited, with a bank or trust company (the "Exchange Agent") selected by BancorpSouth and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of BancorpSouth Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of BancorpSouth Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section
1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

         2.2. Exchange of Shares.

                  (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a

Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of BancorpSouth Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor and the Exchange Agent shall mail to such holder within three business days of such surrender to the Exchange Agent (x) a certificate representing that number of whole shares of BancorpSouth Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

                  (b) No dividends or other distributions declared after the Effective Time with respect to BancorpSouth Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BancorpSouth Common Stock represented by such Certificate.

                  (c) If any certificate representing shares of BancorpSouth Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BancorpSouth Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of BancorpSouth Common Stock as provided in this Article II.

                  (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BancorpSouth Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BancorpSouth Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancorpSouth. In lieu of the issuance of any such fractional share, BancorpSouth shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of BancorpSouth Common Stock an amount in cash equal to the product of (x) the Average Closing Price and (y) the fraction of a share of BancorpSouth Common Stock which such holder would otherwise be entitled to receive pursuant to Article I hereof.

                  (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be paid to BancorpSouth. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to BancorpSouth for payment of their shares of BancorpSouth Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on BancorpSouth Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BancorpSouth, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BancorpSouth, the posting by such person of a bond in such amount as BancorpSouth may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of BancorpSouth Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                                   ARTICLE III
                         DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

         3.1. Disclosure Schedules. The parties acknowledge that as of the date of this Agreement, the Company has not delivered the Company Disclosure Schedule and BancorpSouth has not delivered the BancorpSouth Disclosure Schedule (and, with the Company Disclosure Schedule, the "Disclosure Schedules"). Both parties covenant and agree to deliver their respective Disclosure Schedules no later than the close of business on August 25, 1998, and that the Disclosure Schedules are subject to the reasonable review of, and acceptance by, the receiving party. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect (as defined herein) with respect to either the Company or BancorpSouth, respectively.

         3.2. Standards.

                  (a) No representation or warranty of the Company contained in
Article IV or of BancorpSouth contained in Article V shall be deemed untrue or incorrect for any purpose under this Agreement as a consequence of the existence or absence of any fact, circumstance or event, unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with such representation or warranty contained in Article IV, in the case of the Company, or Article V, in the case of BancorpSouth, has had or could be reasonably expected to have a Material Adverse Effect with respect to (i) the Company or (ii) BancorpSouth, respectively.

                  (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to BancorpSouth or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (x) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally, (y) any action or omission of the Company or

BancorpSouth or any Subsidiary of either of them taken with the express prior written consent of the other party hereto, or (z) any expenses incurred by such party where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Subject to Article III, the Company hereby represents and warrants to BancorpSouth as follows:

         4.1. Corporate Organization.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Articles of Incorporation and Bylaws of the Company (the "Company Governing Documents"), copies of which have previously been made available to BancorpSouth, are true and correct copies of such documents as in effect as of the date of this Agreement. The Company has no Subsidiaries other than Opelika and except for Opelika, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

                  (b) Opelika is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of Opelika are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Opelika has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Association and Bylaws of Opelika, copies of which have previously been made available to BancorpSouth, are true and correct copies of such documents as in effect as of the date of this Agreement. Opelika has no Subsidiaries and does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind except shares in any Federal Home Loan Bank, any Federal Reserve Bank, the Student Loan Marketing Association, and other investment securities held by Opelika in the ordinary course of business as reflected on the financial statements of Opelika delivered to BancorpSouth.

                  (c) The minute books of the Company and Opelika contain true and correct records of all meetings and other corporate actions held or taken since July 1, 1993 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

         4.2. Capitalization.

                  (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock. As the date hereof, there are 232,321 shares of Company Common Stock outstanding and no shares of Company Common Stock held by the Company as treasury stock. At On the Closing Date, no more than 236,818 shares of Company Common Stock will be outstanding and no shares of Company Common Stock held by the Company as treasury stock. There are (i) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (x) shares of Company Common Stock reserved for issuance pursuant to the incentive stock option plan of the under which options to acquire 8000 shares of Company Common Stock are outstanding, and pursuant to the employee stock ownership with 401 (k) plan, and
(y) 47,822 shares of Company Common Stock reserved for issuance upon exercise of the option (the "Option") to be issued to BancorpSouth pursuant to the Stock Option Agreement, to be entered into on the date hereof, between BancorpSouth and Company (the "Stock Option Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and were issued in compliance with and are currently free of all preemptive rights (including without limitation, those granted by Section 4.2 of the Restated Articles of Incorporation of the Company), with no personal liability attaching to the ownership thereof. Except for options outstanding under the Company Option Plan and the Option, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans, if any, shall be set forth in Section 4.2(a) of the Company Disclosure Schedule.

                  (b) The Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of Opelika, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Opelika is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Opelika or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         4.3. Authority; No Violation.

                  (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and, upon the receipt of shareholder approval of the Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of the Company's shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Neither the execution and delivery of this Agreement or the Stock Option Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Company Governing Documents or the Opelika Governing Documents, or (ii) assuming that the consents and approvals referred to in
Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

         4.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OCC, and with the FDIC, and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with the SEC of a proxy statement in definitive form relating to the meetings of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of a post-effective amendment to the shelf registration statement on Form S-4 (such shelf registration statement and any post-effective amendment thereto relating to this transaction, or any other S-4 Registration Statement used in connection with the Merger, the "S-4") in which the Proxy Statement will be included as a prospectus, (d) the approval of this Agreement by the requisite vote of the shareholders of the Company, (e) the filing of the Articles of Merger with the Mississippi Secretary, the Alabama Secretary, the Mississippi Department and the OCC, as applicable, and (f) approval for listing of BancorpSouth Common Stock to be issued in the Merger on the New York Stock Exchange ("NYSE"), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with
(1) the execution and delivery by the Company of this Agreement and the Stock Option Agreement and (2) the consummation by the Company and Opelika of the Merger and the other transactions contemplated hereby and thereby.

         4.5. Reports. The Company and Opelika have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (i) the Federal Reserve Board, (ii) the OCC, (iii) the FDIC, (iv) any Federal Reserve Bank, (v) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (vi) any other self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. Except as set forth in Section 4.5 of the Company Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

         4.6. Financial Statements. The Company has previously made available to BancorpSouth copies of (a) the consolidated statements of condition of the Company and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1997, inclusive (collectively, the "Company Financial Statements"), in each case accompanied by the audit report of Brantley, Stephens, and Boucher, LLP, independent public accountants with respect to the Company. The December 31, 1997 consolidated statement of condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         4.7. Broker's Fees. Except for Alex Sheshunoff & Co. Investment Banking, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement.

         4.8. Absence of Certain Changes or Events.

                  (a) Since December 31, 1997, except as set forth in Section
4.8 of the Company Disclosure Schedule, (i) there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company and (ii) the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

                  (b) Neither the Company nor any of its Subsidiaries has, except as set forth in Section 4.8 of the Company Disclosure Schedule, (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1997 (which amounts have been previously disclosed to BancorpSouth), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary and benefit increases and bonus payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

         4.9. Legal Proceedings.

                  (a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Stock Option Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of the Company and Opelika.

                  (b) There is no injunction, order, judgment, decree, or unique regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

         4.10. Taxes.

                  (a) Each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the Company Financial Statements (in accordance with GAAP) for all Taxes (as hereinafter defined) shown to be due on such Tax Returns. Except as set forth in Section 4.10 of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and as of the date hereof, with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review. There are no liens with respect to Taxes upon any of the assets of the Company or its Subsidiaries. Deferred Taxes of the Company and its Subsidiaries have been provided for in accordance with GAAP.

                  (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         4.11. Employees.

                  (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414(b), (c), (m) or (o) of the Code, for the benefit of any employee or former employee of the Company, any Subsidiary thereof or any ERISA Affiliate.

                  (b) The Company has heretofore made available to BancorpSouth with respect to each of the Plans true and correct copies of each of the following documents if applicable: (i) the Plan document; (ii) the actuarial report, if any, for such Plan for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service for such Plan and
(iv) the most recent summary plan description and related summaries of material modifications.

                  (c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, each of the Plans are in compliance with the applicable provisions of the Code and ERISA; each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which could reasonably be expected to result in the revocation of such letter; no Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of the Company no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

                  (d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or any other agreements entered into by any party hereto in connection with the execution hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" within the meaning of Section 280G of the Code, forgiveness of indebtedness or otherwise) becoming due to any officer, director or employee of the Company or any of its Subsidiaries under any Plan or otherwise, (ii) increase any benefits payable under any Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

         4.12. Company Information. The information relating to the Company and its Subsidiaries which is provided to BancorpSouth by the Company or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to BancorpSouth or any of its Subsidiaries) will comply with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

         4.13. Compliance with Applicable Law. Except as set forth in Section
4.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, published policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice, and the Company does not know, of any violations of any of the above.

         4.14. Certain Contracts.

                  (a) Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from BancorpSouth, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director or consultant thereof, (iii) which is a material contract (as defined in

Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (the "SEC")) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $50,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.14(a) is referred to herein as a "Company Contract". The Company has previously delivered or made available to BancorpSouth true and correct copies of each Company Contract.

                  (b) (i) Each Company Contract described in clause (iii) of
Section 4.14(a) is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract described in clause (iii) of Section 4.14(a), (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract described in clause (iii) of Section 4.14(a), and (iv) no other party to any Company Contract described in clause (iii) of Section 4.14(a) is, to the knowledge of the Company, in default in any respect thereunder.

         4.15. Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         4.16. Business Combination Provision; Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Alabama or other applicable jurisdiction, if any.

         4.17. Administration of Fiduciary Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

         4.18. Environmental Matters.

                  (a) Except as set forth in Section 4.18 of the Company Disclosure Schedule, to the knowledge of the Company, each of the Company and its Subsidiaries and each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

                  (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

                  (c) Except as set forth in Section 4.18 of the Company Disclosure Schedule, to the knowledge of the Company, during the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) the Company's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

                  (d) The following definitions apply for purposes of this
Section 4.18: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

         4.19. Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

         4.20. Loan Portfolio.

                  (a) Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of June 30, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision. Section 4.20 of the Company Disclosure Schedule sets forth all of the Loans in original principal amount in excess of $100,000 of the Company or any of its Subsidiaries that as of June 30, 1998, were classified as "Doubtful" or "Loss", or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder.

                  (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are, to the best knowledge of the Company after appropriate due diligence, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4.21. Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of December 31, 1997 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,
(iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder.

         4.22. Accounting for the Merger; Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.


                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH

         Subject to Article III, BancorpSouth hereby represents and warrants to the Company as follows:

         5.1. Corporate Organization.

                  (a) BancorpSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it, or to be conducted by it pursuant to consequences of the Merger, or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary (including the State of Alabama). BancorpSouth is duly registered as a bank holding company under the BHC Act. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth (the "BancorpSouth Governing Documents"), copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

                  (b) BancorpSouth Bank is a Mississippi state bank validly existing and in good standing. The deposit accounts of BancorpSouth Bank are insured by the FDIC through the Bank Insurance Fund or Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of BancorpSouth's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Association and

Bylaws of BancorpSouth Bank (the "Bank Governing Documents"), copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

                  (c) The minute books of BancorpSouth and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1996 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

         5.2. Capitalization.

                  (a) The authorized capital stock of BancorpSouth consists of 500,000,000 shares of BancorpSouth Common Stock. As of June 18, 1998, there were 44,792,042 shares of BancorpSouth Common Stock issued and outstanding, and as of December 31, 1997, 105,052 shares of BancorpSouth Common Stock were held in BancorpSouth's treasury. As of the date of this Agreement, no shares of BancorpSouth Common Stock were reserved for issuance, except with respect to employee benefit plans, stock option plans, BancorpSouth's rights plan pursuant to which shareholders have the right to receive common stock under certain circumstances (the "BancorpSouth Rights"), that certain Agreement and Plan of Merger, dated as of May 2, 1998, between BancorpSouth and Merchants Capital Corporation, and that certain Merger Agreement, dated as of June 19, 1998, among BancorpSouth, Alabama Bancorp., Inc., Highland Bank, and First Community Bank of the South, and the transactions contemplated therein. All of the issued and outstanding shares of BancorpSouth Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above with respect to reserved shares and for BancorpSouth's dividend reinvestment plan, BancorpSouth does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BancorpSouth Common Stock or any other equity securities of BancorpSouth or any securities representing the right to purchase or otherwise receive any shares of BancorpSouth Common Stock. The shares of BancorpSouth Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                  (b) Schedule 22 to BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 1997, sets forth a true and correct list of all of BancorpSouth Subsidiaries as of the date of this Agreement. BancorpSouth owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of BancorpSouth, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of BancorpSouth has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of BancorpSouth calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         5.3. Authority; No Violation.

                  (a) BancorpSouth has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. Other than the approval of the Boards of Directors of BancorpSouth and BancorpSouth Bank, which have not been obtained on the date of execution hereof and upon which receipt the obligations of BancorpSouth and BancorpSouth Bank are expressly conditioned, no other corporate proceedings on the part of BancorpSouth are necessary to approve this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Stock Option Agreement has been duly and validly executed and delivered by BancorpSouth and when approved and authorized as provided above, will constitute a valid and binding obligation of BancorpSouth, enforceable against BancorpSouth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Neither the execution and delivery of this Agreement or the Stock Option Agreement by BancorpSouth, nor the consummation by BancorpSouth of the transactions contemplated hereby or thereby, nor compliance by BancorpSouth with any of the terms or provisions hereof or thereof, will (i) violate any provision of the BancorpSouth Governing Documents or the Bank Governing Documents, or (ii) assuming that the consents and approvals referred to in Sections 5.3(a) and 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancorpSouth or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of BancorpSouth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BancorpSouth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

         5.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board and the FDIC, and approval of such applications and notices, (b) such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (d) the filing of the Articles of Merger with the Mississippi Secretary, the Alabama Secretary, the Mississippi Department and the OCC, as applicable, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of BancorpSouth Common Stock pursuant to this Agreement and (f) approval for listing of BancorpSouth Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by BancorpSouth of this Agreement and (2) the consummation by BancorpSouth of the Merger and the other transactions contemplated hereby.

         5.5. Reports. BancorpSouth and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for matters disclosed pursuant to Section 5.16 and normal examinations conducted by a Regulatory Agency in the regular course of the business of BancorpSouth and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of BancorpSouth, investigation into the business or operations of BancorpSouth or any of its Subsidiaries since December 31, 1996. Except for matters disclosed pursuant to Section 5.16, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of BancorpSouth or any of its Subsidiaries.

         5.6. Financial Statements. BancorpSouth has previously made available to the Company copies of (i) the consolidated balance sheets of BancorpSouth and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1997, inclusive, as reported in BancorpSouth's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to BancorpSouth, and (ii) the unaudited consolidated balance sheet of BancorpSouth and its Subsidiaries as of March 31, 1998, and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three months ended March 31, 1998, as reported in BancorpSouth's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the SEC under the Exchange Act (collectively, the "BancorpSouth Financial Statements") (and will provide to the Company as soon as available the statements referred to in clause (ii) for the quarter ending June 30, 1998). The December 31, 1997 consolidated balance sheet of BancorpSouth (including the related notes, where applicable) fairly presents the consolidated financial position of BancorpSouth and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section
5.6 (including the related notes, where applicable) fairly present and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of BancorpSouth and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of BancorpSouth and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         5.7. Broker's Fees. Neither BancorpSouth nor any Subsidiary of BancorpSouth, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement.

         5.8. Absence of Certain Changes or Events. Except as may be disclosed in any BancorpSouth Report (as defined in Section 5.12) filed with the SEC prior to the date of this Agreement, since December 31, 1997, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on BancorpSouth.

         5.9. Legal Proceedings.

                  (a) Except as set forth in BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 1997 or as disclosed pursuant to
Section 5.16 hereto, neither BancorpSouth nor any of its Subsidiaries is a party to any and there are no pending or, to BancorpSouth's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BancorpSouth or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Stock Option Agreement.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon BancorpSouth, any of its Subsidiaries or the assets of BancorpSouth or any of its Subsidiaries.

         5.10. Taxes. Except as set forth in Section 5.10 of BancorpSouth Disclosure Schedule, each of BancorpSouth and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the BancorpSouth Financial Statements (in accordance with GAAP) for all Taxes shown to be due on such Tax Returns. Except as set forth in Section 5.10 of BancorpSouth Disclosure Schedule, as of the date hereof, neither BancorpSouth nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and as of the date hereof, with respect to each taxable period of BancorpSouth and its Subsidiaries, the federal and state income Tax Returns of BancorpSouth and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review. There are no liens with respect to Taxes upon any of the assets of BancorpSouth or its Subsidiaries. Deferred Taxes of the BancorpSouth and its Subsidiaries have been provided for in accordance with GAAP.

         5.11. Employees.

                  (a) Section 5.11(a) of BancorpSouth Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "BancorpSouth Plans") by BancorpSouth, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "BancorpSouth ERISA Affiliate"), all of which together with BancorpSouth would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of BancorpSouth, any Subsidiary or any BancorpSouth ERISA Affiliate.

                  (b) Each of BancorpSouth Plans is in compliance with the applicable provisions of the Code and ERISA; each of BancorpSouth Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received or is in the process of obtaining a favorable determination letter from the IRS and to the knowledge of BancorpSouth, nothing has occurred which could reasonably be expected to result in the revocation of such letter; or refusal by the IRS to issue such a letter, no BancorpSouth Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither BancorpSouth nor any BancorpSouth ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a BancorpSouth Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of BancorpSouth no proceedings have been instituted to terminate any BancorpSouth Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in
Section 4043(c) of ERISA, has occurred with respect to any BancorpSouth Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no condition exists that presents a material risk to BancorpSouth of incurring a liability to or on account of a BancorpSouth Plan pursuant to Title IV of ERISA; no BancorpSouth Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no BancorpSouth Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or, to the knowledge of BancorpSouth, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of BancorpSouth Plans or any trusts related thereto.

         5.12. SEC Reports. BancorpSouth has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1996 by BancorpSouth with the SEC pursuant to the

Securities Act of 1933 (the "Securities Act") or the Exchange Act (the "BancorpSouth Reports") and (b) communication mailed by BancorpSouth to its shareholders since December 31, 1996, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. BancorpSouth has timely filed all BancorpSouth Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all BancorpSouth Reports complied with the published rules and regulations of the SEC with respect thereto.

         5.13. BancorpSouth Information. The information relating to BancorpSouth and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

         5.14. Compliance with Applicable Law. BancorpSouth and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and other than matters addressed by
Section 5.16 have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BancorpSouth or any of its Subsidiaries and neither BancorpSouth nor any of its Subsidiaries has received notice, and BancorpSouth does not know, of any violations of any of the above.

         5.15. Ownership of Company Common Stock; Affiliates and Associates. As of the date hereof, neither BancorpSouth nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

         5.16. Agreements with Regulatory Agencies. Except as disclosed to the Company orally or in writing, neither BancorpSouth nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "BancorpSouth Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has BancorpSouth or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any BancorpSouth Regulatory Agreement.

         5.17. Environmental Matters.

                  (a) Each of BancorpSouth and its Subsidiaries and, to the knowledge of BancorpSouth, each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all Environmental Laws;

                  (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of BancorpSouth, threatened, before any Governmental Entity or other forum in which BancorpSouth, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant
(x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by BancorpSouth or any of its Subsidiaries, any Participation Facility or any Loan Property;

                  (c) To the knowledge of BancorpSouth during the period of (x) BancorpSouth's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) BancorpSouth's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) BancorpSouth's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of BancorpSouth, prior to the period of (x) BancorpSouth's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) BancorpSouth's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) BancorpSouth's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

                  (d) The following definitions apply for purposes of this
Section 5.17: (x) "Loan Property" means any property in which BancorpSouth or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which BancorpSouth or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

         5.18. Approvals. As of the date of this Agreement, BancorpSouth knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

         5.19. Loan Portfolio.

                  (a) Except as set forth in Section 5.19 of BancorpSouth Disclosure Schedule, neither BancorpSouth nor any of its Subsidiaries is a party to any written or oral Loan, other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of May 31, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision. Section 5.19 of BancorpSouth Disclosure Schedule sets forth all Loans in original principal amounts in excess of $100,000 of BancorpSouth or any of its Subsidiaries that were as of May 31, 1998, classified as "Doubtful" or "Loss", or words of similar import.

                  (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         5.20. Property. Each of BancorpSouth and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, and which are reflected on the consolidated statement of financial condition of BancorpSouth as of December 31, 1997 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,
(iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which BancorpSouth or any Subsidiary of BancorpSouth, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither BancorpSouth nor any of its Subsidiaries nor, to the knowledge of BancorpSouth, any other party thereto is in default thereunder.

         5.21. Accounting for the Merger; Reorganization. As of the date of this Agreement, BancorpSouth has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.


                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         6.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement and the Stock Option Agreement or with the prior written consent of BancorpSouth, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement and the Stock Option Agreement or as consented to in writing by BancorpSouth, the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) declare or pay any dividends on, or make other distributions in respect of any of its capital stock during any period; provided, however, that the Company may declare and pay a single cash dividend immediately prior to the Effective Time of $2.25 per share for the Company's 1998 fiscal year.

                  (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of Company Common Stock (x) upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans or in accordance with past practices with respect to the Company's employee stock ownership and 401(k) plan, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms or (y) pursuant to the Stock Option Agreement;

                  (c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

                  (d) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate, facilitate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make a takeover proposal; provided, however, that the Company may communicate information about any such takeover proposal to its shareholders if, in the judgment of the Company's Board of Directors, based upon the written advice of outside counsel addressed to the Company and BancorpSouth, such communication is required under applicable law, provided further, however, that the Company may, and may authorize and permit its officers, directors, employees or agents to,
(i) provide or cause to be provided such information, and (ii) participate in such discussions or negotiations, if in the judgment of the Company's Board of Directors, based upon the written advice of outside counsel addressed to the Company and BancorpSouth, the failure to do so would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than BancorpSouth with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.1(d). The Company will notify BancorpSouth immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly (within 24 hours) inform BancorpSouth in writing of all of the relevant details with respect to the foregoing including the material terms and conditions of such request or takeover proposal and the identity of the person or group making such request or proposal. The Company will keep BancorpSouth fully informed of the status and details (including amendments or proposed amendments) of any such request or takeover proposal. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement and the Stock Option Agreement;

                  (e) make any capital expenditures other than those which are set forth in Section 6.1 of the Company Disclosure Schedule or (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $100,000 in the aggregate, or except as necessary to comply with regulatory guidelines or requirements;

                  (f) enter into any new line of business or cease to carry on their respective businesses in the ordinary course of business consistent with past practices;

                  (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, or which could reasonably be expected to impede or delay consummation of the Merger, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

                  (h) except as contemplated by Article III hereto, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                  (i) change its methods of accounting in effect December 31, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

                  (j) except as set forth in Section 7.7 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code,
(i) adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or (ii) except for normal increases and the payment of incentive compensation to Opelika officers and to Opelika mortgage originators and processors, in each case in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares).

                  (k) take or permit to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a reorganization under Section 368(a) of the Code;

                  (l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements, other than sales of investment securities of Opelika in accordance with prudent asset/liability management practices;

                  (m) other than in the ordinary course of business consistent with past practice (it being acknowledged that such practices have included borrowings from the Federal Home Loan Bank), incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (n) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

                  (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date, or amend or waive the provisions of any confidentiality or standstill agreement to which the Company or any of its affiliates is a party as of the date hereof;

                  (p) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

                  (q) enter into any Loans in an original principal amount in excess of $2,000,000; or

                  (r) agree or commit to do any of the foregoing.

         6.2. Covenants of BancorpSouth. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, BancorpSouth shall not, and shall not permit any of its Subsidiaries to:

                  (a) except as contemplated by Article III hereto, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this

Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                  (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval;

                  (c) change its methods of accounting in effect at December 31, 1997, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by BancorpSouth's independent auditors;

                  (d) take or permit to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a reorganization under Section 368(a) of the Code;

                  (e) take any action, including entering into any agreement with any other party, the effect of which would be to require BancorpSouth to authorize additional shares of BancorpSouth common stock in order to fulfill both BancorpSouth's obligations to Company pursuant to this Agreement and obligations to any such other party pursuant to any such agreement;

                  (f) take any action that would unreasonably interfere with the operations or the customers of the Company or Opelika, jeopardize the business of the Company or Opelika, including the contacting of Opelika customers or, take any action that would usurp opportunities belonging to the Company or Opelika; and

                  (g) agree or commit to do any of the foregoing.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

         7.1. Regulatory Matters.

                  (a) BancorpSouth and the Company shall promptly prepare and file with the SEC the Proxy Statement, and BancorpSouth shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and BancorpSouth shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its shareholders. BancorpSouth shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

                  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). The Company and BancorpSouth shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or BancorpSouth, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (c) BancorpSouth and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BancorpSouth, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                  (d) BancorpSouth and the Company shall promptly furnish each other with copies of written communications received by BancorpSouth or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         7.2.     Access to Information.

                  (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives (each, a "Representative") of the other party, access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. In addition, the Company and Opelika shall permit a Representative of BancorpSouth to have access to the premises and observe the operations of the Company or Opelika, as the case may be, without interfering with the operations of the Company or Opelika and only during normal business hours and to attend each meeting of their respective Boards of Directors and committees thereof (other than during discussions regarding this Agreement, the Stock Option Agreement, and the transactions contemplated hereby and thereby). Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers or its relationship with such customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Such party shall identify the nature of the limitation on access and disclosure, and the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) All information furnished to BancorpSouth pursuant to
Section 7.2(a) shall be subject to, and BancorpSouth shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement dated August 10, 1998 (the "Confidentiality Agreement"), between BancorpSouth and the Company. The Company shall have the same obligations to BancorpSouth under the Confidentiality Agreement with respect to information furnished to the Company pursuant to Section 7.2(a) as if the Company were the receiving party under such Confidentiality Agreement.

                  (c) Notwithstanding anything in the Confidentiality Agreement or any other agreement to the contrary, no provision of the Confidentiality Agreement or investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein and the parties shall remain responsible for the same.

         7.3. Shareholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

         7.4. Legal Conditions to Merger. Each of BancorpSouth and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts
(a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or BancorpSouth or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

         7.5. Affiliates. Each of BancorpSouth and the Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5(a) hereto (in the case of affiliates of BancorpSouth) or Exhibit 7.5(b) hereto (in the case of affiliates of the Company).

         7.6. Stock Exchange Listing. BancorpSouth shall make all filings required of it to cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

         7.7. Employee Benefit Plans; Existing Agreements.

                  (a) As of the Effective Time, the employees of the Company and its Subsidiaries (the "Company Employees") shall be eligible to participate in BancorpSouth's employee benefit plans in which similarly situated employees of BancorpSouth or BancorpSouth Bank participate, to the same extent as similarly situated employees of BancorpSouth or BancorpSouth Bank (it being understood that inclusion of Company Employees in BancorpSouth's employee benefit plans may occur at different times with respect to different plans).

                  (b) With respect to each BancorpSouth Plan that is an "employee benefit plan," as defined in Section 3(3)of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits or 401(k) eligibility), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with BancorpSouth; provided; however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each BancorpSouth Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of BancorpSouth Plan.

                  (c) As of the Effective Time, BancorpSouth shall assume and honor and shall cause the appropriate Subsidiaries of BancorpSouth to assume and to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule.

                  (d) BancorpSouth and the Company agree to cooperate and take all reasonable actions to effect the merger of any employee benefit plan that is intended to be qualified under Section 401(a) of the Code into the appropriate tax-qualified retirement plan of BancorpSouth after the Merger is completed, so that such plan merger satisfies the requirements of Section 414(l) of the Code; provided, however, that BancorpSouth shall not be obligated to effect such a merger of a plan unless such plan is fully funded under Section 412 of the Code and Section 302 of ERISA, to the extent applicable, and the merger would not jeopardize the tax-qualified status of any BancorpSouth Plan.

         7.8.     Indemnification.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, BancorpSouth shall indemnify and hold harmless, as and to the extent permitted by law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth; provided, however, that (1) BancorpSouth shall have the right to assume the defense thereof and upon such assumption BancorpSouth shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BancorpSouth elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between BancorpSouth and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth, and BancorpSouth shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) BancorpSouth shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) BancorpSouth shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) BancorpSouth shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify BancorpSouth thereof, provided that the failure to so notify shall not affect the obligations of BancorpSouth under this
Section 7.8 except to the extent such failure to notify materially prejudices BancorpSouth. BancorpSouth's obligations under this
Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time.

                  (b) BancorpSouth shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that BancorpSouth may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall BancorpSouth be required to expend on an annual basis more than 125% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if BancorpSouth is unable to maintain or obtain the insurance called for by this Section 7.8(b), BancorpSouth shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                  (c) In the event BancorpSouth or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of BancorpSouth assume the obligations set forth in this section.

                  (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         7.9. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BancorpSouth.

         7.10. [INTENTIONALLY OMITTED].

         7.11. Stock Option Agreement. Contemporaneously with the execution and delivery of this Agreement, the Company and BancorpSouth shall execute and deliver the Stock Option Agreement.

         7.12. Data Processing Conversion. BancorpSouth shall take all steps necessary and appropriate to cause a smooth, orderly data processing conversion in connection with the consummation of the Merger and shall initiate appropriate training of Company and Opelika personnel sufficiently in advance of the Effective Time to permit Company and Opelika personnel to continue the operations of the Company and Opelika without undue interruption after the Merger. Company and Opelika personnel shall cooperate fully with BancorpSouth in its efforts to provide the training required by this Section 7.12.

         7.13 Publication of Combined Results. As soon as practical after the date that thirty days of combined financial results of the Company and BancorpSouth are available, BancorpSouth shall publish such results by press release or the making of an appropriate filing under the Exchange Act.

         7.14 BancorpSouth Board Approval. The appropriate officers of BancorpSouth shall take all action necessary to have the ratification, approval, and adoption of this Agreement and the transactions contemplated hereby to be considered by the BancorpSouth Board of Directors at its August 26, 1998 board meeting.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         8.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approvals. This Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company under applicable law.

                  (b) Listing of Shares. The shares of BancorpSouth Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                  (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

         8.2. Conditions to Obligations of BancorpSouth. The obligation of BancorpSouth to effect the Merger is also subject to the satisfaction or waiver by BancorpSouth at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 4.2) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in Section 4.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. BancorpSouth shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BancorpSouth shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                  (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                  (d) Federal Tax Opinion. BancorpSouth shall have received an opinion from Waller Lansden Dortch & Davis, PLLC, counsel to BancorpSouth ("BancorpSouth's Counsel"), in form and substance reasonably satisfactory to BancorpSouth, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                           (i) No gain or loss will be recognized by
                  BancorpSouth or the Company as a result of the Merger;

                           (ii) No gain or loss will be recognized by the
                  shareholders of the Company who exchange all of their Company Common Stock solely for BancorpSouth Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BancorpSouth Common Stock); and

                           (iii) The aggregate tax basis of BancorpSouth Common
                  Stock received by shareholders who exchange all of their Company Common Stock solely for BancorpSouth Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

                  In rendering such opinion, BancorpSouth's Counsel may require and shall be entitled to rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, the Company and others, reasonably satisfactory in form and substance to such counsel.

                  (e) Employment Agreement. William C. Kent shall have entered into a written employment agreement with BancorpSouth containing non-competition provisions satisfactory to BancorpSouth in its reasonable discretion.

                  (f) Legal Opinion. BancorpSouth shall have received an opinion from Jenkens & Gilchrist, in form and substance reasonably satisfactory to BancorpSouth, dated the Effective Time, relating to the enforceability of this Agreement and such other matters as BancorpSouth may reasonably request; provided, however, that as to matters of Alabama law, Jenkens & Gilchrist may rely upon an opinion of Alabama counsel addressed to it or may cause such opinion to be issued directly to BancorpSouth.

                  (g) Pooling Treatment. BancorpSouth shall be satisfied that the Merger may be accounted for using the "pooling of interests" accounting method.

                  (h) Board Approval. This Agreement and the transactions contemplated hereby shall have been ratified, approved, and adopted by the Boards of Directors of both BancorpSouth and BancorpSouth Bank.

         8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of BancorpSouth set forth in this Agreement (other than those set forth in Section 5.2) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of BancorpSouth set forth in Section 5.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the principal financial officer of BancorpSouth to the foregoing effect.

                  (b) Performance of Obligations of BancorpSouth. BancorpSouth shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the principal financial officer of BancorpSouth to such effect.

                  (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                  (d) Federal Tax Opinion. The Company shall have received an opinion from Jenkens & Gilchrist (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                            (i) No gain or loss will be recognized by
                  BancorpSouth or the Company as a result of the Merger;

                           (ii) No gain or loss will be recognized by the
                  shareholders of the Company who exchange all of their Company Common Stock solely for BancorpSouth Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BancorpSouth Common Stock); and

                           (iii) The aggregate tax basis of BancorpSouth Common
                  Stock received by shareholders who exchange all of their Company Common Stock solely for BancorpSouth Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

                  In rendering such opinion, the Company's Counsel may require and shall be entitled to rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, the Company and others, reasonably satisfactory in form and substance to such counsel.

                  (e) Fairness Opinion. Prior to the mailing of Proxy Statement, the Company shall have received an opinion from Alex Sheshunoff & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger is fair to the shareholders of the Company from a financial point of view.

                  (f) Legal Opinion. The Company shall have received an opinion from BancorpSouth's Counsel, in form and substance reasonably satisfactory to the Company, dated the Effective Time, relating to the enforceability of this Agreement, the validity of the shares of BancorpSouth Common Stock to be issued in the Merger, and such other matters as the Company may reasonably request; provided, however, that as to matters of Mississippi law, BancorpSouth's

Counsel may rely on an opinion of Mississippi counsel addressed to it or may cause such opinion to be issued directly to the Company.


                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

         9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of both the Company and
BancorpSouth:

                  (a) by mutual consent of the Company and BancorpSouth in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                  (b) By either BancorpSouth or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

                  (c) by either BancorpSouth or the Company if the Merger shall not have been consummated on or before June 30, 1999 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                  (d) by either BancorpSouth or the Company (provided that the Company may not terminate if it is in material breach of any of its obligations under Section 7.3) if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

                  (e) by either BancorpSouth or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if any of the representations or warranties set forth in this Agreement on the part of the other party shall be untrue or incorrect in any material respect, which is not cured within thirty days following written notice to the party making such representation, or which, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the representation or warranty, together with all other representations and warranties that are untrue or incorrect, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a representation or warranty by the Company) or Section 8.3(a) (in the case of a representation or warranty by BancorpSouth);

                  (f) by either BancorpSouth or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

                  (g) by BancorpSouth, (i) if the condition set forth on Section 8.2(h) is not satisfied, (ii) if the Board of Directors of the Company shall have failed to recommend in the Proxy Statement that the Company's shareholders approve and adopt this Agreement, or shall have withdrawn, modified or changed in a manner adverse to BancorpSouth its approval or recommendation of this Agreement and the transactions contemplated hereby, or (iii) as provided in
Section 1.10 hereof;

         9.2. Effect of Termination. In the event of termination of this Agreement by either BancorpSouth or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement, it being understood that a failure to obtain the approvals referred to in Section 8.2(h) shall not constitute a breach of this Agreement by BancorpSouth or BancorpSouth Bank.

         9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Central Standard Time) on the first day which is (a) the last business day of month, (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing), and (iii) subject to the satisfaction of 10.1 (b) December 31, 1998 (the "Closing Date"), at Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Suite 2100, Nashville, Tennessee 37219, or at such other time, date and place as is agreed to by the parties hereto.

         10.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Stock Option Agreement which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         10.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Without limiting the foregoing, the Company shall be solely responsible for the compensation, if any, owed to the financial advisor referred to in Section 4.7 hereof.

         10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a)      if to BancorpSouth, to:

                             BancorpSouth, Inc.
                             One Mississippi Plaza
                             Tupelo, Mississippi  38801
                             Attention: Aubrey B. Patterson
                             Facsimile: 601/680-2006

                             with a copy (which shall not constitute notice) to:

                             Waller Lansden Dortch & Davis
                             A Professional Limited Liability Company
                             511 Union Street, Suite 2100
                             Nashville, Tennessee 37219
                             Attention: Ralph W. Davis, Esq.
                             Facsimile: 615/244-6804

                             and

                    (b)      if to the Company, to:

                             The First Corporation
                             457 South 10th Street
                             Opelika, Alabama 36801
                             Attention: Joseph L. Dean, Jr.
                             Facsimile: 334/749-5857
                             with a copy (which shall not constitute notice) to:

                             Jenkens & Gilchrist, A Professional Corporation Fountain Place
                             1445 Ross Avenue, Suite 3200
                             Dallas, Texas 75202
                             Attention: Carolyn V. Kelly, Esq.
                             Facsimile: 214/855-4300

         10.5. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated in such specific provision. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 12, 1998.

         10.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.7. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Stock Option Agreement.

         10.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without regard to its principles of conflicts of laws.

         10.9. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.11. Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither BancorpSouth nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which such consent shall not be unreasonably withheld.

         10.12. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.



                         [NEXT PAGE IS SIGNATURE PAGE.]

         IN WITNESS WHEREOF, BancorpSouth and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written for themselves and their respective Subsidiaries.

                                  BANCORPSOUTH, INC.




                                  By:    /s/ Aubrey B. Patterson
                                         ---------------------------------------
                                  Name:  Aubrey B. Patterson
                                  Title: Chairman and Chief Executive Officer


                                  THE FIRST CORPORATION





                                  By:    /s/ William C. Kent
                                         ---------------------------------------
                                  Name:  William C. Kent
                                  Title: President

                                                                         ANNEX B

                                 CODE OF ALABAMA

                         ARTICLE 13. DISSENTERS' RIGHTS


Section 10-2B-13.01.  Definitions

         (1) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

         (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

         (4) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (8) "Shareholder" means the record shareholder or the beneficial shareholder.


Section 10-2B-13.02.  Right to dissent

         (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

                  (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by
         Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
         Section 10-2B-11.04;

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                  (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

                           (i) Alters or abolishes a preferential right of the
                  shares;

                           (ii) Creates, alters, or abolishes a right in respect
                  of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                           (iii) Alters or abolishes a preemptive right of the
                  holder of the shares to acquire shares or other securities;

                           (iv) Excludes or limits the right of the shares to
                  vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                           (v) Reduces the number of shares owned by the
                  shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


Section 10-2B-13.03. Dissent as to fewer than all shares held -- Beneficial owners

         (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

                  (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

Section 10-2B-13.20.  Notice of rights

         (a) If proposed corporate action creating dissenters' rights under
Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
Section 10-2B-13.22.


Section 10-2B-13.21.  Requirements for exercise of rights

         (a) If proposed corporate action creating dissenters' rights under
Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and
(2) must not vote his or her shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for his or her shares under this article.


Section 10-2B-13.22.  Dissenters' notice

         (a) If proposed corporate action creating dissenters' rights under
Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

         (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

                  (1) State where the payment demand must be sent;

                  (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3) Supply a form for demanding payment;

                  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

                  (5) Be accompanied by a copy of this article.


Section 10-2B-13.23.  Duty to demand payment

         (a) A shareholder sent a dissenters' notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

         (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

         (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.


Section 10-2B-13.24.  Share restrictions

         (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

         (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

         (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

         (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.


Section 10-2B-13.25.  Offer of payment

         (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

         (b) The offer of payment must be accompanied by:

                  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

                  (2) A statement of the corporation's estimate of the fair value of the shares;

                  (3) An explanation of how the interest was calculated;

                  (4) A statement of the dissenter's right to demand payment under Section 10-2B-13.28; and

                  (5) A copy of this article.

         (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection
(a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

Section 10-2B-13.26. Failure to take action

         (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

         (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.


Section 10-2B-13.27.  Reserved.


Section 10-2B-13.28. Procedure if shareholder dissatisfied with corporation's offer or failure to perform

         (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under
Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

                  (1) The dissenter believes that the amount offered under
         Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

                  (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

                  (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

         (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.


Section 10-2B-13.30.  Commencement of proceedings

         (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

         (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

         (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
(d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

         (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.


Section 10-2B-13.31.  Court costs and counsel fees

         (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

         (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

                  (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Section 10-2B-13.32. Powers of corporation as to shares acquired pursuant to payment

         Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

                                                                         ANNEX C

            [Letterhead of Alex Sheshunoff & Co. Investment Banking]


                                November 19, 1998


Board of Directors
The First Corporation
414 South Seventh Street
Opelika, Alabama   36803

Members of the Board:

You have requested an update to our oral opinion delivered on August 12, 1998 and written opinion as of October 30 as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of The First Corporation, Opelika, Alabama ("First Corporation") of the Exchange Ratio in the proposed merger between First Corporation and BancorpSouth, Inc., Tupelo, Mississippi, ("Bancorp"). The shares will be exchanged pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated August 12, 1998. Pursuant to the Merger Agreement, Bancorp shall cause First Corporation to be merged with and into Bancorp. In consideration of the merger, Bancorp has offered to exchange $40,600,000 in shares of its common stock for the outstanding shares of First Corporation common stock. The actual number of Bancorp shares to be exchanged for each share of First Corporation stock may fluctuate between 7.7043 and 10.4235 as a result of changes in an average price for Bancorp stock as set forth in the Merger Agreement.

Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes.

In connection with our opinion, we have, among other things:

         1. Reviewed Call Report information as of December 1997 and June 30, 1998 for First Corporation;

         2. Reviewed internal financial and other operating information provided by First Corporation;

         3. Conducted conversations with executive management regarding recent and projected financial performance of First Corporation;

         4. Compared First Corporation's recent operating results with those of certain other banks in the Southeast region of the United States which have recently been acquired;

         5. Compared First Corporation's recent operating results with those of certain other banks in Alabama which have recently been acquired;

         6. Compared the pricing multiples for the value to be received by the stockholders of First Corporation in the Merger to those of certain other banks in Alabama which have recently been acquired;

         7. Compared the pricing multiples for the value to be received by the stockholders of First Corporation in the Merger to those of certain other banks in the Southeast region of the United States which have recently been acquired;

         8. Performed an affordability analysis based on the projections of earnings, based upon management's assumptions, for the combined entity subsequent to the Merger;

         9. Reviewed the historical stock price and trading volume of Bancorp common stock and the lack of any active market for the common stock of First Corporation;

         10. Compared Bancorp's financial characteristics with certain other banking organizations located in the Southeast region of the United States, and;

         11.      Performed such other analyses as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by First Corporation for the purposes of this opinion. In addition, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information We have not made an independent evaluation of the assets or liabilities of First Corporation or Bancorp, nor have we been furnished with any such appraisals. We did not visit Bancorp and have relied upon publicly available financial information concerning Bancorp and the market performance of its stock.

We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. We have assumed that both First Corporation and Bancorp have received all required regulatory approvals necessary to consummate the Merger without conditions that will materially impact the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio contained in the Merger to the holders of First Corporation's common stock. Moreover, this letter, and the opinion expressed herein, do not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of First Corporation and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view to the stockholders of First Corporation.

                                Very truly yours,



                                /s/ ALEX SHESHUNOFF & CO.
                                    INVESTMENT BANKING

                                                                         ANNEX D


         THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED

         STOCK OPTION AGREEMENT, dated as of August 12, 1998, between The First Corporation, an Alabama corporation ("Issuer"), and BancorpSouth, Inc., a Mississippi corporation ("Grantee").

                              W I T N E S S E T H:

         WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"); and

         WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 47,822 fully paid and nonassessable shares of Issuer's Common Stock, $0.05 par value ("Common Stock"), at a price of $125.00 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. All shares of Common Stock shall be issued from shares to which the preemptive rights granted by the Restated Articles of Incorporation of the Issuer do not apply.

                  (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

         2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 9.1(f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 9.1(g) of the Merger Agreement; or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 9.1(f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 9.1(g) of the Merger Agreement. The term "Holder" shall mean the Grantee or any future holder or holders of the Option.

                  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                           (i) Issuer or any of its Subsidiaries (each an
                  "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean with respect to any person except Grantee or any Grantee subsidiary
                  (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction;

                           (ii) Issuer or any Issuer Subsidiary, without having
                  received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

                           (iii) Any person other than Grantee, any Grantee
                  Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in
                  Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                           (iv) Any person other than Grantee or any Grantee
                  Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                           (v) After an overture is made by a third party to
                  Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach
                  (x) would
                  entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

                           (vi) Any person other than Grantee or any Grantee
                  Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                  (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                           (i) The acquisition by any person of beneficial
                  ownership of 25% or more of the then outstanding Common Stock; or

                           (ii) The occurrence of the Initial Triggering Event
                  described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

                  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

                  (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                  (f) At the closing referred to in subsection (e) of this
Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

                  (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                  (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                           "The transfer of the shares represented by this
                  certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

                  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

         3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss.ss. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this

Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

         6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by
reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

         7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

                  (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option

Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing

                  (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

         8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                  (b)      The following terms have the meanings indicated:

                           (1) "Acquiring Corporation" shall mean (i) the
                  continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                           (2) "Substitute Common Stock" shall mean the common
                  stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                           (3) "Assigned Value" shall mean the Market/Offer
                  Price, as defined in Section 7.

                           (4) "Average Price" shall mean the average closing
                  price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale;

                  provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

                  (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

         9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                  (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for

Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

         10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

         11. Issuer hereby represents and warrants to Grantee as follows:

                  (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer and is enforceable against Issuer in accordance with its terms.

                  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

         12. Grantee hereby represents and warrants to Issuer that:

                  (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                  (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

         13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

         14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to authorize for quotation the shares of Common Stock issuable hereunder on any exchange or market on which the shares of Issuer may be listed upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

         15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

         16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in
Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

         18. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         19. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.


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                                      D-11
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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                THE FIRST CORPORATION



                                BY:    /s/   William C. Kent
                                       -----------------------------------------
                                Name:  William C. Kent
                                Title: President


                                BANCORPSOUTH, INC.



                                BY:    /s/   Aubrey B. Patterson
                                       -----------------------------------------
                                Name:  Aubrey B. Patterson
                                Title: Chairman and Chief Executive Officer






                                      D-12